UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

ROYAL HAWAIIAN ORCHARDS, L.P.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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Royal Hawaiian Orchards, L.P.

c/o Royal Hawaiian Resources, Inc.

390 Interlocken Crescent, Suite 350

Broomfield, Colorado 80021

(303) 339-0500

March 30, 2018

NOTICE OF LIMITED PARTNER ACTION BY WRITTEN CONSENT

TO THE LIMITED PARTNERS OF ROYAL HAWAIIAN ORCHARDS, L.P.:

The attached information statement is being furnished to the holders of record as of March 14, 2018, of depositary units representing Class A units of limited partnership interests (“Units”) of Royal Hawaiian Orchards, L.P. (the “Partnership,” “we,” “our,” or “us”), by Royal Hawaiian Resources, Inc., the Partnership’s general partner. On March 14, 2018, upon the recommendation of the Partnership’s general partner, limited partners holding approximately 18,893,765 Units, or approximately 85%, of our outstanding Units, adopted resolutions by majority written consent in lieu of a meeting of limited partners approving amendments to our Amended and Restated Agreement of Limited Partnership (“Partnership Agreement”) authorizing the general partner to effect pro rata splits and combinations of partnership interests, including reverse splits. In conjunction with the adoption of the amendments, the board of directors of the general partner authorized a reverse split (the “Reverse Split”) of our Units on the basis of one post-split Unit for each 2,000 pre-split Units outstanding. Limited partners entitled to fractional Units as a result of the Reverse Split will receive cash payments in lieu of such fractional Units. Accordingly, limited partners owning less than 2,000 Units immediately before the Reverse Split will have a fractional Unit of less than one whole Unit after the split. Such limited partners will have their Units cancelled post-split and, in lieu of fractional Units, will be entitled to receive a cash payment for each such Unit owned before the Reverse Split. To the extent any limited partner, including any affiliated limited partner, owns a number of pre-split Units that is greater than 2,000 but is not evenly divisible by 2,000, then the fractional Units of such limited partner would also be cashed out.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

There are no appraisal or dissenters rights in connection with any of the matters discussed in the information statement.

You are urged to read the accompanying information statement carefully in its entirety. It describes the terms of the actions taken by the limited partners and important information about our Partnership Agreement and the Reverse Split.

THIS IS NOT A NOTICE OF A MEETING OF LIMITED PARTNERS AND NO LIMITED PARTNERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

By Order of the Board of Directors of Royal Hawaiian Resources, Inc.

/s/ Bradford C. Nelson
President of Royal Hawaiian Resources, Inc.
Managing General Partner of
Royal Hawaiian Orchards, L.P.

Royal Hawaiian Orchards, L.P.

c/o Royal Hawaiian Resources, Inc.

390 Interlocken Crescent, Suite 350

Broomfield, Colorado 80021

(303) 339-0500

INFORMATION STATEMENT

This is to inform you that holders of a majority of the outstanding depositary units representing Class A units of limited partnership interests (“Units”) of Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“RHO,” the “Partnership,” “we,” “our” or “us”), have adopted resolutions by majority written consent in lieu of a meeting in accordance with Section 6.8 of RHO’s Amended and Restated Agreement of Limited Partnership dated October 1, 2012, as amended on November 1, 2013 and February 15, 2017 (the “Partnership Agreement”), and Section 17-302(e) of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) authorizing amendments of the Partnership Agreement, and in connection with the adoption of the amendments, Royal Hawaiian Resources, Inc., the Partnership’s sole general partner (the “Managing Partner”), approved a reverse split transaction.

The board of directors of our Managing Partner (the “Board”) has determined that it would be in the Partnership’s best interest to effect a “going private” transaction. Accordingly, on March 6, 2018, the Board approved a one for 2,000 Reverse Split of our Units, with holders of fractional Units after effecting the split to receive cash for such fractional Units (the “Reverse Split”), subject to approval by the limited partners of amendments to the Partnership Agreement (i) authorizing the Managing Partner to effect pro rata splits and combinations of partnership interests, including reverse splits, and (ii) eliminating the requirement for Units to be represented by certificates (the “Amendments”). On March 14, 2018, limited partners owning approximately 18,893,765 Units, or approximately 85% of our outstanding Units (and thus a majority of the voting power), adopted written consent resolutions approving the Amendments. This consent was sufficient to approve the Amendments under the Partnership Agreement and the Delaware Act.

Following the effectiveness of the Reverse Split, the Partnership intends to deregister the Units, which will suspend our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the Reverse Split is to reduce the number of record and beneficial holders of our Units in order to significantly reduce the operational costs of the Partnership and to enable us to deregister the Units, which will allow us to cease being subject to the reporting requirements of the federal securities laws.

As of March 14, 2018, the record date for limited partners to receive information concerning the Reverse Split and the Amendments (the “Record Date”), RHO had 22,200,000 Units outstanding. This information statement is being mailed on or about March 30, 2018, to the holders of record of Units as of the Record Date, and constitutes the notice of partnership action without a meeting by less than unanimous consent of the Partnership’s limited partners. Pursuant to Rule 14c-2 promulgated under the Exchange Act, the Amendments and Reverse Split will become effective no earlier than 20 calendar days following the mailing of this information statement to the limited partners of the Partnership.

NO APPRAISAL RIGHTS

Under the Partnership Agreement and the Delaware Act, limited partners have no appraisal or dissenters’ rights in connection with the Amendments or the Reverse Split.

NO VOTE REQUIRED

We are not soliciting consents to approve the Amendments and the Reverse Split. All necessary Partnership approvals have been obtained. This information statement is being furnished to all our limited partners pursuant to Section 14(c) of the Exchange Act and the rules promulgated thereunder solely for the purpose of informing limited partners of these Partnership actions before they take effect.

The date of this information statement is March 30, 2018.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET	- 3 -

SPECIAL FACTORS	- 8 -

GENERAL INFORMATION ABOUT THE amendments and REVERSE SPLIT	- 25 -

INFORMATION ABOUT THE PARTNERSHIP	- 27 -

FORWARD-LOOKING STATEMENTS	- 31 -

Delivery of Materials to Limited Partners with Shared Addresses	- 32 -

WHERE YOU CAN FIND MORE INFORMATION	- 32 -

SUMMARY TERM SHEET

The following is a summary of the material information regarding the Reverse Split and related transactions. For a more complete description of the terms and effects of the Reverse Split, you are urged to read carefully the entire information statement and the annexes to this information statement and the other documents referred to in this information statement.

Reverse Split Amendment; Going Private

The Board of the Managing Partner approved the Amendments and the Reverse Split on March 6, 2018. The Amendments were subsequently approved by the written consent of limited partners who collectively hold, directly or indirectly, approximately 85% of the issued and outstanding Units of the Partnership (collectively, the “Principal Holders”). The Principal Holders include Fred and Mary Wilkie Ebrahimi (the “Ebrahimis”) and other entities controlled by the Ebrahimis, who collectively currently own 77.4% (the Ebrahimis and the entities they control are referred to as the “Ebrahami Holders”), and Barry W. Blank and the Barry W. Blank Living Trust, who together currently own 7.8% of the Units (together, the “Blank Holders”). See the information under the caption Information About the Partnership – Security Ownership of Certain Beneficial Owners and Management in this information statement. Approval of the Amendments by the Principal Holders allows the Partnership to effectuate the Reverse Split.

Following the Reverse Split, we expect to have fewer than 300 record holders, and we intend to deregister our Units with the U.S. Securities and Exchange Commission (the “SEC”). Immediately upon filing our certification and notice of termination of registration under the Exchange Act with the SEC, we will no longer be required to file annual, quarterly and current reports on Forms 10-K, 10-Q, and 8-K with the SEC. Beginning 90 days after such filing, the deregistration of our Units will be effective, and we will no longer be required to file any other Exchange Act reports and the directors and officers of our Managing Partner and limited partners holding 10% or more of our Units will no longer be required to file reports with the SEC relating to their transactions in our Units. We expect that any trading in our Units would continue only in privately negotiated sales. See the information under the captions Special Factors—Purposes of and Reasons for the Reverse Split and the Amendments and General Information about the Amendments and Reverse Split—Termination of Exchange Act Registration in this information statement.

Purpose of Reverse Split

The primary purpose of the Reverse Split is to reduce the number of beneficial holders of our Units to fewer than 300. This will reduce the cost burdens associated with tax reporting for our limited partners and allow us to terminate the registration of our Units with the SEC, thereby eliminating the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act.

Effect of Reverse Split on Units

We presently have 22,200,000 units outstanding. As of the Record Date, there were 558 record holders of the Units. We estimate that after the Reverse Split is effected, the number of Units outstanding will be approximately the equivalent of 21,470,000 pre-split Units in the hands of less than 100 holders of record. The total number of fractional Units to be purchased from our limited partners is estimated to be the equivalent of 730,000 Units (3.3% of the outstanding Units) on a pre-split basis at a cost of approximately $1,780,000, including the return of capital to our Managing Partner for it to maintain a 1% interest in the Partnership. However, this is only an estimate, and the exact number of Units to be purchased in connection with the Reverse Split will be determined once the Reverse Split is effective. See Special Factors—Effects of the Reverse Split.

Effect of Reverse Split on Limited Partners

●

Limited partners who hold fewer than 2,000 Units prior to the Reverse Split will have a fractional Unit of less than one whole Unit after the split. Such limited partners will have their Units cancelled post-split and, in lieu of fractional Units, will be entitled to receive a cash payment determined in the manner described below for each such Unit owned before the Reverse Split. Such holders will cease to own any interest in the Partnership following the Reverse Split. See the information under the captions Special Factors—Effects of the Reverse Split in this information statement.

●

Limited partners holding 2000 or more Units immediately before the split will receive one Unit for each 2000 Units held, and, if applicable, any resulting post-split fractional Units consisting of less than one whole Unit will be cancelled and converted into the right to receive a cash payment for each such Unit owned before the Reverse Split. For example, to the extent any limited partner, including any affiliated limited partner, owns a number of pre-split Units that is greater than 2000 but is not evenly divisible by 2000, then the fractional Unit of such limited partner (including any affiliated limited partner) resulting from the Reverse Split would be cashed out at the price described below per pre-split Unit.

●

Upon consummation of the Reverse Split, the cash consideration to be paid to any limited partner who owns a fractional Unit consisting of less than one whole Unit after the Reverse Split will be $2.41, which is equal to 110% of the weighted average pre-split closing price per Unit as quoted on the OTCQX for the 40 trading days preceding March 19, 2018, the date of the first public filing or announcement of the plan to effect the Reverse Split. See the information under the caption Special Factors—Fairness of the Reverse Split and Special Factors—Factors Considered in Determining Fairness in this information statement.

●

After our Units have been deregistered, there may be no trading market for our Units. The Partnership may elect to repurchase Units in privately negotiated sales or in other transactions. The timing of when we seek to repurchase Units in the future will depend on a number of factors, including our financial condition, operating results and available capital at the time. For example, we may repurchase the Units of some of our continuing limited partners who, after the Reverse Split, hold relatively few Units. In addition, we may be required at various times in the future to repurchase Units in order to prevent the number of our holders of record from equaling or exceeding 300. We cannot predict the likelihood, timing or prices of such purchases and they may well occur without regard to our financial condition or available cash at the time.

Please carefully review the information under the caption Special Factors—Effects of the Reverse Split in this information statement.

Certain U.S. Federal Income Tax Consequences of the Reverse Split

A limited partner receiving cash in exchange for all of its Units in connection with the Reverse Split will generally recognize taxable capital gain or loss for U.S. federal income tax purposes, and such a limited partner may also be required to recognize taxable ordinary income or loss with respect to the cash received that is attributable to unrealized receivables or substantially appreciated inventory of the Partnership. A limited partner receiving cash in exchange for only a portion of its Units in connection with the Reverse Split may recognize taxable capital gain (but not loss) for U.S. federal income tax purposes and may also recognize taxable ordinary income or loss with respect to the cash received (if any) that is attributable to unrealized receivables or substantially appreciated inventory of the Partnership. The receipt of post-split Units in exchange for pre-split Units will not be taxable for federal income tax purposes. See the information under the caption Special Factors—Certain U.S. Federal Income Tax Consequences of the Reverse Split in this information statement. We urge you to consult with your own tax advisor with regard to the tax consequences to you of the Reverse Split, including those under any applicable state and local tax laws.

Effect of Reverse Split; Advantages and Disadvantages

After consummation of the Reverse Split, we expect our business and operations generally to continue as they are currently being conducted. See the information under the caption General Information about the Amendments and Reverse Split—Conduct of Our Business after the Reverse Split in this information statement. The Board believes that the Reverse Split may have the following advantages and disadvantages, among others:

Advantages

●

through the Reverse Split, we will be able to provide complete liquidity for our limited partners holding less than 2,000 pre-split Units at a price that represents a 10% premium over the market price and without the limited partners incurring any brokerage commissions or sales fees;

●	limited partners may have the ability to either buy or sell Units in order to determine whether to remain as limited partners or to be cashed out;

●	we estimate that the reduction in the number of beneficial holders of our Units and the deregistration of our Units, will result in annual savings of approximately $770,000 in cash before taxes;

●	we believe that we will be able to achieve reductions in overhead;

●	we will be able to reduce liability exposure of the directors and officers of our Managing Partners; and

●	we expect to gain greater operational flexibility.

See the information under the captions Special Factors—Purposes of and Reasons for the Reverse Split and the Amendments and Special Factors—Factors Considered in Determining Fairness— Supportive Factors in this information statement.

Disadvantages

●	limited partners owning fewer than 2,000 pre-split Units will not have an opportunity to liquidate their Units at a time and for a price of their choosing following effectiveness of the Reverse Split;

●

limited partners holding our Units following the Reverse Split will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our SEC filings;

●	limited partners holding our Units following the Reverse Split will likely experience a reduction in liquidity (which may be significant) and there may be no trading market at all in our Units;

●	we will incur costs associated with the transaction;

●

there is the potential for renewed applicability of public reporting requirements if continuing limited partners transfer Units in a manner that results in the Partnership having more than 500 record holders;

●	limited partners will not have any appraisal or dissenters’ rights in connection with the transaction; and

●	limited partners who receive cash may incur taxable gain or income.

See the information under the caption Special Factors—Factors Considered in Determining Fairness—Potential Disadvantages to Limited Partners of the Reverse Split in this information statement.

Fairness Determination

The Board has determined that the Reverse Split is fair to and in the best interests of our unaffiliated limited partners. See information under the caption Special Factors – Fairness of the Reverse Split and Special Factors – Factors Considered in Determining Fairness in this information statement.

Some Factors Considered by the Board in Approving the Reverse Split

In addition to the advantages and disadvantages described above, the Board considered numerous factors in approving the Reverse Split, including:

●	the lack of attractive alternatives to reduce costs, including our inability to convert to a public corporation which would reduce costs and be more attractive to many investors;

●	the costs associated with being a public partnership relative to the Partnership’s size, including the following:

−	costs required to prepare and provide tax return information to every person who beneficially owns Units at any time during the fiscal year, resulting in the preparation and distribution of an average of 2,000 tax statements per year, even though approximately 97% of Units are owned by less than 300 holders;

−	costs associated with being a public company related to reporting and compliance with federal and state securities laws; and

−	disproportionate amount of management time spent on SEC and tax reporting that could otherwise be focused on improving operations and profitability;

●

the fact that our limited partners owning less than 2,000 pre-split Units will have an opportunity to liquidate their holdings at a premium pursuant to the Reverse Split without any brokerage costs; and

●

the Board’s expectation that, in the absence of a split, attempts by our limited partners to achieve liquidity are likely to be frustrated due to the low average daily trading volume of Units, where only a small number of Units can be purchased or sold without the risk of significantly increasing or decreasing the trading price.

For a more comprehensive review of the factors considered by the Board, see the information under the caption Special Factors in this information statement.

No Appraisal or Dissenters’ Rights

Limited partners are not entitled to appraisal or dissenters’ rights under either our Partnership Agreement or the Delaware Act.

Filing of a Schedule 13E-3

Under the rules of the SEC, the Partnership is required to provide certain disclosures to the limited partners in order for us to effect the Reverse Split. See the information in this section under the caption Interests of Affiliates in the Reverse Split and the information below under Special Factors – Effects of Reverse Split – Effects on Affiliated Persons and Information About the Partnership – Past Contacts, Negotiations and Agreements with Affiliates for additional information related to persons affiliated with the Partnership. The Partnership is filing a Schedule 13E-3 with the SEC concurrently with the filing of this information statement.

Interests of Affiliates in the Reverse Split

Our Managing Partner owns a 1% general partnership interest, but it does not own any Units. The Ebrahimis beneficially own the Managing Partner and 77.4% of the Units in the Partnership. As a result of the Reverse Split, we estimate that the Ebrahimis will increase their beneficial ownership in the Partnership from approximately 77.4% to 80.0% and receive a cash payment for fractional shares. We estimate that Mr. Blank, one of the directors on the Board and the beneficial owner of 7.8% of the Units, will increase his beneficial ownership from 7.8% to 8.1% and receive a cash payment for fractional shares. Bradford C. Nelson, the only executive officer of the Managing Partner and chairman of the Board, beneficially owns less than 1% of the Units and will continue to beneficially own less than 1% of the Units after the Reverse Split and will receive a cash payment for fractional shares. James S. Kendrick, another member of the Board, owns 1,500 Units, or less than 1% of the Units, and will receive a cash payment for his fractional share of a Unit as part of the Reverse Split. See the information under the caption Special Factors – Effects of Reverse Split – Effects on Affiliated Persons and Information About the Partnership – Security Ownership of Certain Beneficial Owners and Management in this information statement.

Source of Funds

The Partnership estimates that approximately $1,780,000 will be required for the post-split cash payments in lieu of fractional Units as part of the Reverse Split, including the return of capital to our Managing Partner for it to maintain a 1% interest in the Partnership. In connection with the Reverse Split, we will pay for the disposition of all fractional Units using our cash on hand. In addition, we anticipate incurring approximately $200,000 of legal, financial, accounting, printing and other fees and costs in connection with the Reverse Split and related transactions; we will pay these fees and costs. We have the cash necessary to make the aggregate payment to American Stock Transfer & Trust Company, LLC, the exchange agent (the “Exchange Agent”), on behalf of the limited partners who are expected to have fractional Units cashed out as a result of the Reverse Split. See the information under the caption General Information About the Amendments and Reverse Split—Source and Amount of Funds; Expenses in this information statement.

Effective Date of Reverse Split; Reservation of Rights

The Reverse Split is anticipated to take effect on a date determined by the Managing Partner that is as soon as practicable after the 20th calendar day after the mailing of this information statement to the limited partners of the Partnership (the “Effective Date”). However, the Board has reserved the right to withdraw or modify the Reverse Split. See information under the caption General Information About the Amendments and Reverse Split – Reservation of Rights in this information statement.

Pro Forma Financial Information

See Information About the Partnership – Financial Information in this information statement for pro forma balance sheet and income statement information disclosing the effect of the Reverse Split.

Amendment Eliminating Paper Certificates

In addition to approving an amendment to the Partnership Agreement authorizing the Reverse Split, the Board and the Principal Holders approved an amendment eliminating the requirement that the Partnership issue certificates to represent Units. Following the Reverse Split, unless the Managing Partner determines otherwise, all Units will be held electronically in book-entry form under the direct registration system for securities. Limited partners will not receive certificates representing their Units, but will receive a statement reflecting the number of Units registered in their accounts. Issuing paper certificates is more costly than issuing Units in book-entry form, not only due to the cost of printing and issuing paper certificates, but due to increased charges by our transfer agent. As a practical matter, most of our outstanding Units are currently registered in book-entry form, notwithstanding the language of the Partnership Agreement. This amendment will have no effect on the ownership, voting or other rights of our limited partners. In addition, limited partners will no longer risk loss, theft or destruction of their certificates and incurring the fees and indemnity bonds required to replace such certificates. See the information under the captions Special Factors— Background of and Reasons for the Reverse Split and the Amendments.

Trading Units Prior to the Reverse Split

Limited partners are permitted to trade their Units prior to the Reverse Split. We expect the Reverse Split to be effective as soon as practicable, but no sooner than 10 days after the date that is 20 calendar days after the date of the mailing of this information statement. See the information under the caption Special Factors—Effects of the Reverse Split in this information statement.

Limited Partner Questions

If you have additional questions about the Reverse Split or any of the other disclosures in this information statement, you should contact us at investors@rhrnut.com or (303) 339-0500. If you have questions about the procedures for exchanging your certificates or receiving payments for fractional Units, you should contact our Exchange Agent at 1-877-248-6417 or 1-718-921-8317.

SPECIAL FACTORS

Background of and Reasons for the Reverse Split and the Amendments

The Partnership was formed in 1986 to hold leased and owned orchards and had no operations of its own. In 2000, RHO acquired the farming operations and management. From 2000 through 2016, RHO’s cumulative net loss was $18.9 million. In 2002, the cost of being public due to the Sarbanes-Oxley Act increased. In 2016, RHO estimated the annual cost of being public to be greater than $900,000 per year, even after a reduction in senior management. Management, in its financial statements for 2016, indicated that it did not believe that the Partnership had sufficient working capital to meet its current obligations and debt service agreements for the next fiscal year. In May 2017, additional equity was raised through a rights offering and management reduced expenses and inventory to fund operations. While cash flow has improved due to the expense reductions and strong macadamia nut prices, the high fixed costs of operations, including the cost of being public, makes RHO more likely to incur losses in an industry susceptible to swings in crop sizes and prices, which can be seen by the inconsistency in earnings.

RHO made considerable investment to grow its branded products segment and the Partnership from 2013 through 2016 and one of the results, if it had been successful, would have been a larger business that would have been more able to absorb the high costs of being a publicly traded partnership. In 2017, the growth had not materialized and with RHO’s focus on cash flow to improve the financial health of the company, management did not pursue branded products revenue growth, instead focusing on supporting its existing customers and optimizing the mix of products. Significant expense reductions were made in selling and marketing and deductions to gross revenues. As can be seen in the financial statements for the year ended December 31, 2017 (included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, attached hereto as Annex B), branded product gross revenues remained relatively flat with the small increase due to the decrease in the deductions to gross revenues, and operating income improved due to significant reductions in selling expenses. Increased emphasis was placed on sales of bulk kernel due to high prices of kernel, which improves cash flow in the short term but increases exposure due to the volatility in macadamia nut prices. In March 2018, we closed on the sale of our branded products snack business. As a result of the sale, our branded products segment will now focus exclusively on bulk macadamia kernel sales. Continued reduction in expenses in 2018, including this reverse split, will help the Partnership work toward achieving long term profitability and value.

RHO’s Units have generally traded at low levels during this time. As a public limited partnership, we have continued to bear the costs of compliance with applicable legal and regulatory requirements, including tax reporting requirements, which have been exacerbated by the fact that an estimated over 1,900 limited partners beneficially own less than 3% of the Units.

Beginning in 2013, the Board instructed management to investigate ways in which RHO could reduce its number of limited partners in order to decrease costs. Reducing the number of limited partners would decrease costs because it would greatly reduce the number of partners for whom RHO is required to prepare and mail tax reporting information. Many of the limited partners to whom tax reporting information is sent own Units that are worth less than the cost of preparing and mailing the tax reporting information. In other words, it costs RHO more money to prepare and distribute individual limited partner tax reporting information than the value of the individual limited partner’s Units.

Over a more than four-year period, the Board considered alternatives to reduce the number of limited partners, including a reverse split. During 2017, the Board considered whether a reverse split of RHO’s Units (a) would be in the best interest of the Partnership as a whole and (b) would be substantively and procedurally fair to all of the Partnership’s limited partners, including a separate consideration of the fairness to the Partnership’s unaffiliated limited partners who would receive a cash payment for their fractional Units after a reverse split as well as those unaffiliated limited partners who would remain limited partners after a split. Finally, in the first quarter of 2018, the Board approved the Amendments and the Reverse Split and recommended that the Principal Holders approve the Amendments.

The Board also considered whether it would conduct a special meeting of the limited partners in order to facilitate a separate vote of disinterested or unaffiliated limited partners. Based on (i) historical efforts to obtain responses from the limited partners, (ii) the fact that only 15% of our Units are beneficially owned by limited partners that are disinterested or unaffiliated, and (iii) approximately 88% of our limited partners beneficially own less than 2,000 Units, the Board concluded that a very low percentage of the Units held by disinterested or unaffiliated limited partners were likely to be voted at a special meeting. Accordingly, the Board determined that it could not practicably require the approval of a majority of the disinterested or unaffiliated limited partners and that it would be unfair to the vast majority of unaffiliated limited partners who do not cast votes at the special meeting to permit the Reverse Split to be decided by a plurality of the very small number of unaffiliated limited partners who do cast their votes at the special meeting. Furthermore, the Board determined that it would be unfair to the Principal Holders, who own approximately 85% of the Units, to bear the cost of such meeting. Accordingly, the Board determined not to conduct a separate vote of disinterested or unaffiliated limited partners.

The Board considered and ultimately determined not to seek an independent appraisal of the Units because of the quantity of information available to the Board and the limited partners regarding the value of the Units. The Board also believes that the fairness of the proposed purchase price, which is described in detail below, would be apparent to limited partners and that, under the circumstances, an independent appraisal would not be a prudent use of the Partnership’s limited resources.

Additionally, the Board reviewed and considered the terms of the Reverse Split, including but not limited to (i) the current and projected costs of remaining a public partnership, (ii) the relationship of the Partnership’s revenues, as shown by its fiscal 2017 financial statements, to those costs, (iii) the cash needed to effect the Reverse Split, (iv) whether the most appropriate split would be one to 1,000 or one to 2,000 or some other number, (v) the out-of-pocket expenses involved in the Reverse Split or another going-private transaction, (vi) the historical market prices of the Partnership’s Units on the OTCQX, (vii) the actual opportunity for a sale of Units on the OTCQX at a price similar to the quoted market price, (viii) the lack of viable alternatives to reduce costs, and (ix) the effect on those unaffiliated limited partners who would be either cashed out or continue as minority limited partners after the split. On the basis of these discussions, the Board formulated a plan to effect a one to 2,000 reverse split of the Partnership’s Units and to repurchase for cash the post-split fractional Units. The one to 2,000 split was determined to be advantageous over the lower split ratios because (1) the marginal cost of including additional limited partners was not significant, (2) the further reduction in the number of limited partners that would result from including the additional limited partners in the cash-out payments would help ensure that post-split transfers of Units, by securities depositories or others, would not increase the number of limited partners to the point that deregistration of the Units would not be available, and (3) relatedly, while doing a split at a lower ratio could achieve the goal of less than 300 record holders, which is the target number of limited partners for deregistration, it would not reduce the number of beneficial owners to less than 300, which would mean (x) we would still have to prepare a large number of tax reports for limited partners, and (y) we would have a significant risk that the number of record holders could easily exceed 300 limited partners again, defeating our cost savings goals.

The Board considered differing pricing alternatives; however, the price that the Board ultimately determined was fair to pay for each fractional Unit was 110% of the weighted average pre-split closing price per Unit as quoted on the OTCQX for the 40 trading days preceding March 19, 2018, the date of the first public filing or announcement of the plan to effect the Reverse Split. See Special Factors – Factors Considered in Determining Fairness below.

Based on its review, the Board concluded that (i) the Reverse Split would be in the best interest of the Partnership as a whole, (ii) the Reverse Split would be substantively and procedurally fair to all of the Partnership’s limited partners, including unaffiliated limited partners who would be cashed out after the Reverse Split as well as those unaffiliated limited partners who would remain limited partners after the split, and (iii) the amount of cash consideration to be paid to all limited partners, affiliated and unaffiliated, for their fractional Units, including those unaffiliated limited partners who would be cashed out after the Reverse Split, was fair since it is higher than the amount limited partners could obtain by selling on the OTCQX and the limited partners will receive the full consideration without incurring brokerage commissions or other sales expenses. The Board then unanimously agreed that the increasing costs of operating as a public limited partnership warranted deregistering our Units and that the most viable alternative to achieve that deregistration was a reverse split of our Units.

The amendments to the Partnership Agreement are being undertaken in order to facilitate the Reverse Split and to lessen the administrative burden on Partnership record keeping. Specifically, Section 7.14 of the Amendments permits the Reverse Split, the advantages of which are explained in this Information Statement, and Section 11.1 of the Amendments no longer requires the Partnership to certificate its Units, which means that the Partnership will no longer be required to incur costs associated with creating and administering Unit certificates and limited partners will no longer risk loss, theft or destruction of their certificates and incurring the fees and indemnity bonds required to replace such certificates. A copy of Sections 7.14 and 11.1 of the Partnership Agreement, as amended and as currently in effect before amendment, are attached hereto as Annex A.

By unanimous written consent dated March 6, 2018, the Board, including all three non-employee directors, approved the final terms of the Amendments and the Reverse Split. Upon the recommendation of the Board, the Principal Holders, who collectively hold approximately 85% of the issued and outstanding Units of the Partnership, approved the Amendments by written consent in lieu of a meeting dated March 14, 2018.

Purposes of and Reasons for the Reverse Split and the Amendments

One of the principal purposes of the Reverse Split is to reduce the number of beneficial holders of our Units to fewer than 300. This will reduce the cost burdens associated with tax reporting for our limited partners, and it will make us eligible to deregister our Units under Section 12(g) of the Exchange Act. We believe that deregistration of our Units would result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act and give us the ability to reallocate management resources currently deployed to comply with applicable federal securities laws. The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost of being a public partnership. The amendments to the Partnership Agreement are being undertaken in order to facilitate the Reverse Split and to lessen the administrative burden on Partnership record keeping.

Annual Cost Savings

The Board believes that, by reducing our number of limited partners and deregistering our Units and suspending the Partnership’s periodic reporting obligations, the Partnership will experience annual cost savings of approximately $770,000, which represents approximately 2.8% of the Partnership’s 2017 expenses (not including depreciation) and 65% of its net income. The annual cost savings estimates are based on the expenses incurred during the last year, which are scheduled in detail below:

Historical Fees	Recent Costs	Estimated Post-Split Costs
Board and board meeting fees	$150,000	$–
Tax preparation fees	$215,000	$35,000
Audit fees	$140,000	$50,000
Legal fees	$250,000	$50,000
Insurance fees	$43,000	$–
Other professional services	$47,000	$20,000
Reduction of other operating expenses*	$100,000	$20,000
Total:	$945,000	$175,000
*	Includes accounting expenses, filing costs, and other filing compliance costs, internal personnel expense, and other related costs.

The estimated annual cost savings based on the above actual costs reflect, among other things:

●	a reduction in auditing and related fees;

●	a reduction in legal fees related to securities law compliance;

●	the elimination of costs associated with filing periodic reports with the SEC;

●	the savings in fees charged by the Partnership’s transfer agent due to a significant reduction in the number of accounts to be handled by the transfer agent expected as a result of the Reverse Split;

●	the lower printing and mailing costs attributable to the reduced number of limited partners;

●

the reduction in management time spent on compliance and disclosure matters attributable to the Partnership’s Exchange Act filings and the compliance costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) relating to executive compensation and corporate governance requirements;

●	the lower risk of liability that is associated with non-reporting (as distinguished from public reporting) entity status; and

●	the reduction in miscellaneous clerical and other expenses.

The annual cost savings amount set forth above is only an estimate. The actual savings the Partnership will realize from going private may be higher or lower than such estimate. The estimate of the annual savings to be realized is based upon (i) the actual costs to the Partnership of the services and disbursements in each of the categories listed above that were reflected in the Partnership’s recent financial statements and indicated above, (ii) anticipated costs of compliance in the future, and (iii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Partnership’s public reporting company status.

In addition to increasing costs, the burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act, the Dodd-Frank Act and the implementation of regulatory reforms adopted by the SEC. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our principal executive and financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have very few management personnel, these indirect costs are significant relative to our overall expenses. Although there will be no direct monetary savings with respect to these indirect costs when the Reverse Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public partnership reporting and compliance obligations could be devoted to growing our business.

Operational Flexibility

Another reason for the Reverse Split relates to operational flexibility. The Board believes that effecting the Reverse Split and ceasing to be a public reporting entity will enable management to concentrate its efforts on the long-term growth of the Partnership’s businesses, free from the constraints of public ownership, which require significant time and resources for compliance.

Inability to Realize Benefits Associated with Public Partnership Status

A significant reason for the Reverse Split relates to the Partnership’s inability to realize many benefits that typically accrue to public companies, including those listed below:

●	The ability to use Partnership Units, as opposed to cash or other consideration, to effect acquisitions.

●

The ability to enhance the image of the Partnership by virtue of its public partnership status. The Board has determined that, due to the Partnership’s size and other factors, the Partnership has not enjoyed an appreciable enhancement in image as a result of its public partnership status.

We believe our status as a public partnership has not benefitted our limited partners materially and also places unnecessary financial, management and competitive burdens on us. We have determined to effect the going-private transaction at this time after taking into account the negative effect that current economic conditions and our financial results have had on our ability to take advantage of certain benefits of being a public partnership, including financing opportunities and an active, liquid market for our Units.

In addition, in determining to effect a going-private transaction at this time, we considered our current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, the significant capital required to improve our business and concern regarding available alternatives to finance these capital expenditures, all as of the time we were evaluating a potential going-private transaction. Although we raised approximately $29 million in gross proceeds through rights offerings completed in February 2014 and May 2017, the proceeds were not raised from a broad cross-section of our limited partners. Rather, the vast majority of the proceeds were raised from the Principal Holders. For example, only 2.4% of the beneficial holders owning less than 2,000 Units participated in the 2017 rights offering and accounted for .13% of the proceeds from that offering. For these reasons, among others, we have chosen to undertake the going-private transaction at this time.

Alternatives Considered

In making the determination to proceed with the Reverse Split, the Board evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Reverse Split because the Board believed that the Reverse Split would be the simplest and most cost-effective approach to achieve the purposes described in this information statement. These alternatives were:

●

Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase Units held by our unaffiliated limited partners, but it determined that a such tender offer was not likely to succeed given the results of a prior tender offer and prior rights offerings. The Ebrahamis conducted a tender offer in 2009 for 750,000 Units, which was 10% of the 7,500,000 Units outstanding at that time. The Ebrahimis also offered to purchase an additional 150,000 Units if more than 750,000 Units were tendered. However, limited partners tendered only 243,373 Units, which was 3.24% of the 7,500,000 Units outstanding. The Board has no reason to believe that an issuer tender offer would be more successful.

●

Liquidation. Our Board believes that since we are the largest owner and farmer of orchards in Hawaii, it would be difficult to find a buyer for all of the assets. Selling the assets in parcels would significantly reduce their value and increase the Partnership’s operating risk by having to allocate overhead over fewer farms. In addition, the sale of assets would likely result in ordinary income to each limited partner because most of our orchard assets are fully depreciated for tax purposes. Therefore, the Board believes it would be imprudent to liquidate the Partnership’s assets. Moreover, the Board believes that if the Partnership can reduce the number of Unit holders and operate like a traditional real estate limited partnership, it could return the Partnership to a profitable operation.

●

Conversion to a corporation. Converting to a corporation would eliminate the approximately $215,000 spent by the Partnership in preparation of tax reports for our limited partners. However, pursuant to the terms of the Partnership Agreement, converting to a corporation or any other entity taxed as a corporation requires the affirmative vote of 95% of the Units. Given the large number of limited partners who own a very small number of Units, the Board does not believe it could obtain a 95% vote. Moreover, this would reduce the value of the investment to larger more sophisticated holders who understood that they were investing in a real estate limited partnership.

●

Redemption of Units. The Board considered implementing a Unit repurchase program or redemption plan for holders of small quantities of Units. However, a voluntary program was not viewed as likely to be successful. We have approximately 1,900 limited partners who beneficially own less than 2,000 Units, making it unlikely that they would even respond to a repurchase program. Conducting a mandatory redemption program would, like the Reverse Split, require amendments to the Partnership Agreement and compliance with SEC regulatory requirements. However, in contrast to the Reverse Split, the redemption program would have an increased risk that the number of limited partners and holders of a small quantity of Units would increase again as limited partners continued to trade, unless the Partnership maintained an open-ended requirement for limited partners to sell if their holdings dropped below the mandatory redemption level. An open-ended obligation on the part of the Partnership to purchase Units would not be feasible from a cash flow or legal perspective.

●

Strategic sale. The Board considered a strategic sale of the Partnership or its assets. However, the Partnership has been unprofitable in four of the last five years, and during that time, the Partnership has been doing business with or involved in discussing potential nut sales or processing transactions with the most likely strategic buyers. No potential buyers have approached the Board, management or the affiliated Limited Partners regarding an acquisition, even when the Partnership had a going concern and potential buyers might have had reason to believe that the Partnership or its assets could be purchased at a discounted price.

●

Maintaining the status quo. The Board also considered taking no action to reduce the number of our limited partners and, therefore, remaining a public partnership. However, due to the history of losses, the significant and increasing costs of being public and the high tax preparation cost associated with having a large number of beneficial owners, the Board believed that maintaining the status quo would be detrimental to all of our limited partners. We would continue to incur the costs of being a public partnership without realizing many of the benefits of public partnership status. Furthermore, the Board believed that limited partners may not be able to efficiently liquidate their investment in us in the foreseeable future.

Effects of the Reverse Split

As soon as practicable after the completion of the Reverse Split (assuming it results in the Partnership having less than 300 limited partners of record), the Partnership intends to apply for termination of the registration of its Units under the Exchange Act. The Board believes that the Reverse Split may have the following advantages and disadvantages, among others:

Advantages

●

through the Reverse Split, we will be able to provide complete liquidity for our limited partners holding less than 2,000 pre-split Units at a price that represents a 10% premium over the market price and without the limited partners incurring any brokerage commissions or sales fees;

●	unaffiliated limited partners may have the ability to either buy or sell Units in order to determine whether to remain as limited partners or to be cashed out;

●	we estimate that the reduction in the number of beneficial holders of our Units and the deregistration of our Units will result in annual savings of approximately $770,000 in cash before taxes;

●	we believe that we will be able to achieve reductions in overhead to levels more suitable to the size of our business without negatively affecting our business operations;

●

we will be able to reduce liability exposure of the directors and officers of our Managing Partners. Upon deregistration of our Units under the Exchange Act, we will no longer have to comply with the public reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act, and the costs associated with our investor relations function, SEC filing fees, legal and auditing fees and personnel time required to comply with these obligations are expected to be reduced or eliminated. In addition, due to the reduction of the number of beneficial holders of our Units from approximately 2,200 to less than 300, we will save significant expenses related to the preparation, printing and mailing of tax return information to the limited partners; and

●	we expect to gain greater operational flexibility by being able to focus on our long-term operations without emphasis on short-term quarterly results.

Disadvantages

●

limited partners owning fewer than 2,000 pre-split Units will not have an opportunity to liquidate their Units at a time and for a price of their choosing following effectiveness of the Reverse Split; Instead, these limited partners will have their Units cancelled post-split, and in lieu of fractional Units, will be entitled to receive a cash payment for each such Unit owned before the Reverse Split;

●

limited partners holding our Units following the Reverse Split will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our SEC filings;

●

limited partners holding our Units following the Reverse Split will likely experience a reduction in liquidity (which may be significant) with respect to their Units, because if our Units continue to be quoted, they will only be quoted in the Pink Open Market (the “Pink Sheets”), which is a less widely followed quotation service than the OTCQX. Even if our Units are quoted in the Pink Sheets after the Reverse Split, of which there can be no assurance, there may be no trading market at all in our Units;

●

certain rights and protections that the federal securities laws give to limited partners of public partnerships will cease, and the termination of the registration of our Units under the Exchange Act and the suspension of our reporting obligations under the Exchange Act will make many of the provisions of the Exchange Act that are intended to protect investors, such as the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the equity ownership reporting rules under Section 13, no longer applicable to us, and the Sarbanes-Oxley Act, which imposes many additional rules and regulations on public companies that were designed to protect investors, will no longer apply to us;

●	we will incur costs associated with the transaction;

●

there will be less public information for lenders and vendors to review the creditworthiness of the Partnership, although we intend to continue to prepare quarterly financial information and audited annual financial statements;

●

there is the potential for renewed applicability of public reporting requirements if continuing limited partners transfer Units in a manner that results in the Partnership having more than 500 record holders;

●	limited partners will not have any appraisal or dissenters’ rights in connection with the transaction and unaffiliated limited partners will not be able to vote on the transaction; and

●	limited partners who receive cash may incur taxable gain or income.

Effects on the Number of our Outstanding Units and Registered Holders

As of the Record Date, we had 22,200,000 Units issued and outstanding. We estimate the total number of fractional Units to be purchased from limited partners to be the equivalent of 730,000 Units (3.3% of the outstanding Units) on a pre-split basis at a cost of approximately $1,780,000, including the return of capital to our general partner so that it maintains a 1% interest in the Partnership. Following the consummation of the Reverse Split, we estimate that we will have approximately 10,735 post-split Units outstanding, or the equivalent of 21,470,700 pre-split Units.

Limited partners receiving cash in lieu of fractional Units will be paid 110% of the weighted average pre-split closing price per Unit as quoted on the OTCQX for the 40 trading days preceding the first public filing or announcement of the plan to effect the Reverse Split, or March 19, 2018. Fractional Units cashed out in the Reverse Split will be cancelled. The Reverse Split will not alter the relative voting and other rights of our outstanding Units, subject to the treatment of fractional Units. As a result of the purchase of the fractional Units, we anticipate that the Ebrahimis and Mr. Blank will increase their aggregate beneficial ownership of our Units from approximately 77.4% and 7.8%, respectively, to approximately 80.0% and 8.1%, respectively. Our Partnership Agreement provides each limited partner with the right to cast one vote for each Unit held of record on certain matters reserved for the vote of the limited partners. These matters include, subject to certain limitations and conditions, termination and dissolution of the Partnership, sale of all or substantially all assets of the Partnership, amendment of the Partnership Agreement, material changes in the purposes of the Partnership, and termination and dissolution of the Partnership.

Each Unit that remains outstanding after the completion of the Reverse Split will continue to entitle its owner to one vote regarding matters presented to limited partners. The Reverse Split is expected to reduce the number of our limited partners of record from approximately 560 to less than 100 (assuming no limited partners who currently own less than 2,000 pre-split Units will purchase Units in order to remain a limited partner), based on recent limited partner records and determined in accordance with the rules promulgated by the SEC with respect to calculating limited partners of record. This reduction in the number of our holders of record will enable us to terminate the registration of our Units under the Exchange Act, which will substantially reduce the information required to be furnished by us to our limited partners and to the SEC. Additionally, certain provisions of the Exchange Act, such as the proxy rules and the reporting and short-swing profit recovery provisions of Sections 16(a) and 16(b), will no longer apply to us.

We have no current plans to issue Units or securities convertible into, or exercisable for, Units after the deregistration of our Units. However, we reserve the right to issue Units, or securities convertible into, or exercisable for, Units, at any time and from time to time, at prices and on terms as the Board determines to be in our best interest. Continuing limited partners will not have any preemptive or other preferential rights to purchase any of our Units that we may issue in the future.

Effects on Holders of Fewer Than 2,000 Pre-Split Units

Once the Reverse Split is effected, a limited partner owning less than an aggregate of 2,000 Units immediately prior to the Reverse Split:

●

will have its Unit ownership right converted into a right to receive a cash payment of $2.41, which is equal to 110% of the weighted average pre-split closing price per Unit as quoted on the OTCQX for the 40 trading days preceding March 19, 2018, the date of the first public filing or announcement of the plan to effect the Reverse Split;

●	will no longer have any equity interest in our partnership and, therefore, will not participate as a limited partner in our future potential earnings or growth, if any;

●	will no longer be entitled to vote as a limited partner; and

●

may be required to pay federal, state and local income taxes, as applicable, on taxable gain, if any, resulting from the cash amount received for the purchase of the Units cashed out pursuant to the Reverse Split.

Please note, if you hold fewer than 2,000 Units before the Reverse Split and wish to continue to be a limited partner after the Reverse Split, you may seek to purchase a sufficient number of Units so that you hold a minimum of 2,000 Units at the effective time of the Reverse Split. We expect the Reverse Split to be effective as soon as practicable, but no sooner than 10 days after the date that is 20 days after the date of the mailing of this information statement. Our Units are publicly traded on the OTCQX platform under the symbol “NNUTU.” However, we cannot assure you that any Units will be available for purchase.

Special Considerations for Units Held in Street Name or Multiple Accounts

●

If you hold our Units in “street name” (i.e., in a brokerage account), then your broker, bank or other nominee is considered the limited partner of record with respect to those Units and not you. We intend to treat limited partners holding Units in street name through a nominee (such as a broker, bank or other nominee) in the same manner as limited partners whose Units are registered in their own name. Accordingly, if a limited partner holds 2,000 or more pre-split Units in street name, it will remain a limited partner after consummation of the Reverse Split. On the other hand, if a limited partner holds fewer than 2,000 pre-split Units in street name, it should receive cash for its Units. Prior to the Effective Date of the Reverse Split, we will conduct an inquiry of all brokers, banks and other nominees that hold our Units in street name, ask them to provide us with information on how many Units held by beneficial holders will be cashed out, and request that they effect the Reverse Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than those for registered limited partners for processing the Reverse Split. Depending upon the nominee’s procedures, a limited partner’s nominee may not be obligated to treat the Reverse Split as affecting its beneficial holders’ Units and such limited partner may not receive cash for its fractional interests. Accordingly, even though your broker, bank or other nominee is expected to provide our Exchange Agent with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the Exchange Agent and that you receive the payment for your fractional Units, you should instruct your brokers, banks or other nominee to transfer your Units into a record account in your name immediately.

●

If you hold a total of 2,000 or more pre-split Units divided up among multiple brokerage and/or record accounts, each with fewer than 2,000 pre-split Units, we urge you to contact your broker, bank or other nominee immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to ensure that your Units are not cashed out if you want to remain a limited partner. Units registered in your own name in our transfer agent’s records and Units held in “street name” (that is, Units held by a broker, bank or other nominee) will be considered held in separate accounts and will not be aggregated when effecting the Reverse Split unless you make arrangements to transfer the Units in your street name account to a record account in your name or vice versa prior to the record date for the Reverse Split.

Effects on Continuing Limited Partners

If the Reverse Split is implemented, limited partners owning 2,000 Units or more immediately prior to the Reverse Split:

●	will see no material change in their percentage ownership in the Partnership although they receive cash for pre-split Units not evenly divisible by 2,000;

●

will receive less information about us and our business operations because we will no longer be subject to the proxy and periodic reporting rules of the Exchange Act; however, limited partners remaining following the Reverse Split will continue to be entitled to certain information pursuant to the Partnership Agreement and applicable law, including information necessary to prepare their tax returns, audited annual financial statements and quarterly financial information; and

●

may be required to pay federal, state and local income taxes, as applicable, on taxable gain, if any, resulting from the cash amount received for the purchase of the Units cashed out pursuant to the Reverse Split.

If a limited partner holds 2,000 or more Units before the Reverse Split, it can only receive cash for all of its Units in connection with the Reverse Split if, prior to the effective time of the Reverse Split, it reduces its ownership to fewer than 2,000 Units by selling or otherwise transferring Units to a different holder. We cannot, however, provide assurance to any limited partner regarding the price at which it may be able to sell such Units or that any purchaser for its Units will be available.

After the Units have been deregistered, there may be no trading market for our Units. We may elect to repurchase Units in privately negotiated sales or in other transactions. The timing of when we seek to repurchase Units in the future will depend on a number of factors, including our financial condition, operating results and available capital at the time. For example, we may repurchase the Units of some of our continuing limited partners who, after the Reverse Split, hold relatively few Units. In addition, we may be required at various times in the future to repurchase Units in order to prevent the number of our holders of record from equaling or exceeding 300. We cannot predict the likelihood, timing or prices of such purchases.

Effects on Affiliated Persons

Our Managing Partner owns a 1% general partnership interest, but it does not own any Units. The Managing Partner will receive a capital distribution (of less than $20,000) as part of the Reverse Split so that the Managing Partner can maintain its 1.0% interest in the Partnership following the Reverse Split, as required under the terms of the Partnership Agreement. Accordingly, the Reverse Split will not affect its ownership of Units or its interest in net loss and equity of the Partnership. The Ebrahimis own a controlling interest in the sole shareholder of the Managing Partner.

Since we are unable to obtain current, accurate information regarding the beneficial owners of our Units and our limited partners are able to trade their Units prior to the Effective Date of the Reverse Split, we do not know how many Units held by unaffiliated limited partners will be cashed out as fractional Units in connection with the Reverse Split. We have estimated that, as a result of the Reverse Split, the Ebrahimi Holders will increase their aggregate beneficial ownership in the Partnership from approximately 77.4% to 80.0%, and the Blank Holders will increase their aggregate beneficial ownership in the Partnership from approximately 7.8% to 8.1%.

Fairness of the Reverse Split

In General

For the reasons discussed below, the Board determined that the Reverse Split is fair to all of our unaffiliated limited partners, both in terms of its form and the consideration being offered. Furthermore, the Board concluded that the Reverse Split is in the best interest of the Partnership and is substantively and procedurally fair to the Partnership’s unaffiliated limited partners, regardless of whether such limited partners will be cashed out or continuing limited partners. The Partnership expressly adopts the fairness determination analysis of the Board as its own.

The Board has considered the terms, purpose, alternatives and effects of the Reverse Split and has determined that the transaction is in the Partnership’s best interest and is substantively and procedurally fair to all of our unaffiliated limited partners. In its deliberations concerning the fairness of the proposed purchase price, the Board specifically considered recent market prices of the Units (ranging from a high of $2.35 to a low of $2.05 in the quarter ended March 31, 2018, through March 16, 2018 - the last trading date prior to announcement of the Reverse Split), and from a high of $2.37 to a low of $1.80 in the quarter ended December 31, 2017), historical market prices of the Units (e.g., the Units traded below $3.00 for all of 2017 and below $3.24 for all of 2016); the lack of support in the market for even the lowest of these prices if any meaningful number of Units were offered for sale; the net book value per Unit, which, for the period ended December 31, 2017, was approximately $2.59, down from the approximately $3.34 shown in the annual report on Form 10-K for the year ended December 31, 2016, primarily due to the issuance of 11,100,000 Units in a rights offering during 2017; as well as the general lack of liquidity for the Units. The Board did not make an effort to calculate liquidation value per Unit because liquidation would be difficult to achieve unless the assets were sold in parcels, likely at a substantial discount, and there would be substantial tax costs to the limited partners upon liquidation from depreciation recapture. Therefore, the measure was not believed by the Board to be meaningful or relevant for evaluating fairness. Similarly, since no interest has been expressed by potential buyers to purchase the Partnership as a going concern, the Board did not make an effort to calculate going concern value per Unit. Subsequently, the Board approved the proposed Reverse Split going-private transaction, based on the information described herein, subject to the affirmative vote of the holders of a majority of the Units necessary to approve the Amendments, which was obtained from the Principal Holders by written consent.

Potential Conflicts of Interest

Limited partners of the Partnership should be aware that the Ebrahimi Holders and the Blank Holders currently beneficially own approximately 85% of the issued and outstanding Units, and they are expected to be continuing limited partners. Because of such ownership, such persons may have interests in the Reverse Split that are different from the interests of the limited partners that are to be cashed out as well as the unaffiliated continuing limited partners.

The directors and officers of our Managing Partner and limited partners owning greater than 10% of the outstanding Units will experience certain advantages, in that they will be relieved of certain SEC reporting requirements and “short-swing trading” provisions making them liable to recovery of “short-swing profits” under Section 16 of the Exchange Act, and persons acquiring more than 5% of our Units will no longer be required to report their beneficial ownership under the Exchange Act. Furthermore, information regarding compensation and Unit ownership of the directors and officers of our Managing Partner will no longer be publicly available. In addition, by deregistering our Units under the Exchange Act, the Partnership will no longer be subject to the provisions of the Sarbanes-Oxley Act, including personal attestation by the officers about accounting controls and procedures, potential criminal liability regarding disclosures of the Partnership and restrictions on lending.

Approval of Limited Partners by Consent

The Amendments were approved by the Principal Holders, the limited partners holding a majority interest in the issued and outstanding Units. No further approval of the Amendments or the Reverse Split is required by the limited partners. The Delaware Act does not require the approval of at least a majority of the Partnership’s unaffiliated limited partners for the Amendments or Reverse Split. In the opinion of the Board, conditioning the approval of the Amendments and the related actions on the approval of the unaffiliated limited partners would not reflect their collective judgment because, based on past experience of the Partnership, it would be unlikely that a large number of such limited partners would vote, in person or by proxy. Moreover, because limited partners who hold approximately 85% of the issued and outstanding Units have approved the Amendments, the aggregate decision of the limited partners pursuant to the Partnership Agreement and Delaware Act is a foregone conclusion.

Approval of the Board of Directors of the Managing Partner

The Board fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Split, and determined that the Reverse Split is in the best interest of the Partnership and is substantively and procedurally fair to each group of affiliated and unaffiliated limited partners of the Partnership, including the unaffiliated limited partners who will receive cash in lieu of fractional Units and the unaffiliated limited partners who will remain limited partners of the Partnership after the Reverse Split. The Board unanimously approved the Amendments and the Reverse Split and recommended that the Principal Holders approve the Amendments. After deliberation, the Principal Holders unanimously approved the Amendments.

Cash Consideration

In determining the cash consideration to be paid to limited partners for fractional Units in connection the Reverse Split, the Board considered the historical market prices of the Units of the Partnership, net book value per Unit, current and historical financial performance of the Partnership and the significant discount to net book value reflected in the market price of the Units, taking into consideration the Factors Considered in Determining Fairness—Supportive Factors below.

Factors Considered in Determining Fairness

The Board also considered the factors below in reaching their conclusions as to the overall substantive fairness of the Reverse Split to the Partnership’s unaffiliated limited partners. The factors discussed below do not represent an exhaustive list but do reflect the factors that the Board considered to be material. Although the Board did not assign specific weight to any of the following factors, it did place emphasis on the opportunity for unaffiliated limited partners to receive a cash-out value fixed at a premium to the trading price on the OTCQX. After weighing the substantive benefits and disadvantages, the Board considered whether on balance the Reverse Split was fair to the unaffiliated limited partners.

Supportive Factors

In reaching the determinations described above, the Board relied upon a number of factors that affirmatively supported these determinations. The Board believed that these factors supported its conclusion that the Reverse Split and the related transactions are fair to and in the best interests of the Partnership’s limited partners. These factors include, but are not limited to, the following:

Consideration Paid for Fractional Units. The Board evaluated the consideration to be paid to limited partners who will be cashed-out in the Reverse Split, as well as to any limited partner, affiliated or unaffiliated, who would have fractional Units as a result of the Reverse Split. The Board considered:

●

the fact that the per Unit consideration will result in limited partners recovering a premium of 10% over the pre-split weighted average trading price per Unit for the 40 trading days preceding the first public filing or announcement of the Reverse Split;

●	the possibility for market price manipulation was limited by not including trades after the Reverse Split has become public;

●

that there are no indications that, without effecting the Reverse Split, the market price of our Units would meet or exceed the consideration being offered at any time in the foreseeable future if there was no Reverse Split; and

●	the fact that there is no financing contingency to close the transaction.

Fairness to Unaffiliated Limited Partners. In evaluating the fairness of the Reverse Split with respect to the unaffiliated limited partners, the Board noted that the transaction would not differentiate among limited partners on the basis of affiliate status since the sole determining factor in whether a limited partner will become a cashed out limited partner or a continuing limited partner as a result of the Reverse Split is the number of Units held by such limited partner as of the Effective Date of the Reverse Split. Moreover, both affiliated and unaffiliated limited partners will receive the same consideration for fractional Units. The Board also noted that the percentage ownership of each continuing limited partner, whether affiliated or unaffiliated, is expected to be almost the same as it was prior to the Reverse Split.

The Board determined that the proposed Reverse Split was in the best interest of the Partnership and was fair to the Partnership’s unaffiliated limited partners, including both those who are being cashed out as a result of the Reverse Split and those who will continue to be limited partners of the Partnership after the split. The Board specifically considered the fact that the unaffiliated limited partners who will be limited partners after the Reverse Split, through their ongoing ownership of the Units, share in the benefits derived from the Partnership’s cost savings on account of its no longer being a public partnership. Correspondingly, the Board considered the fact that those unaffiliated limited partners who are cashed out limited partners would receive fair consideration, without deduction for brokerage commissions or other sales expense, for their Units. For many of the cashed-out limited partners, the brokerage commissions and other expenses would exceed the value of the Units, essentially making the Units unmarketable. The Board also acknowledged that the continuing limited partners would no longer have access to public filings of SEC reports concerning the Partnership and that the cashed out limited partners would not benefit from any future appreciation of their Units. For both groups of unaffiliated limited partners, however, the Board concluded that the value of the benefits to the unaffiliated limited partners from the Reverse Split substantially outweighed the benefits, if any, of continuing to hold Units of a public partnership.

The Board considered the advantages and disadvantages of the Reverse Split discussed in this Special Factors—Factors Considered in Determining Fairness—Supportive Factors section and in Special Factors—Factors Considered in Determining Fairness—Potential Disadvantages to Limited Partners of the Reverse Split in reaching its conclusion as to the substantive fairness of the Reverse Split to our unaffiliated limited partners. The Board did not assign a specific weight to each advantage and disadvantage in a formulaic fashion, but it placed special emphasis on the opportunity for cashed out limited partners to sell their holdings without brokerage fees or commissions, as well as the significant cost and time savings for the Partnership and the resulting benefit to the affiliated and unaffiliated continuing limited partners.

The non-employee directors have not retained an unaffiliated representative to act solely on behalf of the unaffiliated limited partners with respect to the Reverse Split. We have not made any special provision in connection with the Reverse Split to grant limited partners access to our partnership files or to obtain counsel or appraisal services at our expense. The Board determined that this was not necessary to ensure the fairness of the Reverse Split. The Board consists of four directors, three of whom are non-employee directors. Of these non-employee directors, one is completely independent with respect to the Reverse Split, owning no Units, and a second director owns 1,500 Units, which will be completely cashed out in the Reverse Split unless he purchases additional Units. The Board determined that these directors were capable of adequately representing the interests of the unaffiliated limited Partners in the Reverse Split and that hiring an unaffiliated representative would be costly, time consuming and would not provide any meaningful additional benefits.

The Board further believes that this information statement, together with our other filings with the SEC and the financial information included in each limited partner’s annual Schedule K-1 provided for federal tax purposes, provide adequate information for our limited partners to evaluate the Amendments and the Reverse Split. The Board noted as well that, subject to certain conditions, the Partnership Agreement and the Delaware Act already provide limited partners with the right to review certain Partnership books and records. Additionally, the Board noted that, although the Reverse Split will increase the percentage of our outstanding Units held by our affiliated limited partners, these changes are immaterial and will not affect the control of the Partnership. Finally, the Board recognized that the Board has not received any offers from third parties during the past two years regarding a potential merger, consolidation, sale of all or a substantial part of the assets of the Partnership or a purchase of the outstanding Units that would enable a third party to exercise control of the Partnership.

Participation Options for the Limited Partners. Another factor considered by the Board in determining the fairness of the transaction to our unaffiliated limited partners is that current holders of fewer than 2,000 Units can remain as our limited partners, even if the Reverse Split is consummated, by acquiring additional Units so that they own at least 2,000 Units immediately before the Effective Date of the Reverse Split. Conversely, limited partners that own 2,000 or more Units can reduce their holdings to fewer than 2,000 Units by selling Units prior to the transaction, but, as noted previously, there is a historically limited market for our existing limited partners to buy or sell Units on the OTCQX so there is no assurance that such purchases or sales can be effected. Our Board considered the structure of the transaction to be fair to our unaffiliated limited partners because it allows them a measure of control over the decision of whether to remain limited partners after the transaction or to receive the cash consideration offered in connection with the Reverse Split, if the transaction is consummated. On that basis, notwithstanding the Board’s determination (i) not to seek an independent appraisal of the Units or a fairness opinion by an investment banking firm and (ii) not to require a separate vote of disinterested limited partners, the Board concluded that the procedures utilized to approve the Reverse Split were fair to all of the disinterested limited partners and were reasonable under the circumstances.

Significant Cost and Time Savings. By reducing the Partnership’s number of limited partners of record to less than 300 and deregistering our Units under the Exchange Act as intended, based on historical expenses, the Partnership expects to save (i) approximately $150,000 per year in board and board meeting fees, (ii) $180,000 per year in tax preparation fees, (iii) approximately $290,000 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act, (iv) approximately $43,000 per year in insurance fees, (v) $27,000 per year in other professional services, and (vi) approximately $80,000 per year in other costs related to being a publicly reporting entity, such as Edgarization and XBRL costs, printing and mailing costs, expenses for compliance with the internal control and procedure requirements associated with the Sarbanes-Oxley Act, the Dodd-Frank Act and other regulatory compliance issues applicable to public companies, and internal personnel expenses. The termination of the Partnership’s public reporting obligations will also alleviate a significant amount of time and effort previously required of the Partnership’s employees in preparing and reviewing the periodic reports and filings required of public companies under the Exchange Act and the pressure and expense of hiring staff to satisfy the regulatory reporting requirements, reporting requirements under generally accepted accounting principles in the United States, and investor relations for a public partnership.

No Material Change in Percentage Ownership of Continuing Limited Partners. An estimated 730,000 out of 22,200,000 Units would be eliminated as a result of the Reverse Split, but the percentage ownership of the remaining limited partners would be approximately the same as it was prior to the Reverse Split. For example, our officers and directors currently beneficially own approximately 7.9% of the outstanding Units and will beneficially own approximately 8.2% of the Units following completion of the Reverse Split. We believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the remaining limited partners, whether affiliated or unaffiliated, supports the fairness of the transaction to the unaffiliated limited partners.

Financial and Business Information. The Board considered our current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, and the current and expected condition in the macadamia nut industry, including the potential impact of these conditions in achieving the prospects and objectives. In particular, the Board considered that during each of the years ended December 31, 2016, 2015, 2014 and 2013, despite efforts to reduce expenses, we experienced losses from operations. The Board noted that during the year ended December 31, 2017, the Partnership generated operating income of approximately $1,795,000, due to the Partnership’s IASCO orchards experiencing a late harvest in the 2016 to 2017 crop year and an early start to the 2017-2018 crop, resulting in higher than average production in 2017.

Net Book Value. The Board considered our net book value per Unit, which was $2.59 per Unit at December 31, 2017, and noted that historically our Units have traded at a significant discount to net book value. The purchase price of $2.41 is 7% below the book value of the Partnership at December 31, 2017. The market price at the last day of trading in 2017 was 16% lower than book value and for the last five years and ten years, the average discount of market price at the close of the year to book value was 22% and 38%, respectively.

Liquidity. The limited trading market for our Units and our inability to access the public capital markets indicate that our limited partners are not receiving the typical benefits of public company securities ownership. Although we raised approximately $29 million in gross proceeds through rights offerings completed in February 2014 and May 2017, the proceeds were not raised from a broad cross-section of our limited partners. Rather, the vast majority of the proceeds were raised from the Principal Holders. The Reverse Split and the deregistration of our Units are expected to provide limited partners with an efficient mechanism to liquidate their equity interest at a fair price for their Units and without incurring a brokerage commission or sales expenses. Furthermore, the Board expects that, in the absence of a split, attempts by our limited partners to achieve liquidity are likely to be frustrated due to the low average daily trading volume of Units, where only a small number of Units could be purchased or sold without the risk of significantly increasing or decreasing the trading price. Moreover, in the absence of the Reverse Split, limited partners who own a small number of Units would likely incur brokerage commissions and sales expenses in excess of the value of their Units. On the Record Date, we had 558 record holders of our Units. Based on information available to us, we estimate that we have approximately 2,200 beneficial holders of our Units and that approximately 1,900 of our beneficial holders own fewer than 2,000 pre-split Units each. In the aggregate, the Units held by these small holders comprise less than 3% of our outstanding Units but represented approximately 88% of our total number of beneficial holders. Of these holders, we estimate that approximately 650 beneficial holders own 100 or less of our pre-split Units.

Absence of More Attractive Strategic Alternatives. The Board considered a number of alternatives to going private, including an issuer tender offer, liquidation, conversion to a corporation, redemption of Units, a strategic sale and maintaining the status quo. See Special Factors—Alternatives Considered. The Board ultimately rejected the alternatives to the Reverse Split because the Board believed that the Reverse Split would be the simplest and most cost-effective approach to achieve the purposes described in this information statement.

Potential Disadvantages to Limited Partners of the Reverse Split

No Participation in Our Future. Limited partners owning fewer than 2,000 Units immediately prior to the effectiveness of the Reverse Split will, after giving effect to the Reverse Split, no longer have any equity interest in us and, therefore, will not participate in our future potential earnings or growth. It is expected that all but approximately 250 beneficial holders will be fully cashed out in the Reverse Split, assuming that no limited partners owning fewer than 2,000 pre-split Units will purchase Units in order to remain a limited partner.

Reduced Information for Remaining Holders. Potential disadvantages to limited partners who will remain as limited partners after the Reverse Split include reduced disclosure of information about us and lack of a liquid market for their Units. When the Reverse Split is effected, we intend to terminate the registration of our Units under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements of the Exchange Act or the proxy rules thereunder. Termination of our registration under the Exchange Act will substantially reduce the information that we will be required to furnish to our limited partners. After we become a non-reporting, privately held partnership, our limited partners will have access to our partnership books and records only to the extent provided by the Partnership Agreement and Delaware Act. Any documents provided to our continuing limited partners may not be as detailed or extensive as the information we currently file with the SEC and deliver to limited partners.

Termination of our registration under the Exchange Act also will make many of the provisions of the Exchange Act intended to protect investors no longer applicable to us, including the short-swing profit provisions of Section 16 and the securities ownership reporting rules under Section 13. In addition, upon termination of our registration, we will no longer file periodic reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will not be subject to the SEC’s proxy rules.

Accordingly, once we are a private entity, you will have access to much less information about us than you currently have. Moreover, once we are private, we do not intend to make available to our limited partners any financial or other information about us that is not required by law. In accordance with the Partnership Agreement and applicable law, after the Reverse Split, we will continue to furnish limited partners with information necessary to prepare their tax returns, audited annual financial statements, and quarterly financial information. We do not anticipate issuing any other reports to limited partners after we deregister our Units.

Lack of Liquidity for Remaining Limited Partners. Limited partners holding our Units following the Reverse Split will likely experience a reduction in liquidity (which may be significant) with respect to their Units, because our Units will no longer be quoted on the OTCQX. It is possible the Units will continue to be quoted in the “Pink Sheets,” albeit at a price approximately 2,000 times their current price on the OTCQX to reflect the Reverse Split. There can be no assurance that there will be any Pink Sheet quotations or that if such quotations begin that they will continue for any length of time. There may be no trading market at all in our Units. Accordingly, remaining limited partners following the Reverse Split may not have a readily available means to liquidate their holdings.

Tax Treatment. For limited partners who receive a cash payment in return for all or some of their Units as a result of the Reverse Split, the receipt of such cash may result in the recognition of taxable income, gain, or loss for U.S. federal income tax purposes. Such income, gain, or loss may be capital and/or ordinary. The receipt of post-split Units in exchange for pre-split Units will not be taxable for U.S. federal income tax purposes. See the information under the caption Special Factors—Certain U.S. Federal Income Tax Consequences of the Reverse Split in this information statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Split in light of your particular circumstances.

Governance Matters. As a result of the Reverse Split, we estimate that the Principal Holders will increase their aggregate beneficial ownership of our Units from approximately 85% to approximately 88.0%. This increase is immaterial and will have no effect on any voting rights to which our limited partners are entitled. Accordingly, our unaffiliated limited partners who remain limited partners after the consummation of the Reverse Split will continue to have little or no ability to affect the operation of the Partnership. As a private entity, we will no longer be subject to the corporate governance standards set forth in SEC rules, including rules related to related party transactions and maintenance of a code of ethics. Many of these rules were set up with the objective of protecting unaffiliated holders of an entity’s securities from conflicts of interest between an entity and its affiliates. Once we are private, we will no longer be subject to such rules, although our Managing Partner will continue to be subject to its fiduciary obligations under state law.

Potential Reinstatement of Reporting Obligations. The intended effect of the Reverse Split is to reduce the number of record holders of our Units to fewer than 300. This will make us eligible to terminate the registration of our Units under Section 12(g) of the Exchange Act. We expect to reduce the number of our record holders to less than 100 as a result of the Reverse Split, assuming that no limited partners with fewer than 2,000 pre-split Units will purchase Units in order to remain limited partners. However, if the Reverse Split does not have the intended effect, or if the number of limited partners rises to 500 or more after the consummation of the Reverse Split for any reason, we may once again be subject to the periodic reporting obligations under the Exchange Act and the SEC’s proxy rules, which would negate much, if not all, of the savings intended to be accomplished through the Reverse Split.

No Appraisal Rights. Limited partners will not be entitled to appraisal or dissenters’ rights under the Delaware Act or the Partnership Agreement in connection with the transaction.

Potential Detrimental Effects to Us. Apart from the consideration to be paid to limited partners who are cashed out in the Reverse Split, completion of the Reverse Split is expected to require approximately $200,000 of additional cash for advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. We will pay these fees and costs related to the transaction out of our cash reserves. In addition, the reduction in publicly available information about the Partnership will make it more difficult for lenders and vendors to review our creditworthiness and may, consequently, affect our business. However, we intend to continue to prepare quarterly financial information and audited annual financial statements.

Certain U.S. Federal Income Tax Consequences of the Reverse Split

The following discussion is a summary of certain U.S. federal income tax consequences relating to the Reverse Split. It does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to the Partnership and its limited partners relating to the Reverse Split, and it is not intended as tax advice to any person or entity.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In reviewing this discussion of U.S. federal income tax consequences, please be advised of the following:

●	This disclosure is limited to holders of Units who are individual citizens or residents of the United States and who are treated as partners of the Partnership for U.S. federal income tax purposes.

●	This disclosure only addresses the U.S. federal income tax consequences to limited partners who hold their Units as a capital asset.

●

This disclosure does not address all of the U.S. federal income tax consequences that may be relevant to particular limited partners based upon their particular circumstances or to limited partners who are subject to special rules, such as tax-exempt institutions; non-U.S. persons; employee benefit plans; IRAs; real estate investment trusts; mutual funds; banks or other financial institutions; dealers in securities or currencies; traders in securities that elect to mark-to-market; holders of Units who acquired Units from us in exchange for property other than cash; holders of Units who acquired Units other than by purchase through an inter-dealer quotation and trading system or a national securities exchange or issuer offering for cash; persons who hold our Units as part of a hedge, straddle or conversion transaction; persons not treated as partners of the Partnership for U.S. federal income tax purposes; holders of Units who acquired Units as compensation; or holders of Units who are not individuals.

●

This disclosure is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

●

This disclosure does not address the consequences to the Partnership’s limited partners under any state, local, or foreign tax laws, or under any U.S. federal alternative minimum tax, gift, estate, or generation-skipping tax laws.

●

In accordance with Section 6.11 of the Limited Partnership Agreement, the Partnership has obtained an opinion of counsel that the Amendments will not cause the Partnership to be treated as an association taxable as a corporation for purposes of the Code. The Partnership has not otherwise requested or received a tax opinion from legal counsel with respect to any of the tax matters discussed herein.

●

No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and there can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

U.S. Federal Income Tax Consequences to the Partnership

The Partnership will not recognize gain or loss for U.S. federal income tax purposes as a result of the Reverse Split.

U.S. Federal Income Tax Consequences to Continuing Limited Partners

A continuing limited partner who receives post-split Units will not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of the post-split Units. A continuing limited partner’s holding period in post-split Units will be the same as for the pre-split Units exchanged therefor.

Generally, a continuing limited partner who receives cash for fractional Units will not recognize gain or loss for U.S. federal income tax purposes on the receipt of such cash, and such partner’s tax basis in the post-split Units will be the tax basis in the pre-split Units reduced by the amount of cash received. However, this is not true to the extent that such partner receives cash that is attributable to an interest in substantially appreciated inventory or unrealized receivables, or if the cash received exceeds such partner’s tax basis in the partner’s outstanding Units. To the extent that cash received by a continuing limited partner is treated as received in return for a partner’s interest in substantially appreciated inventory or unrealized receivables, such partner will recognize ordinary income or loss in an amount equal to such cash received reduced by the adjusted basis (if any) of such partner’s interest in the substantially appreciated inventory or unrealized receivables. If the amount of cash received by a continuing limited partner for fractional Units (other than any amount of cash characterized in the immediately preceding sentence) exceeds such partner’s tax basis in such partner’s pre-split Units, such partner will recognize capital gain for U.S. income tax purposes equal to the amount of cash received in excess of the partner’s tax basis in the partner’s outstanding Units, and the tax basis in such partner’s outstanding Units will be reduced to zero. Such capital gain will be long-term capital gain if the outstanding Units have been held for more than one year at the time of the Reverse Split.

U.S. Federal Income Tax Consequences to Limited Partners Who are Cashed Out

A limited partner who receives only cash for its pre-split Units and thereafter, directly or constructively, does not own any Units will generally recognize capital gain or loss for U.S. federal income tax purposes upon the surrender of the pre-split Units. However, to the extent that the cash received is treated as received in return for the limited partner’s share of substantially appreciated inventory or unrealized receivables, the limited partner will recognize ordinary income or loss in an amount equal to such amount of cash received reduced by the adjusted basis (if any) of such partner’s interest in the substantially appreciated inventory or unrealized receivables. The limited partner also will recognize capital gain or loss equal to the difference between the cash received (other than the amount of cash treated as received for the partner’s interest in substantially appreciated inventory or unrealized receivables) and the partner’s tax basis for the outstanding Units surrendered, which will be long-term capital gain or loss if the outstanding Units have been held for more than one year at the time of the Reverse Split.

Capital Gain and Loss

For individuals, net capital gain for a taxable year (defined generally as net long-term capital gain for the year reduced by short-term capital loss for the year) will generally be subject to U.S. federal income tax at preferential tax rates. However, net short-term capital gain will be subject to U.S. federal income tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

Capital gains and ordinary income recognized in connection with the Reverse Split by limited partners who are individuals may be subject to an additional U.S. federal income tax on net investment income.

Backup Withholding

Limited partners will be required to provide their social security or other taxpayer identification numbers (and, in some instances, additional information) to the transfer agent in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each limited partner to deliver such information when the certificates representing Units are surrendered following the Effective Date of the Reverse Split. Failure to provide such information may result in backup withholding.

GENERAL INFORMATION ABOUT THE amendments and REVERSE SPLIT

Amendments to the Partnership Agreement

The amendments to the Partnership Agreement are being undertaken in order to facilitate the Reverse Split and to lessen the administrative burden on Partnership record keeping. Specifically, Section 7.14 of the Amendments permits the Reverse Split, the advantages of which are explained in this Information Statement, and Section 11.1 of the Amendments no longer requires the Partnership to certificate its Units, which means that the Partnership will no longer be required to incur costs associated with creating and administering Unit certificates and limited partners will no longer risk loss, theft or destruction of their certificates and incurring the fees and indemnity bonds required to replace such certificates. A copy of Sections 7.14 and 11.1 of the Partnership Agreement, as amended and as currently in effect before amendment, are attached hereto as Annex A.

Source and Amount of Funds; Expenses

The funding of the cash payment for the fractional Units resulting from the Reverse Split will be provided by cash reserves of the Partnership. It is anticipated that a maximum of approximately $1,780,000 will be required to cash out fractional Units as part of the Reverse Split, including the return of capital to our Managing Partner for it to maintain a 1% interest in the Partnership. The amount actually paid in connection with the Reverse Split, however, could be more or less depending on how many Units we are actually required to cash out upon consummation of the Reverse Split, which will depend in part on whether limited partners who presently own less than 2,000 pre-split Units buy additional Units in order to remain limited partners following the Reverse Split and whether limited partners who presently own 2,000 or more pre-split Units sell Units in order to participate in the cash-out or purchase additional Units to end up with holdings evenly divisible by 2,000. Fractional Units purchased by the Partnership will be cancelled.

In addition, we anticipate incurring approximately $200,000 in legal, exchange agent, mailing, printing and other fees and costs in connection with the Reverse Split and related transactions; we will pay these fees and costs. The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Split. Final costs may be more or less than the estimates shown below. Please note that the following estimate of costs does not include the cost of paying for fractional Units.

Legal fees	$152,000
Exchange agent fees and mailing costs	35,000
Printing costs	8,000
Other	5,000
Total	$200,000

The Partnership intends to use its cash on hand to fund the foregoing costs of the Reverse Split.

Regulatory Approvals

The Reverse Split is not subject to any regulatory approvals; however, we are required to comply with the rules and regulations of the SEC, including those related to this information statement and the Schedule 13E-3.

Appraisal Rights

No appraisal or dissenters’ rights are available under either the Delaware Act or the Partnership Agreement to any limited partner in connection with the Reverse Split.

Effective Date of Reverse Split

We anticipate that the Reverse Split will become effective as soon as practicable but no sooner than 10 days after the date that is 20 days after the date of the mailing of this information statement.

Termination of Exchange Act Registration

Our Units are currently registered under the Exchange Act. We are permitted to terminate this registration if there are fewer than 300 record holders of our Units. Upon the effectiveness of the Reverse Split, we expect to have fewer than 300 record holders of our Units. We intend to terminate the registration of our Units under the Exchange Act as promptly as possible after the Effective Date of the Reverse Split. See the disclosure under the caption Special Factors—Effects of the Reverse Split in this information statement.

Conduct of our Business After the Reverse Split

After consummation of the Reverse Split, we expect our business and operations generally to continue as they are currently being conducted. We do not expect to have any changes in our management.

As a result of the Reverse Split, we expect to realize management time and cost savings as a result of terminating our public partnership status. When the Reverse Split is consummated, all persons owning fewer than 2,000 Units at the effective time of the Reverse Split will no longer have any equity interest in us, will not be limited partners and will therefore not participate in our future potential earnings and growth.

Other than as described in this information statement, there are no current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) sell or transfer any material amount of the Partnership’s assets; (iii) change the Board or management of the Managing Partner; (iv) materially change the Partnership’s indebtedness or capitalization; or (v) otherwise effect any material change in the Partnership’s structure or business. We do not plan to pay fees for board members following the termination of our Exchange Act registration.

Letter of Transmittal following Effective Date of Reverse Split

After the Reverse Split is effective, certificates representing Units held by limited partners holding fewer than 2,000 pre-split Units will be deemed to represent only the right to receive the proposed purchase price, which amount the Board believes to represent an amount equal to or greater than the “fair market value” per Unit and is fair from a financial point of view, to holders who will receive cash payments for their pre-split Units. Following the Effective Date, limited partners will receive written instructions on how to claim cash payment for fractional Units and how to send in their certificates, if any, to our Exchange Agent. As soon as practicable after receipt of those instructions, each limited partner is strongly encouraged to send its Unit certificates and the other documents requested by those instructions to our Exchange Agent. This will allow our Exchange Agent to cancel those Units that are no longer outstanding, disburse cash payments, and re-issue outstanding Units in book-entry form, as applicable. In the event we are unable to locate a limited partner who is entitled to a cash payment, any funds payable to such holder pursuant to the Reverse Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. We urge all limited partners to confirm that the transfer agent or the broker, bank or other nominee managing your account has your current address. Limited partners who remain limited partners after the Reverse Split will not receive certificates representing their Units but will receive a statement reflecting the number of Units registered in their accounts.

Reservation of Rights

Despite the fact that the Board approved the Reverse Split as discussed immediately above, the Board believes that it is prudent to recognize that, between the date of this information statement and the date that the Reverse Split will become effective, factual circumstances could possibly change again such that it might not be appropriate or desirable to effect the Reverse Split at that time or on the terms currently proposed. Such factual circumstances could include a change in our limited partner base that requires a modification of the split ratios to accomplish the going-private transaction or a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse Split. If the Board decides to withdraw or modify the Reverse Split, the Partnership will notify the limited partners of such decision promptly in accordance with applicable rules and regulations.

INFORMATION ABOUT THE PARTNERSHIP

The Partnership’s general partner, executive officers and directors, control persons and affiliated entities are set forth in the table below. None of the persons identified below was (1) convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years or (2) party to any judicial or administrative proceeding during the past five years that resulted in a judgement, decree of final order enjoining such person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name and Address	Affiliation	State of Incorporation or Country of Citizenship	Principal Business or Material Occupation/Employment
Royal Hawaiian Resources, Inc. 390 Interlocken Crescent, Ste 350 Broomfield, CO 80021	Managing Partner of the Partnership	Hawaii	Management of the Partnership

Crescent River Agriculture LLC 109 E. 17th Street, Ste 4392 Cheyenne, WY 82001	Sole shareholder of the Managing Partner	Wyoming	Ownership of controlling interest in the Managing Partner and Units in the Partnership

Shiraz Capital LLC 109 E. 17th St., Ste 4392 Cheyenne, WY 82001	Sole manager of Crescent River Agriculture LLC	Wyoming	Investment holding company

Fred and Mary Ebrahimi 191 University Blvd #246 Denver, CO 80206	Mr. Ebrahami is the sole member of Shiraz Capital	United States	Investors

Bradford C. Nelson 390 Interlocken Crescent, Ste 350 Broomfield, Colorado 80021	President, CEO, CFO and Secretary and Chairman of the Board of Directors of Managing Partner	United States	President and owner of West Sedge, Inc., which provides finance and management services to businesses and family offices, including companies owned by the Ebrahimi family and the Ebrahimis

Barry W. Blank 390 Interlocken Crescent, Ste 350 Broomfield, Colorado 80021	Director of Managing Partner	United States

A registered securities representative since 1968, Director of Divine Capital Markets since 2016 and Vice President and a research analyst for Cantone Research from 2014 to 2016 and 2009 to 2010, respectively

Mark W. Harding 390 Interlocken Crescent, Ste 350 Broomfield, Colorado 80021	Director of Managing Partner	United States	President, CEO, CFO and Director of Pure Cycle Corporation

James S. Kendrick 390 Interlocken Crescent, Ste 350 Broomfield, Colorado 80021	Director of Managing Partner	United States	Retired consultant in food processing industry

Price Range of Units

The Partnership registered the Units under the Securities Act of 1933, as amended, and under Section 12 of the Exchange Act in 1986. The Units are traded on the OTCQX under the symbol “NNUTU.”

The following table sets forth the quarterly high and low sales prices of the Units on the OTCQX for the periods indicated. No distributions were paid on the Units during the periods indicated.

Period	High ($)	Low ($)
2018
1st Quarter (through March 29, 2018)	2.39	2.05
2017
4th Quarter	2.37	1.80
3rd Quarter	2.70	1.90
2nd Quarter	2.48	1.70
1st Quarter	3.00	1.95
2016
4th Quarter	3.02	2.75
3rd Quarter	3.16	2.75
2nd Quarter	3.20	2.72
1st Quarter	3.24	2.57

The sales prices on the over-the-counter market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On March 29, 2018, the last reported sale price on the OTCQX for the Units was $2.32 per Unit.

Distribution Policy

Limited partners are entitled to receive distributions if, as and when declared by the Managing Partner out of funds legally available for distribution and in accordance with the terms of the Partnership Agreement. All distributions to limited partners are made in accordance with their respective participations in profits and losses of the Partnership.

The Amended and Restated Credit Agreement dated March 27, 2015, among the Partnership, the Managing Partner, Royal Hawaiian Macadamia Nut, Inc., Royal Hawaiian Services, LLC, and American AgCredit, PCA, as amended on June 15, 2015, June 29, 2015, September 22, 2015, March 11, 2016, June 30, 2016, January 12, 2017 and July 13, 2017, provides that no distributions may be made to holders of Units unless approved by the lender other than for taxes due on Partnership income. No distributions were declared in 2017 and 2016. The Partnership does not expect to make distributions in the foreseeable future.

Prior Public Offerings and Unit Purchases

In 2017, the Partnership conducted a rights offering through which it sold an aggregate of 11,100,000 Units at $1.79 per unit. The Partnership received gross proceeds of approximately $19.869 million from this offering. The Ebrahimi Holders purchased 9,416,553 Units and the Blank Holders purchased 868,300 Units of the 11,100,000 Units that were available for sale. Only 815,147 Units (or 7.3%) of the 11,100,000 Units were purchased by other limited partners.

In 2014, the Partnership conducted a rights offering through which it sold an aggregate of 3,600,000 Units at $2.55 per unit. The Partnership received gross proceeds of approximately $9.18 million from this offering. The Ebrahimi Holders purchased 2,981,300 Units and the Blank Holders purchased 281,666 Units of the 3,600,000 Units that were available for sale. Only 337,034 Units (or 9.4%) of the 3,600,000 Units were purchased by other limited partners.

None of the Partnership, the Managing Partner, the officers and directors of the Managing Partner or the Blank Holders has purchased any Units during the past 60 days. The Ebrahimi Holders made two purchases in the open market through the OTCQX during the past 60 days as follows:

Date	Units Purchased	Price
March 27, 2018	1,694	$2.28
March 28, 2018	13,500	$2.26

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 29, 2018, as to the beneficial ownership of the Units by (i) each person (or group of affiliated persons) known to the Partnership to own beneficially 5% or more of the Units, (ii) each director of the Managing Partner, (iii) each executive officer of the Managing Partner and (iv) all directors and executive officers of the Managing Partner as a group. All information is based on information filed by such persons with the SEC and other information provided by such persons to the Partnership. Except as otherwise indicated, the Partnership believes that each of the beneficial owners listed has sole investment and voting power with respect to such Units. On March 29, 2018, there were 22,200,000 Units outstanding. There are no Units deemed to be beneficially owned by virtue of a right of a person to acquire Units within 60 days of March 29, 2018.

Name and Address of Beneficial Owner	Pre-Split Units Owned		Pre-Split Percent of Units	Estimated Post-Split Units Owned	Estimated Post-Split Percent of Units
Barry W. Blank**	1,737,000	(1)	7.82%	868	8.09%
Mark W. Harding**	–		–	–	–
James S. Kendrick**	1,500		*	–	–
Bradford C. Nelson**	18,701	(2)	*	9	*
All directors and executive officers as a group (4 persons)	1,757,201		7.91%	877	8.17%

Farhad Fred and Mary Wilkie Ebrahimi	17,171,959	(3)	77.35%	8,584	79.97%
Husband and Wife
191 University Boulevard, Suite 246
Denver, Colorado 80206

*	Less than 1%
**	Address is the Partnership’s address: 688 Kinoole Street, Suite 121, Hilo, Hawaii 96720.
(1)	This disclosure is based on a Schedule 13D/A filed by Mr. Blank on May 19, 2017 and a subsequently filed Form 4.
(2)

Excludes 935,726 Units owned by Crescent River Agriculture LLC. Mr. Nelson is a member of Crescent River Agriculture LLC, but he has no voting or investment control over the Units held by Crescent River Agriculture LLC. Mr. Nelson disclaims beneficial ownership of the Units held by Crescent River Agriculture LLC, except to the extent of his pecuniary interest therein.

(3)

This disclosure is based on a Schedule 13D/A filed by the Ebrahimis on May 19, 2017, and subsequently filed Forms 4. The Ebrahimis have shared voting and dispositive power over all Units owned. Crescent River Agriculture LLC, which is controlled by the Ebrahimis, owns the 1% general partnership interest.

	Units Owned	Percentage of Units	General Partnership Interest Owned	Percentage of GP Interest Owned
Crescent River Agriculture LLC	935,726	4.21%	1%	100%
Shiraz Capital LLC	10,024,586	45.16%	–	–
The Ebrahimi Family Foundation	22,356	.10%	–	–
FF Ebrahimi IRA	110,190	.50%	–	–
NUT 2013 GRAT	6,068,101	27.33%	–	–
Farhad Fred Ebrahimi	11,000	.05%	–	–
TOTAL	17,171,959	77.28%	1%	100%

Changes in Control

There exists no arrangement known to the Partnership the operation of which may at a subsequent date result in a change in control of the Partnership. The Reverse Split would not result in a change of control.

Financial Information

We have included with this information statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, attached hereto as Annex B.

Below is pro forma balance sheet and income statement information disclosing the effect of the Reverse Split. You should read this information together with our consolidated historical financial statements, the accompanying notes thereto and Management’s Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is attached hereto as Annex B.

	As of December 31, 2017
	Pre-Split	Adjustments for Reverse Split		Post-Split
(in thousands)
Cash and cash equivalents	$9,355	$(1,980)	(a)	$7,375
Partners’ capital
General partner and limited partners	$58,313	$(1,980)	(a)	$56,333
Accumulated other comprehensive loss	$(231)	$–		$(231)
Total partners’ capital	$58,082	$(1,980)	(a)	$56,102
Total capitalization	$69,472	$(1,980)	(a)	$67,492

____________________

(a)

Amount includes an estimated $1,780,000 for payment to our Managing Partner and limited partners for fractional Units and an estimated $200,000 of expense related to the Reverse Split. See General Information About the Amendments and Reverse Split – Source and Amount of Funds; Expenses in this information statement.

	Year Ended December 31, 2017
	Actual	Adjustments		As Adjusted
(in thousands except per Unit amounts)
General and administrative expenses	$2,640	$(770)	(a)	$1,870
Operating income	$1,795	$770	(a)	$2,565
Net income	$1,187	$770	(a)	$1,957
Net income per Unit (18,094 Units Pre-Split)	$.07	$.04		$.11
Net income per Unit (868.2 Units Post-Split)	$1.37	$.89		$2.26

____________________

(a)

Amount represents the estimated $770,000 of annual savings related to the Reverse Split. See General Information About the Amendments and Reverse Split – Source and Amount of Funds; Expenses in this information statement.

Voting Rights

As the beneficial owner, directly or indirectly, of a significant portion of the outstanding Units, the Ebrahimi Holders presently may be able to influence Partnership decisions. For example, since the Ebrahimi Holders control approximately 77.4% of the Units, the Managing Partner cannot be changed unless the Ebrahimi Holders vote their Units in favor of the change because a vote of at least 66⅔% of the outstanding Units is required to remove the Managing Partner.

Past Contacts, Negotiations and Agreements with Affiliates

For transactions with Affiliates related to the Units, see information under the caption Information About the Partnership – Prior Public Offerings and Unit Purchases set forth above.

On June 30, 2016, the Partnership entered into a definitive Stock Purchase Agreement with Crescent River Agriculture LLC pursuant to which the Partnership sold all of the issued and outstanding shares of capital stock of the Managing Partner to Crescent River Agriculture LLC for $224,000 (the “Stock Purchase Agreement”). Pursuant to the terms of the Partnership Agreement, the Managing Partner is entitled to an annual management fee equal to two percent of Operating Cash Flow (as defined by the Partnership Agreement) and an incentive fee if net cash flow of the Partnership exceeds certain levels defined in the Partnership Agreement. In connection with the Stock Purchase Agreement, the Managing Partner entered into the Management and Incentive Fee Waiver Agreement, dated June 30, 2016, whereby the Managing Partner agreed to waive both the management fee and the incentive fee for fiscal 2016, 2017, and 2018. After 2018, the Managing Partner will be eligible to earn the management fee and the incentive fee. The incentive fee has not been earned by the Managing Partner for at least 15 years.

FORWARD-LOOKING STATEMENTS

Statements that are not historical facts contained in or incorporated by reference into this information statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “goal,” “seek,” “project,” “strategy,” “future,” “likely,” “believe,” “may,” “should,” “could,” “will,” “estimate,” “expect,” “plan,” “intend,” “target,” “potential,” “assume” and similar expressions (including negative and grammatical variations) and references to future periods, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements include statements we make regarding:

●

the effective date of the Amendments, the Reverse Split and deregistration of our Exchange Act reporting obligations and circumstances impacting the Board’s final decision to complete the Reverse Split;

●	number of record holders of our Units after the Reverse Split and beneficial holders before and after the Reverse Split;

●	number of Units after the Reverse Split;

●	cash payments for fractional Units and sources of funds for such payments;

●	intent to deregister our Units and the advantages and disadvantages of deregistration;

●	fairness to unaffiliated limited partners of the Reverse Split;

●	future purchases by us of our Units;

●	our business and operations after consummation of the Reverse Split, including our strategic, corporate governance and financing plans;

●	plans regarding payment of board fees and distributions on the Units;

●	plans regarding the issuance and purchase of Units or securities convertible into Units;

●	the estimated amount of and sources of funds to pay for the costs, fees, expenses and charges related to the Reverse Split and the other transactions described herein;

●	certain tax consequences of the Reverse Split to our limited partners;

●	the amount of cost savings that we expect to achieve as a result of deregistering our Units and the assumptions regarding such savings;

●	ability of limited partners to purchase or sell Units prior to the Reverse Split;

●	our intention to prepare quarterly financial information, audited annual financial statements and other information for our limited partners;

●	trading market for our Units before and after the Reverse Split;

●	attempts by our limited partners to achieve liquidity in the absence of a split;

●	estimated impact of the Reverse Split on our affiliates ownership of Units;

●	benefits of eliminating paper certificates to represent Units;

●	advantages and disadvantages and effects of the Reverse Split and alternatives to the Reverse Split;

●

reasons for not holding a meeting of limited partners, not obtaining an independent vote of a majority of the unaffiliated limited partners, not obtaining an independent appraisal and not retaining an unaffiliated representative for the unaffiliated limited partners;

●	reasons for the split ratio chosen and not calculating liquidation and going concern values;

●	estimated amount and impact of the costs of being a public entity and inability to realize the benefits of being a public entity;

●	potential conflicts of interests;

●	investment and voting power of shares beneficially owned;

●	procedures of brokers, banks and other nominees for processing the Reverse Split;

●	benefits of the Amendments;

●	payment for fractional shares representing fair market value;

●	receipt of statements showing ownership of our Units after the Reverse Split;

●	influence of the Ebrahimi Holders on decisions of the Partnership; and

●	adequacy of the information provided to limited partners to evaluate the Amendments and the Reverse Split.

Forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from those in such statements. Factors that could cause actual results to differ from those contemplated by such forward-looking statements include, without limitation:

●	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Reverse Split;

●	the failure of the Reverse Split to be consummated for any other reason;

●	the outcome of any legal proceedings that may be instituted against us and others relating to the Reverse Split or the deregistration of our Units;

●

the occurrence of any event, change or other circumstance that could prevent or delay us from deregistering our Units, including, without limitation, any failure of the Reverse Split to result in the reduction of the number of our limited partners of record to below 300;

●	the effect of the Reverse Split and deregistration of our Units on our customer and supplier relationships, operating results and business generally; and

●	the factors discussed in Item 1A – Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified by these cautionary statements.

Delivery of Materials to Limited Partners with Shared Addresses

The Partnership utilizes a procedure approved by the SEC called “householding,” which reduces printing and postage costs. Limited partners who have the same address and last name may receive one copy of the information statement unless one or more of these limited partners has provided contrary instructions.

If you wish to receive a separate copy of the information statement, or if you are receiving multiple copies and would like to receive a single copy, please contact the Partnership’s transfer agent at 1-800-937-5448 or 1-718-921-8124, or write to or call the President of the Managing Partner at the address or phone number set forth on the first page of the information statement. If your Units are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. Concurrently with filing this information statement, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our limited partners, or a representative who has been so designated in writing.

We are subject to the information requirements of the Exchange Act, and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains the reports, proxy and information statements, and other information we file at http://www.sec.gov. Our SEC filings are also available on our website at www.rholp.com. Information in, or that can be accessed through, our website is not part of this information statement.

ANNEX A

TO INFORMATION STATEMENT

OF ROYAL HAWAIIAN ORCHARDS, L.P.

Amendments to the Partnership Agreement

7.14	Splits and Combinations.

(A)     Subject to Section 7.14(D), the Managing General Partner may make a pro rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted. In particular, in the event of any such Class A Unit split or distribution, appropriate adjustments shall be made to the Indicated Distributions per Unit.

(B)     Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the Managing General Partner may fix, in advance, a Record Date as of which the distribution, subdivision or combination shall be effective, which Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted by the Managing General Partner. If no Record Date is fixed, the Record Date for such distribution, subdivision or combination shall be at the close of business on the day on which the Managing General Partner adopts the resolution relating to such action. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(C)     Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or other evidence of the issuance of uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Managing General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests, the surrender of any Certificate or other evidence of the issuance of uncertificated Partnership Interests held by such Record Holder immediately prior to such Record Date.

(D)     The Partnership shall not issue fractional Units or other Partnership Interests upon any distribution, subdivision or combination of Units or other Partnership Interests. If a distribution, subdivision or combination of Units or other Partnership Interests would result in the issuance of fractional Units or other Partnership Interests but for the provisions of Section 7.8 and this Section 7.14(D), the Partnership shall, as determined by the Managing General Partner in its sole discretion, (i) arrange for the disposition of fractional interests on behalf of those who would otherwise be entitled thereto, (ii) pay in cash the fair value of such fractional interests as of the time when those who would otherwise be entitled to receive such fractions are determined, or (iii) round each fractional Unit or other Partnership Interest to the nearest whole Unit or Partnership Interest (and a 0.5 Unit or Partnership Interest shall be rounded to the next higher Unit or other Partnership Interest).

11.1       Issuance of Certificates. Notwithstanding anything to the contrary herein, unless the Managing General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Any Certificates that are issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the Managing General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the Managing General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

A-1

Current Corresponding Partnership Agreement Provisions

7.14       Changes is Outstanding Units. The Managing General Partner is authorized to effect any Class A Unit split or declare and pay pro rata distributions of Class A Units to the holders of Class A Units. In the event of any such Class A Unit split or distribution, appropriate adjustments shall be made to the Indicated Distributions per Unit and the number of Class B Units convertible into Class A Units.

11.1       Issuance of Certificates. Upon the issuance of Class A Units, the Managing General Partner shall cause the Partnership to issue one or more Certificates substantially in the form of the Certificate attached hereto as Exhibit A in the name of each Class A Limited Partner certifying that the Limited Partner named therein is a Class A Limited Partner in the Partnership as provided in the Partnership’s books and records, stating the number of Class A Units into which his Partnership Interest is divided, and including as a part thereof a form of assignment, subject to this Article 11, sufficient to convey the partnership interest of a limited partner to an assignee under the Delaware Act. Upon the transfer of a Unit in accordance with the terms of this Agreement, the Managing General Partner shall cause the Partnership to issue replacement Certificates, according to such procedures as the Managing General Partner may establish.

A-2

ANNEX B

TO INFORMATION STATEMENT

OF ROYAL HAWAIIAN ORCHARDS, L.P.

RHO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-9145

ROYAL HAWAIIAN ORCHARDS, L.P.

(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	99-0248088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

688 Kinoole Street, Suite 121, Hilo, Hawaii 96720

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 747-8471

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

Title of Each Class	Name of Each Exchange on Which Registered
Depositary Units Representing Class A Units of Limited Partnership Interests	None

Indicate by check mark if the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934). Yes ☐ No ☒

The aggregate market value of registrant’s voting and non-voting equity (consisting of Class A Units) held by non-affiliates as of June 30, 2017, was $6,906,282 based on the last reported sales price on the OTCQX on that date of $2.00 per Unit.

The number of outstanding Class A Units as of March 9, 2018, was 22,200,000.

DOCUMENTS INCORPORATED BY REFERENCE

None.

FORWARD-LOOKING STATEMENTS

Statements that are not historical facts contained in or incorporated by reference into this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “goal,” “seek,” “project,” “strategy,” “future,” “likely,” “believe,” “may,” “should,” “could,” “will,” “estimate,” “expect,” “plan,” “intend,” “target,” “potential,” “assume” and similar expressions (including negative and grammatical variations) and references to future periods, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements include statements we make regarding:

●	projections of revenues, expenses, income or loss;
●	our plans, objectives and expectations, including those relating to regulatory actions, business plans, products or services;
●	competition in the markets in which we operate;
●	expected costs to produce kernel;
●	ability to pass along increased costs;
●	water needs of maturing orchards and effects on production of insufficient irrigation;
●	the sufficiency of our irrigation wells;
●	nut roasting and other measures to maintain product quality and prevent contamination;
●	industry trends;
●	relations with employees;
●	assumptions impacting expenses and liabilities related to our pension obligations;
●	anticipated contributions to our pension plan;
●	lower yields and cash flows from newer orchards;
●	anticipated nut production;
●	plans for the branded products segment;
●	the sufficiency of our working capital and financing sources to fund our operations;
●	seasonality of nut production;
●	our ability to engage third parties to process our nuts and the cost of such processing;
●	factors that influence consumer purchases;
●	consumer demands regarding food standards and their impact on our costs and operating results;
●	reliance on third-party manufacturers;
●	delays in production or delivery of nuts;
●	use of herbicides, fertilizers and pesticides;
●	our belief that we are in compliance with environmental regulations;
●	tax implications of owning our Units;
●	the expected renegotiation of certain leases;
●	the adequacy of our insurance, including product liability and crop insurance; and
●	impact of new accounting rules.

Forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from those in such statements. Factors that could cause actual results to differ from those contemplated by such forward-looking statements include, without limitation:

●	the factors discussed in Item 1A – Risk Factors of this Annual Report on Form 10-K;
●	our ability to sell equity, extend or refinance our debt, or to otherwise raise funds to meet our current obligations and debt service requirements;
●	changing interpretations of accounting principles generally accepted in the United States of America;
●	outcomes of litigation, claims, inquiries or investigations;
●	world market conditions relating to macadamia nuts;
●	the weather and local conditions in Hawaii affecting macadamia nut production;
●	diseases and pests affecting macadamia nut production;
●	legislation or regulatory environments, requirements or changes adversely affecting our businesses;
●	labor relations;
●	general economic conditions;
●	geopolitical events and regulatory changes;
●	our ability to retain and attract skilled employees;

●	our success in finding purchasers for our macadamia nut production at acceptable prices;
●	the availability of and our ability to negotiate acceptable agreements with third parties that are necessary for our business, including those with nut processors, shippers and distributors;
●	the availability and cost of raw materials;
●	availability and cost of labor, fuel, materials, equipment, and insurance;
●	nonperformance by a significant customer; and
●	our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified by these cautionary statements.

PART I

ITEM 1.	BUSINESS OF THE PARTNERSHIP

Royal Hawaiian Orchards, L.P. (the “Partnership”) is a master limited partnership organized in 1986 under the laws of the State of Delaware. The Partnership is managed by its sole general partner, Royal Hawaiian Resources, Inc. (the “Managing Partner”). On October 1, 2012, the Partnership changed its name from ML Macadamia Orchards, L.P. to Royal Hawaiian Orchards, L.P. to better enable the Partnership to brand its products. Royal Hawaiian was the original brand name used to market the macadamia nuts grown from 1946 until 1973 on the acreage that now comprises our orchards. Bulk macadamia kernel and branded product sales are made through the Partnership’s wholly owned subsidiary, Royal Hawaiian Macadamia Nut, Inc. (“Royal”). Unless the context otherwise requires, Royal Hawaiian Orchards, L.P. and its subsidiaries are referred to in this report as the Partnership and “we,” “us” or “our.”

Our principal executive offices are located at 688 Kinoole Street, Suite 121, Hilo, Hawaii 96720, and our telephone number is (808) 747-8471. Our Depositary Units Representing Class A Units of Limited Partnership Interests (“Units”) are currently traded on the OTCQX platform under the symbol “NNUTU.”

Overview

We are a producer and distributor of high-quality macadamia nut-based products. We are the largest macadamia nut farmer in Hawaii, farming approximately 5,010 tree acres of orchards that we own or lease in two locations on the island of Hawaii, including 641 tree acres that we own and lease to another party. We also farm approximately 433 tree acres of macadamia orchards in Hawaii for other orchard owners.

Business Segments

We have two business segments: orchards and branded products. The orchards segment derives its revenues from the sale of wet-in-shell (“WIS”) macadamia nuts, sale of dry-in-shell (“DIS”) macadamia nuts, sale of macadamia nut kernel to Royal, revenues from contract farming, and orchard lease income. The branded products segment derives its revenues from the sale of bulk macadamia kernel and, through 2017, of branded macadamia nut products by Royal.

Information concerning industry segments is set forth in Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 4 – Segment Information to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Orchards Segment

The orchards segment grows and farms macadamia nuts for sale as WIS and DIS, and for sale as macadamia nut kernel to Royal for the sale of bulk kernel and the processing and sale of branded products. The orchards segment also provides contract farming services and leases orchards.

Most of our WIS nuts are dried, sent to a third-party processor for shelling and then sold as bulk kernel or used in our branded products. We also sell to Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) pursuant to three long-term agreements, which represented approximately 23% and 18% of our production in 2017 and 2016, respectively.

Nuts retained by us for use in our branded products segment are dried and then sent to a third-party processor for shelling.

Competition. Demand for macadamia nuts in the United States and Hawaii has been strong. Our nuts are sold to Royal, to Mauna Loa under long-term contracts and to processors, with and without contracts. We compete with other growers in Hawaii for labor and with processors for WIS nuts to process and sell through Royal.

Macadamia Farming. We farm approximately 5,010 tree acres of orchards that we own or lease, including 641 tree acres that we own and lease to another party. We also farm approximately 433 tree acres of macadamia orchards in Hawaii for other orchard owners.

All orchards are located in two separate regions on the island of Hawaii (“Keaau” and “Ka’u”). Because each region has different terrain and weather conditions, farming methods vary somewhat between the regions.

Branded Products Segment

Our branded products segment sells bulk kernel to customers throughout the world directly and through brokers and marketed branded products under the ROYAL HAWAIIAN ORCHARDS® brand name. In 2017, because of strong prices for bulk kernel and the need to generate cash flow, we reduced our investment in growing sales of branded products and focused on profitability and minimizing inventory balances. On February 28, 2018, we announced the sale of our branded products snack business. After close of the sale in March 2018, the branded products segment will focus exclusively on bulk macadamia kernel sales.

Customers. Royal sells bulk kernel to nut brokers and companies who use the kernel in their products. The branded products were sold to wholesale customers in the United States.

Competition. Our principal competitors in the sale of bulk macadamia kernel are sellers of macadamia kernel from Australia, South Africa and other macadamia producing countries.

Environmental Matters. Our operations are subject to various federal, state and local environmental laws and regulations. We believe the Partnership is in compliance with all material environmental regulations affecting our facilities and operations.

Governmental Regulations

As an agricultural company, we are subject to extensive government regulation, including regulation of the manner in which we cultivate and fertilize as well as process our macadamia nuts. Furthermore, the branded products segment of our business subjects us to additional regulation regarding the manufacturing, distribution, and labeling of our products.

Manufacturers and marketers of food products are subject to extensive regulation by the Food and Drug Administration (“FDA”), the U.S. Department of Agriculture (“USDA”), and other national, state and local authorities. The Food, Drug and Cosmetic Act and the Food Safety Modernization Act and their regulations govern, among other things, the manufacturing, composition and ingredients, packaging and safety of foods. Under these acts, the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations, imposes ingredient specifications and requirements for many foods, requires specialized training and record keeping to identify and prevent hazards within food production facilities, and inspects food facilities and issues recalls for tainted food products.

Food manufacturing facilities and products are also subject to periodic inspection by federal, state and local authorities. State regulations are not always consistent with federal or other state regulations.

Seasonality

Macadamia nut production is very seasonal, with the largest quantities typically being produced and then inventoried from September through November, resulting in large inventories that will be converted into finished product and sold throughout the following year.

Significant Customers

Mauna Loa has historically been and still is our largest customer. WIS nut sales to Mauna Loa represented approximately 33% and 19% of our nut production in 2017 and 2016, respectively. In addition, in both 2017 and 2016 Mauna Loa bought macadamia nut kernel. Sales of WIS nuts and kernel totaled $8.5 million in 2017 compared to $6.9 million in 2016 and represented 26% of net revenue in both 2017 and 2016. See Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operation. In 2017, two other customers, Golden Peanut Company, LLC and Specialty Commodities, Inc., both owned by Archer Daniels Midland Company, purchased bulk kernel which together represented 15% of net revenue.

Employees

As of December 31, 2017, we employed 297 people: 83 full-time employees; 206 seasonal employees; and 8 part-time employees.  Of the total, 15 are in farming supervision and management, 267 are in production, maintenance and agricultural operations, 15 are in accounting and administration, and one in sales.

We are a party to two collective bargaining agreements with the International Longshore and Warehouse Union (“ILWU”) Local 142. These agreements cover all production, maintenance and agricultural employees of the Ka’u and Keaau orchards. On January 8, 2017, we and ILWU Local 142 agreed to two new three-year contracts, which are effective June 1, 2016 through May 31, 2019. Although we believe that relationships with our employees and the ILWU are good, there is no assurance that we will be able to extend these agreements on terms satisfactory to us when they expire.

Taxation

The Partnership has a grandfathered tax status, which allows it to be treated as a partnership for tax purposes, even though it is publicly traded, provided that it pays a 3.5% federal tax on gross income from the active conduct of the trade and business of the Partnership. The Partnership will cease to be treated as a partnership for tax purposes if the Partnership engages in a substantially new line of business. A substantially new line of business conducted through a wholly owned corporate subsidiary of the Partnership is not deemed to be a new line of business for tax purposes. Accordingly, the Partnership manufactures, markets and sells its branded products through its wholly owned corporate subsidiary, Royal. Any income or gain the Partnership derives from transactions with Royal would be included in income or gain of the Partnership that would flow through to the unitholders. Conversely, tax losses in Royal may not be available to offset the taxable income of the Partnership. As a result, the Partnership may have income allocable to unitholders on which the unitholders are obligated to pay taxes yet have no cash available for distribution. See Item 1A – Risk Factors – Tax Risks of Owning Our Units - Our branded products line of business operates through a corporate subsidiary, which may result in increased taxes and – Your tax liability from the ownership of Units may exceed your distributions from the Partnership. The Partnership intends to maintain its status of being taxed as a partnership.

Available Information and Website Address

We are subject to the information requirements of the Exchange Act, and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains the reports, proxy and information statements, and other information we file at http://www.sec.gov. Our SEC filings are also available on our website at www.rholp.com. The contents of our website are not incorporated by reference into this report.

Recent Developments

Settlement Agreement with Olson Trust. The Partnership entered into a Definitive Terms of Settlement Agreement (the “Settlement Agreement”) with Edmund C. Olson as Trustee for the EDMUND C. OLSON TRUST No. 2 dated August 21, 1985 (the “Olson Trust”) on February 14, 2017. On February 22, 2018, the Partnership and Olson Trust completed substantially all of the transactions contemplated by the Settlement Agreement, with the exception of a couple of small parcels subject to legal partition. Pursuant to the Settlement Agreement, the Partnership gained ownership of 653 acres of land, which includes the land underlying 382 acres of its trees and the land underlying its husking and drying plants, and the Partnership will gain ownership of the land underlying its garage and field office upon completion of the partition of the parcel underlying those facilities. The Partnership relinquished 515 acres of leased land (the lease for 423 acres of which was scheduled to expire in 2034 and 92 acres of which was scheduled to expire in 2045), including 348 acres of trees, and 30 acres of owned land, including 24 acres of trees (collectively, the “Olson Settlement”). For additional details of the terms of the Settlement Agreement, see Item 3 – Legal Proceedings and Note 15 – Litigation Loss Contingencies to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Sale of Brands and Macadamia Snack Business. On February 28, 2018, Royal entered into a definitive agreement to sell its brands and macadamia snack business to MacFarms, LLC (“MacFarms”). MacFarms will acquire from Royal all assets which are currently owned by Royal that are used in the marketing and retail sales of macadamia nuts under Royal’s trademark and trade-name brands, including but not limited to the ROYAL HAWAIIAN ORCHARDS® trademark, for 11,220,242 ordinary fully paid shares, approximately 13% of the issued shares, in Buderim Group Limited (ASX:BUG), the parent company of MacFarms. The Partnership will also enter into a supply agreement to sell kernel at international prices to MacFarms. In addition, the Partnership and MacFarms will enter agreements to process each other’s wet-in-shell nuts as needed and to explore a joint investment in a processing facility in Hawaii.

In 2012, the Partnership established Royal to sell its bulk kernel and to supply its newly developed line of macadamia snacks under the brand name ROYAL HAWAIIAN ORCHARDS®, which together made up its branded products segment. In the first half of 2017, the Partnership began focusing more on its bulk macadamia kernel business with sales into Europe, Asia and the US. With the sale of its brands and the macadamia snack business, the Partnership will focus on its orchard business and on sales of macadamia kernel from its orchards and other Hawaiian orchards to MacFarms and other customers worldwide at prices higher than can be obtained by selling wet-in-shell in Hawaii.

ITEM 1A.	RISK FACTORS

Our business, financial condition, and results of operations are subject to significant risks. We urge you to consider the following risk factors in addition to the other information contained in, or incorporated by reference into, this Form 10-K and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”). If any of the following risks actually occur, our business, financial condition, results of operations or cash flows could be materially adversely affected.

Risk Factors Related to Our Business

We rely upon external financing which is secured by a pledge of all of our real and personal property. If we are unable to comply with the terms of our loan agreements, we could lose our assets.

We rely on external financing, currently being provided by an Amended and Restated Credit Agreement with American AgCredit, PCA (“AgCredit PCA”) and a Credit Agreement with American AgCredit, FLCA (“AgCredit FLCA”), through a revolving credit facility and several term notes. These agreements contain various terms and conditions, including financial ratios and covenants, and are secured by all of the real and personal property of the Partnership. We are currently in compliance with our credit agreements, however on multiple occasions during the last several years and as recently as the end of 2016, we have failed to comply with various financial covenants under our credit agreements but have been able to obtain waivers or modifications of the agreements to avoid a default. If we are unable to meet the terms and conditions of our credit agreements or to obtain waivers or modifications of such credit agreements, we could be in default under our credit agreements, and the lenders would be able to accelerate the obligations and foreclose on the collateral securing the indebtedness. There is no assurance that we will be able to comply with our credit agreements or obtain waivers or modifications in the future to avoid a default. See Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources for further information.

We have a history of losses and our future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business and the value of our Units.

Since we launched our branded products in November 2012, we have only generated enough revenue to exceed our expenditures once, during the twelve-month fiscal period ending December 31, 2017. We have financed our operations primarily through our cash flow from operations, our revolving credit facility and offerings of Units. At December 31, 2016, we only had $154,000 of net working capital. During 2017, we reduced costs, reduced levels of inventory, raised additional equity financing, paid off and extended debt so that working capital at December 31, 2017, was $19.1 million. In 2017, we benefited from a larger spring crop due to a late start to harvest in the 2016-2017 crop year and an early start to harvest in the 2017-2018 crop year, which resulted in an increase in the calendar year crop and positive net income. We cannot be certain that we will be able to maintain profitability in the future.

We have historically depended on a significant nut purchaser.

In 2017 and 2016, we sold approximately 33% and 19% of our WIS nut production to Mauna Loa. In 2017 and 2016, we also sold kernel to Mauna Loa totaling $2.3 million and $4.4 million and together with WIS sales represented 26% of our total net revenue in both 2017 and 2016. Mauna Loa is a significant customer, and any disruption of the Mauna Loa relationship could significantly adversely affect us if we are not able to find alternative purchasers of our nut production at comparable prices.

We are subject to the risk that market prices of macadamia nuts may not be adequate to cover our costs of production.

We have three long-term agreements requiring Mauna Loa to purchase the nuts from orchards that we purchased from International Air Service Co., Ltd. (“IASCO”). The IASCO orchards have historically represented approximately 20% (23% and 18% in 2017 and 2016, respectively) of our nut production. These contracts expire in 2029, 2078 and 2080 and provide for market-determined prices. All other macadamia nuts are sold at market prices. We are subject to the risk that world market prices could decline such that we would not be able to sell our nuts at prices that covers our cost of production.

A disruption at any of our production facilities would significantly decrease production, which could increase our cost of sales and reduce our net sales and income from operations.

We dry our nuts at our drying plant and process and manufacture nuts into products at third-party processor and manufacturing facilities. A temporary or extended interruption in operations at any of these facilities, whether due to technical or labor difficulties, destruction or damage from fire, flood or earthquake, infrastructure failures such as power or water shortages, raw material shortage or any other reason, whether or not covered by insurance, could interrupt our process and manufacturing operations, disrupt communications with our customers and suppliers, and cause us to lose sales and write off inventory. Any prolonged disruption in the operations of these facilities would have a significant negative impact on our ability to manufacture and package our products on our own and may cause us to seek additional third-party arrangements, thereby increasing production costs or, in the case of our drying facility, prevent us from having sufficient nuts for our branded products business. Further, current and potential customers might not purchase our products if they perceive our lack of alternate manufacturing facilities to be a risk to their continuing source of products.

We are dependent on third-party manufacturers to process our products, and the loss of a manufacturer or the inability of a manufacturer to fulfill our orders could adversely affect our ability to make timely deliveries of product.

We currently rely on and may continue to rely on third-party manufacturers to process our products. If one of these manufacturers were unable or unwilling to produce our products in a timely manner or renew contracts with us, we would have to identify and qualify new manufacturers, and we may be unable to do so. Due to industry and customer requirements that manufacturers of food products be certified and/or audited for compliance with food safety standards, the number of qualified manufacturers is constrained. As we expand our operations, we may have to seek new manufacturers and suppliers or enter into new arrangements with existing ones. However, only a limited number of manufacturers may have the ability to produce a high volume of our products, and it could take a significant period of time to locate and qualify such alternative production sources. In addition, we may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those that we currently enjoy.

There can be no assurance that we would be able to identify and qualify new manufacturers in a timely manner or that such manufacturers could allocate sufficient capacity to meet our requirements, which could materially adversely affect our ability to make timely deliveries of product. In addition, there can be no assurance that the capacity of our current manufacturers will be sufficient to fulfill our orders, and any supply shortfall could materially and adversely affect our business, financial condition and results of operations. Currently, some of our products are produced by a single third-party source that maintains only one facility. The risks of interruption described above are exacerbated with respect to such single-source, single-facility manufacturer.

Our manufacturers are required to comply with quality and food production standards. The failure of our manufacturers to maintain the quality of our products could adversely affect our reputation in the marketplace and result in product recalls and product liability claims.

Our manufacturers are required to maintain the quality of our products and to comply with our product specifications and requirements for certain certifications for food safety from third-party organizations. In addition, our manufacturers are required to comply with all federal, state and local laws with respect to food safety. However, there can be no assurance that our manufacturers will continue to produce products that are consistent with our standards or in compliance with applicable laws and standards, and we cannot guarantee that we will be able to identify instances in which our manufacturers fail to comply with such standards or applicable laws. We would have the same issue with new suppliers. The failure of any manufacturer to produce products that conform to applicable standards could materially and adversely affect our reputation in the marketplace and result in product recalls, product liability claims and severe economic loss.

Any significant delays of shipments to or from our processors could adversely affect our sales.

Shipments to and from our processors could be delayed for a variety of reasons, including weather conditions, strikes, and shipping delays. Any significant delay in the shipments of product would have a material adverse effect on our business, results of operations and financial condition, and could cause our sales and earnings to fluctuate during a particular period or periods. We have from time to time experienced, and may in the future experience, delays in the production and delivery of product.

Our farming operations face a competitive labor market in Hawaii.

Our farming operations require a large number of workers, many on a seasonal basis. The labor market on the island of Hawaii is very competitive, and most of our employees are unionized under contracts that expire in May 2019. In the event that we are not able to obtain and retain both permanent and seasonal workers to conduct our farming operations, or in the event that we are not able to maintain satisfactory relationships with our unionized workers, the Partnership’s financial results could be negatively impacted.

Our operations rely on certain key personnel who are critical to our business.

Our future operating results depend substantially upon the continued service of key personnel and our ability to attract and retain qualified management and technical and support personnel. We cannot guarantee success in attracting or retaining qualified personnel. There may be only a limited number of persons with the requisite skills and relevant industry experience to serve in those positions. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees.

Our farming operations are subject to environmental laws and regulations, and any failure to comply could result in significant fines or clean-up costs.

We use herbicides, fertilizers and pesticides, some of which may be considered hazardous or toxic substances. Various federal, state, and local environmental laws, ordinances and regulations regulate our properties and farming operations and could make us liable for costs of removing or cleaning up hazardous or toxic substances on, under, or in property that we currently own or lease, that we previously owned or leased, or upon which we currently or previously conducted farming operations. These laws could impose liabilities without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to use, sell or collateralize certain real property and result in significant fines or clean-up costs, which could adversely affect our business, financial condition and results of operations. Future environmental laws could impact our farming operations or increase our cost of revenues.

Our business is subject to seasonal fluctuations.

Because we experience seasonal fluctuations in production and thus sales from our orchards, our quarterly results fluctuate, and our annual performance has depended largely on results from two quarters. Our business is highly seasonal, reflecting the general pattern of peak production and consumer demand for nut products during the months of October, November and December. Historically, a substantial portion of our revenues occurred during our third and fourth quarters, and we generally experienced lower revenues during our first and second quarters together with losses. Weather conditions may delay harvesting from December into early January, which may result in a fiscal year with lower than normal revenues. With the launch of our branded products business, WIS revenue continues to be highly seasonal, while branded products revenue is more evenly distributed throughout the year.

Our branded products segment requires us to carry additional inventory, which increases our working capital needs and our reliance on generating additional income from sales or obtaining additional external financing.

Although branded products segment revenues are more evenly distributed throughout the year, this change has required us to carry larger quantities of inventory, increasing our working capital needs. If we are unable to generate additional working capital from product sales or obtain external financing, we may not be able to build the inventory necessary to maintain a sufficient and consistent supply of our branded products to meet customer demands, which could have a material adverse effect on our business, results of operations, liquidity, financial condition and brand image.

The price at which we can sell our macadamia nuts may not always exceed our cost of revenues.

During 2017, our costs to farm and produce macadamia nuts, including depreciation of the trees, varied between 66.4 cents and 80.2 cents per WIS pound (depending on the orchard) or an average of approximately 71.9 cents per WIS pound. Macadamia orchards are required to be cultivated and farmed in order to maintain the trees, even in years where the price at which the macadamia nuts could be sold do not cover the cost of revenues in any specific orchard. In such event, we could suffer losses from certain orchards, and our financial performance could be adversely affected. There is no assurance that the prices of macadamia nuts in the future will exceed the costs of production.

Additional regulation could increase our costs of production, and our business could be adversely affected.

As an agricultural company, we are subject to extensive government regulation, including regulation of the manner in which we cultivate, fertilize and process our macadamia nuts. Furthermore, processing and selling our branded products subject us to additional regulations regarding the manufacturing, distribution, and labeling of our products. There may be changes to the legal or regulatory environment, and governmental agencies and jurisdictions where we operate may impose new manufacturing, importation, processing, packaging, storage, distribution, labeling or other restrictions, which could increase our costs and affect our financial performance.

Many of our production costs are not within our control, and we may not be able to recover cost increases in the form of price increases from our customers.

We purchase water, electricity and fuel, fertilizer, pesticides, equipment and other products to conduct our farming operations and produce macadamia nuts. Transportation costs, including fuel and labor, also represent a significant portion of the cost of our nuts. These costs could fluctuate significantly over time due to factors that may be beyond our control. Our business and financial performance could be negatively impacted if there are material increases in the costs we incur that are not offset by price increases for the products sold.

We are subject to the risk of product liability claims.

The production and sale of food products for human consumption involves the risk of injury to consumers. This risk increases as we move from primarily a farming operation into the marketing and sale of branded products. Although we believe we have implemented practices and procedures in our operations to promote high-quality and safe food products, we cannot assure you that consumption of our products will not cause a health-related illness or injury in the future or that we will not be subject to claims or lawsuits relating to such matters.

Diseases and pests can adversely affect nut production.

Macadamia trees are susceptible to various diseases and pests that can affect the health of the trees and resultant nut production.  There are several types of fungal diseases that can affect flower and nut development.  One of these is Phytophthora capsici, which affects the macadamia flowers and developing nuts, and another, Botrytis cinerea, causes senescence of the macadamia blossom before pollination is completed.  Extended periods of cool, wet weather increase the risk of Phytophthora development, whereas Botrytis development is bolstered by warm, moist evening weather.  Historically, these fungi have infested the reproductive plant parts at orchards located in Keaau during periods of persistent inclement weather.  These types of fungal disease are generally controllable with fungicides. Tree losses may occur due to a problem known as Macadamia Quick Decline (“MQD”).  This affliction is caused by Phytophthora tropicalis, which is associated with high moisture and poor drainage conditions.  The Keaau orchards are areas with high moisture conditions and may be more susceptible to the MQD problem.  Afflicted trees in these regions are replaced with cultivars that are more resistant to MQD.  The Partnership’s Keaau orchards experienced tree replacement of 0.17% in 2017 and 1.6% in 2016.

The Southern Green Stink Bug causes unattractive stippling to the mature kernels and causes pre-mature drop of young nuts.  It has potential to reduce the crop size and quality.  Stink bug damage has historically increased during dry periods.  As their preferred fabaceous host plants in pasturelands neighboring our orchards succumb to the dry weather and die, the stink bugs migrate to the macadamia trees as a secondary host plant. Losses of SGSB were 2.6% overall in 2017, though levels in Kau were higher than Keaau; the highest damages from Stink Bug were above 9% in Fall 2017. Two natural enemies, a wasp and a fly, generally keep nut losses at acceptable levels.  An insect known as the Koa Seed Worm (“KSW”) causes full-sized nuts to fall that have not completed kernel development.  The Tropical Nut Borer Beetle (“TNB”) bores through the mature macadamia shell and feeds on the kernel.  Damages caused by each insect may fluctuate when unfavorable environmental conditions affect the natural enemy populations. Damage caused by TNB increases the mold content of in-shell nuts and is not easily detectable prior to cracking. TNB can cause otherwise good quality kernel to receive flavor and odor contamination from TNB damaged nuts during the cracking process.

In March 2005, a foreign insect pest, the Macadamia Felted Coccid (“MFC”), or Eriococcus ironsidei, was detected on macadamia trees in the South Kona area on the island of Hawaii.  The insect originates from Australia, where populations are kept under control from native predators and parasites.  In Hawaii, however, in the absence of its natural enemies, MFC has become a serious problem on macadamia nut trees.  The insect causes defoliation, weakening and breakage of large branches and limbs, and, in severe cases, may cause or contribute to tree death.  Yearly surveys conducted in Ka’u have shown MFC to be present extensively throughout the orchards.  Climatic conditions, particularly extremely dry weather, are conducive for increased MFC activity.  Collaboration continued in 2017 with other growers and the State of Hawaii to control this pest.  At this point in time, MFC is not fully understood.  In particular, there is a deficit of information on how MFC is able to cause so much damage to such large trees and what level of production loss is attributed to MFC.  Research is currently being conducted by the University of Hawaii to assess the level of crop loss due to MFC.  Chemical treatments using products approved for use under federal and state laws are being performed throughout our Ka’u orchards.  In 2017, 1,593 acres were sprayed for MFC in the Ka’u orchards.  An integrated pest management (IPM) strategy was developed and implemented within the orchards, which targets “hot spots”, or high population areas.  This strategy includes tracking populations in both treated and untreated areas. MFC was first detected in our Keaau orchard in the spring of 2015.  Treatment was administered shortly after detection. Both treated and untreated areas in the Keaau orchard continue to be monitored for MFC; however, due to the expedience of the treatment and the normal high levels of rainfall, the MFC population was low in 2017.

As indicated above, natural enemies are relied upon to manage insects that contribute to nut loss.  Without these natural enemies, greater losses are possible.  Approved pesticides may be available to manage economically significant insect pests; however, their use is limited to situations where treatment costs and nut loss justify their use, and when their use does not disrupt the natural enemy population.

Honey bees are placed in the orchards to supplement other insect pollinators during the flowering season.  In late 2008, the Hawaii Department of Agriculture identified the Varroa mite on feral honey bees near the port of Hilo, Hawaii.  This mite is an ectoparasite that attaches to the body of honey bees and weakens them and can result in the destruction of bee hives and colonies.  Apiaries that place hives in the macadamia nut orchards must manage this pest with miticide in order to maintain healthy bee colonies and avoid the development of resistance to the miticide.

Increases in these diseases and pests or our inability to successfully control these diseases and pests could result in decreases in production, including loss of trees in affected orchards, which could have a material adverse effect on our business, financial condition and results of operations.

Our orchards are susceptible to natural hazards such as wildfires, rainstorms, floods and windstorms, which may adversely affect nut production.

Our orchards are located in areas on the island of Hawaii that are susceptible to natural hazards, including drought, wildfires, heavy rains, floods, and windstorms.  Our orchards located in the Ka’u region are susceptible to wildfires during periods of drought.  In June and July 2012, a wildfire caused widespread damage to agricultural crops in the Ka’u region.  The fire resulted in damage to irrigation pipes and approximately 24 tree acres of our macadamia nut orchards.  Our orchards are also located in areas that are susceptible to storms which produce heavy rainfall.  Twenty-seven major windstorms have occurred on the island of Hawaii since 1961, and six of those caused material losses to our orchards. In November 2000, the Ka’u region was affected by flooding, resulting in some nut loss.  Since the flood in 2000, heavy rain and flooding in the Ka’u region has not been as damaging but continue to be potential risks that can affect our nut production.  On August 7, 2014, Tropical Storm Iselle made landfall on the island of Hawaii with high winds and heavy rain resulting in some tree damage and loss, increases in immature nut drop, and mature nut loss due to storm run-off.  In January 2015, another windstorm swept through the Ka’u region and caused a 1% loss of canopy and trees in our orchards.   Most of our orchards are surrounded by windbreak trees, which provide limited protection.  Younger trees that have not developed extensive root systems are particularly vulnerable to windstorms.  The occurrence of any natural disaster affecting a material portion of our orchards could have a material adverse effect on our business, financial condition and results of operations.

Our orchards are subject to risks from active volcanoes.

Our orchards are located on the island of Hawaii, where there are two active volcanoes. To date, no lava flows from either volcano have affected or threatened the orchards, but the risk remains.

Our business may be adversely affected by adverse or unseasonal weather conditions and climate change.

Poor, severe, or unusual weather conditions, whether caused by climate change or other factors, may adversely affect our nut production and our ability to harvest. Because our nut production is significantly influenced by weather, substantial changes to historical weather patterns in Hawaii, including changing temperature levels, changing rainfall patterns, and changing storm patterns and intensities, could significantly impact our future business, financial condition and results of operations.

The amount and timing of rainfall can materially impact nut production.

During 2017, the Ka’u and Keaau areas recorded 117% and 89%, respectively, of the 20-year average rainfall. The productivity of orchards depends in large part on moisture conditions. Inadequate rainfall can reduce nut yields significantly, whereas excessive rain without adequate drainage can foster disease and hamper harvesting operations.  Although rainfall at the orchards located in the Keaau region has generally been adequate and at times excessive for the orchards, the orchards located in the Ka’u area generally receive less rainfall.  To supplement natural rainfall, a portion of the Ka’u orchards is presently irrigated.  Irrigation can mitigate some of the effects of a drought, but currently it cannot completely supplement the complete needs of the trees and crops.  The timing of rainfall relative to key development stages in the growing season can impact nut production.  Excessive rains during the flowering season affects pollination and nut set at the Keaau orchards where flowering and the rainy season coincide.  Regardless of the timing, lack of or excess of adequate rainfall for prolonged periods of time will also negatively affect nut production.

We rely on irrigation water for our Ka’u orchards and orchards acquired from IASCO. If the capacities of those wells diminish or fail, we may not have an adequate water supply to irrigate our orchards, which could adversely affect our nut production.

With the May 2000 acquisition of the farming business, we acquired an irrigation well (the “Sisal Well”), which supplies water to our orchards in the Ka’u region. Historically, the quantity of water available from the Sisal Well has been generally sufficient to irrigate these orchards in accordance with prudent farming practices. The irrigated portion of the Ka’u II orchards is expected to need greater quantities of water as the orchards mature. We anticipate that the amount of water available from the Sisal Well will be generally sufficient, assuming average levels of rainfall, to irrigate the irrigated orchards in accordance with prudent farming practices for the next several years. If the amount of water provided by the Sisal Well becomes insufficient to irrigate the above-named orchards, we may need to incur additional costs to increase the capacity of the Sisal Well, drill an alternative well into the historical source that provides water to the Sisal Well or obtain water from other sources in order to avoid diminished yields.

Included in the assets we purchased from IASCO is an irrigation well (the “Palima Well”) that supplies water for the IASCO orchards, orchards owned by New Hawaii Macadamia Nut Co. (“NHMNC”), and trees owned by us on leased land from the State of Hawaii. Under a prior agreement with IASCO, NHMNC received a portion of the water pumped out of the Palima Well, and we, as the new owner of this well, are obligated to continue this service. The well provides supplemental irrigation and is generally sufficient, assuming average levels of rainfall, to sustain nut production at historical norms.

If insufficient irrigation water is available to the irrigated orchards, then diminished yields of macadamia nut production can be expected, which could have a material adverse effect on nut production.

Our insurance may not be sufficient to reimburse us for crop losses.

We obtain tree insurance each year under a federally subsidized program. The tree insurance for 2017 provides coverage up to a maximum of approximately $19.6 million against catastrophic loss of trees due to wind, fire or volcanic activity. Crop insurance was purchased for the 2017-2018 crop season and provides coverage for up to a maximum of approximately $8.1 million against loss of nuts due to wind, fire, volcanic activity, earthquake, adverse weather, wildlife damage and failure of irrigation water supplies. There is no assurance that such insurance will cover all losses incurred by the Partnership or that such insurance will be available or purchased in the same amount in future periods.

Our advertising is subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, which prohibits dissemination of false or misleading advertising.

The National Advertising Division of the Council of Better Business Bureaus, Inc. (“NAD”), administers a self-regulatory program of the advertising industry to ensure truth and accuracy in national advertising. NAD monitors national advertising and entertains inquiries and challenges from competing companies and consumers. Should our advertising be determined to be false or misleading, we may have to pay damages, withdraw our campaign and possibly face fines or sanctions, which could have a material adverse effect on our sales and operating results.

Adverse publicity or consumer concern regarding the safety and quality of food products or health concerns, whether with our products or for food products in the same food group as our products, may result in the loss of sales.

We are highly dependent upon consumers’ perception of the safety, quality and possible dietary benefits of our products. As a result, substantial negative publicity concerning one or more of our products or other foods similar to or in the same food group as our products could lead to a loss of consumer confidence in our products, removal of our products from retailers’ shelves and reduced prices and sales of our products. Product quality, contamination, or safety issues, actual or perceived, or allegations of product contamination, even when false or unfounded, could hurt the image of our brands and cause consumers to choose other products. Furthermore, any product recall, whether our own or by a third party within one of our categories or due to real or unfounded allegations, could damage our brand image and reputation. By way of example, there have been recent recalls of pistachio and macadamia nuts produced by third parties due to Salmonella contamination. While we roast all of the nuts in our branded products to limit the risk of bacterial contamination and our purchasers of bulk kernel are expected to roast the nuts prior to sale, we cannot assure you that roasting will be conducted sufficiently or will prevent all instances of contamination, that our processors, co-packers and distributors will comply with our specifications, or that every purchaser of our nuts in bulk will in fact roast and properly handle the nuts prior to sale. Any of these events could subject us to significant liability and have a material adverse effect on our business, results of operations and financial condition. If we conduct operations in a market segment that suffers a loss in consumer confidence as to the safety and quality of food products, our business could be materially adversely affected. The food industry has recently been subject to negative publicity concerning the health implications of GMOs, obesity, trans fat, diacetyl, artificial growth hormones, arsenic in rice and bacterial contamination, such as Salmonella and aflatoxins. Consumers may increasingly require that foods meet stricter standards than are required by applicable governmental agencies, thereby increasing the cost of manufacturing such foods and ingredients. Developments in any of these areas, including, but not limited to, a negative perception about our formulations, could cause our operating results to differ materially from expected results. Any of these events could harm our sales, increase our costs and hurt our operating results, perhaps significantly.

Our business operations are subject to numerous laws and governmental regulations, exposing us to potential claims and compliance costs that could adversely affect our operations.

Manufacturers and marketers of food products are subject to extensive regulation by the FDA, the USDA, and other national, state and local authorities. For example, the Food, Drug and Cosmetic Act and the new Food Safety Modernization Act and their regulations govern, among other things, the manufacturing, composition and ingredients, packaging and safety of foods. Under these acts, the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations, imposes ingredient specifications and requirements for many foods, inspects food facilities and issues recalls for tainted food products. Additionally, the USDA has adopted regulations with respect to a national organic labeling and certification program.

Food manufacturing facilities and products are also subject to periodic inspection by federal, state and local authorities. State regulations are not always consistent with federal regulations or other state regulations.

Any changes in laws and regulations applicable to food products could increase the cost of developing and distributing our products and otherwise increase the cost of conducting our business, any of which could materially adversely affect our financial condition. In addition, if we fail to comply with applicable laws and regulations, including future laws and regulations, we may be subject to civil liability, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We may be subject to significant liability should the consumption of any food products manufactured or marketed by us cause injury, illness or death.

Regardless of whether such claims against us are valid, they may be expensive to defend and may generate negative publicity, both of which could materially adversely affect our operating results. The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of bacterial contamination, foreign objects, substances, chemicals, other agents or residues introduced during production processes. Although we believe that we and our manufacturers are in material compliance with all applicable laws and regulations, if the consumption of our products causes or is alleged to have caused an illness in the future, we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding an illness, injury or death could materially adversely affect our reputation with existing and potential customers on a permanent basis as well as our corporate image and operating results. Moreover, claims or liabilities of this nature might not be covered by insurance or by any rights of indemnity or contribution that we may have. Although we have product liability insurance coverage in amounts we believe to be adequate, we cannot be sure that claims or liabilities will be asserted for which adequate insurance will be available or that such claims or liabilities will not exceed the available amount of insurance coverage. Our food products may also experience product tampering, contamination or spoilage, or be mishandled or mislabeled, or otherwise damaged. Under certain circumstances, a product recall could be initiated, leading to a material adverse effect on our reputation, operations and operating results. Recalls may be required to avoid seizures or civil or criminal litigation or due to market demands. Even if such a situation does not necessitate a recall, product liability claims could be asserted against us. A product liability judgment or a product recall involving us or a third party within one of our categories could have a material adverse effect on our business, financial condition, results of operations or liquidity and could impair the perception of our brand for an extended period of time. Even if we have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our business, results of operations, liquidity, financial condition and brand image.

The food industry has been subject to a growing number of claims, including class action lawsuits based on the nutritional content of food products and on disclosure and advertising practices. We may face these types of claims and proceedings and, even if we are successful in defending these claims, publicity about these matters may harm our reputation and adversely affect our results. In addition, suits against our competitors can harm our business. These types of class action lawsuits can also make it more difficult for us to market our products by restricting our ability to differentiate the functional food aspects of our products from other products on the market. Furthermore, the defense of class action lawsuits can result in significant costs, which are oftentimes not covered by insurance, can be time-consuming and can divert the attention of management from other matters relating to our business.

We have previously identified material weaknesses in our internal control over financial reporting which, if not remediated, could have resulted in material misstatements in our financial statements. Additional material weaknesses could arise in the future.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

During the first quarter of 2016, we concluded that certain material weaknesses existed as of December 31, 2015. Specifically, management identified control deficiencies that constitute individually, or in the aggregate, material weaknesses in our internal control over financial reporting related to our account reconciliation process and inadequate segregation of duties.

Although management concluded that the material weaknesses in our internal control over financial reporting have been remediated, we expect to continue implementing measures to improve our internal control over financial reporting, including upgrading our financial accounting systems and recruiting further accounting and/or finance staff, as necessary, in order to maintain an effective control environment.

We cannot assure that additional material weaknesses will not arise in the future.

Significant influence over the Partnership’s affairs may be exercised by certain holders of Units. One couple controls over 66 2/3% of the Units and owns a controlling interest in the Managing Partner which gives them the ability to control or block significant transactions by the Partnership.

As of March 2, 2018, the holders of Units holding more than 5% of our Units were Fred and Mary Wilkie Ebrahimi (with approximately 77.3% beneficial ownership) and Barry W. Blank (with approximately 7.8% beneficial ownership). The Ebrahimis have the ability to control or block approvals that may be sought from holders of Units, including mergers, sales of substantial assets and modifications to the Partnership Agreement, which generally require approval by holders of a majority of the Units. The Ebrahimis also own a controlling interest in the sole shareholder of the Managing Partner. On June 30, 2016, the Partnership sold all of the issued and outstanding shares of capital stock of the Managing Partner to Crescent River (a company controlled by the Ebrahimis), effectively giving the Ebrahimis control of the Partnership.

Effective October 1, 2009, Bradford C. Nelson was elected as a director of the Partnership and on May 18, 2016 he was elected President, Principal Financial Officer, Principal Accounting Officer and Secretary of the Partnership. Mr. Nelson is the President and owner of West Sedge, Inc., which provides finance and management services to businesses and family offices, including companies owned by the Ebrahimi family and companies owned by Mr. Fred Ebrahimi. Effective December 2012, Barry W. Blank was elected as a director of the Managing Partner. There is no affiliation between the Ebrahimis and Mr. Blank. It is possible that the interests of the Ebrahimis or Mr. Blank could conflict with the interests of the other holders of Units.

The significant holdings of Units by the principal holders may adversely impact the market price of our Units and deter bids to acquire the Partnership.

The significant concentration of Unit holdings may deter persons desiring to make bids to acquire the Partnership because they may not be able to do so without the cooperation of the principal holders of Units. In addition, if the principal holders or other large holders of Units were to sell a large number of the Partnership’s Units, the market price of our Units could decline significantly. Furthermore, the perception in the public market that the principal holders or other large holders of Units might sell their Units could depress the market price of our Units, regardless of their actual plans.

Holders of Units have limited voting rights, and the Managing Partner cannot be changed unless our largest unitholder votes in favor of the change.

Holders of Units have limited voting rights on matters affecting the Partnership’s business, which may have a negative effect on the price at which the Units trade. In particular, the holders of Units do not elect the directors of the Managing Partner. Furthermore, if holders of Units are not satisfied with the performance of the directors, they may find it difficult to remove any or all of the directors because the Partnership Agreement requires a vote of at least 66 2/3% of the outstanding Units to remove the Managing Partner. No change of the Managing Partner can be effected unless the Ebrahimis vote their Units in favor of the change.

Ownership of the Partnership’s Units is different from ownership of stock, and unlike stockholders, holders of our Units do not have the right to elect directors of our Managing Partner.

Although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business, limited partnership interests are inherently different from the capital stock of a corporation. The Units represent limited partnership interests. The rights of a unitholder differ substantially from rights of a stockholder in many important respects. In particular, management of the Partnership is (except for certain specific matters requiring approval of unitholders) vested in the Managing Partner. Although holders of 66 2/3% of the Units have the power to remove and replace the Managing Partner, unitholders do not have the power to vote upon the composition of the Managing Partner’s board of directors. In addition, since the Ebrahimis control approximately 77.3% of our Units, the Managing Partner cannot be changed unless the Ebrahimis vote their Units in favor of the change. Moreover, the right of unitholders to participate in governance of the Partnership through exercise of voting rights is limited to certain specified matters.

Our Units are not listed on a national securities exchange, which may make it more difficult to buy and sell Units and subjects us to fewer regulations than exchange-traded companies are subject to.

Our Units are currently traded on the OTCQX, which is an over-the-counter securities market, under the symbol “NNUTU.” The fact that our Units are not listed on a national securities exchange is likely to make trading such Units more difficult for broker-dealers, holders of Units and investors. In addition, it may limit the number of institutional and other investors that will consider investing in our Units, which may have an adverse effect on the price of our Units. It may also make it more difficult for the Partnership to raise capital in the future. In addition, because our Units are traded on the OTCQX, we are subject to fewer rules and regulations than if the Units were traded on NASDAQ Stock Market or another national securities exchange.

New potential accounting rules related to leases may adversely affect our financial statements and create difficulty in meeting loan covenants.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases.” The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset (the lessee’s right to use the leased asset) and a liability (the future rent payment obligations) on the balance sheet for all leases with terms longer than 12 months. Currently, all of our orchard land leases are accounted for as operating leases, with no related assets and liabilities on our balance sheet. The new standard is effective for fiscal years beginning after December 15, 2018. The Partnership is currently assessing the impact of the adoption of ASU 2014-09 on its consolidated financial statement, but these changes could significantly change our reported or expected financial performance.

We may need to renegotiate certain contracts, such as debt agreements, to address the impact on debt covenants of reporting lease liabilities on the balance sheet. For instance, the balance sheet reporting may affect our net worth and we may not be able to meet the minimum tangible net worth requirement as originally provided for under our present debt agreements with AgCredit PCA and AgCredit FLCA. We will also need to ensure that our systems are capable of processing the required information to satisfy the proposed requirements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Partnership expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue which is recorded. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” This update deferred the effective date for implementation of this standard by one year. ASU 2014-09 is now effective for annual periods beginning after December 15, 2017, including interim periods within that period. The Partnership anticipates adopting this guidance in the first quarter of 2018 and based on our analysis, it will not have a significant impact outside of enhanced disclosures in the Notes to Consolidated Financial Statements.

Unauthorized access to confidential information and data on our information technology systems and security and data breaches could materially adversely affect our business, financial condition and operating results.

As part of our operations, we rely on our computer systems to manage inventory, process transactions, communicate with our suppliers and other third parties, and on continued and unimpeded access to secure network connections to use our computer systems. We have physical, technical and procedural safeguards in place that are designed to protect information and protect against security and data breaches as well as fraudulent transactions and other activities. Despite these safeguards and our other security processes and protections, we cannot be assured that all of our systems and processes are free from vulnerability to security breaches (through cyberattacks, which are evolving and becoming increasingly sophisticated, physical breach or other means) or inadvertent data disclosure by third parties or by us. A significant data security breach, including misappropriation of customer, distributor or employee confidential information, could cause us to incur significant costs, which may include potential costs of investigations, legal, forensic and consulting fees and expenses, costs and diversion of management attention required for investigation, remediation and litigation, substantial repair or replacement costs. We could also experience data losses that would impair our ability to manage inventories or process transactions and a negative impact on our reputation and loss of confidence of our customers, distributors, suppliers and others, any of which could have a material adverse impact on our business, financial condition and operating results.

Tax Risks of Owning Our Units

Any tax benefits of investment in our Units are not certain.

The anticipated after-tax benefit of an investment in our Units depends largely on the treatment of the Partnership as a partnership for U.S. federal income tax purposes, as well on as the Partnership not being subject to a material amount of entity-level taxation by individual states. If the Partnership were to be treated as a corporation for U.S. federal income tax purposes or become subject to additional amounts of entity-level taxation for state tax purposes, then the Partnership’s cash available for distribution to holders of Units could materially decline.

Our branded products line of business operates through a corporate subsidiary, which may result in increased taxes.

Our branded products line of business is conducted through Royal, a wholly owned separate, taxable corporation, so that the Partnership will not be considered to be engaging in a substantial new line of business that would terminate its status as an Electing 1987 Partnership as defined by the Internal Revenue Code of 1986, as amended (“Code”). The Partnership’s transactions with Royal may be subject to federal, state or local taxes, and any income or gain that the Partnership derives from those transactions would be included in the Partnership’s income or gain that flows through to a holder of Units. In addition, distributions that the Partnership receives from Royal will be taxable dividends to the extent of Royal’s earnings and profits. Conversely, losses that may be incurred by the Partnership as a result of transactions with Royal may be subject to deferral or disallowance, and tax losses in Royal may not be available to offset the taxable income of the Partnership. Because Royal is subject to federal and state income tax, Royal’s income available for distribution will be reduced by those taxes. The Partnership has recorded a valuation allowance equal to 100% of Royal’s deferred tax asset due to the uncertainty regarding future realization of Royal’s net operating loss carry forwards (“NOLs”).

Your tax liability from the ownership of Units may exceed your distributions from the Partnership.

The tax liability of holders of Units with respect to their Units could exceed their distributions from the Partnership with respect to Units. Holders of Units will generally be treated as partners to whom the Partnership will allocate taxable income, which can differ in amount from the cash distributed to holders of Units. Unitholders will be required to include their allocable share of the Partnership’s income in gross income for U.S. federal income tax purposes and, in some cases, for state and local income tax purposes, and to pay any taxes due thereon, even if they have not received a cash distribution from the Partnership for their allocable share of Partnership income.

Tax gain or loss on the disposition of Units could be more or less than expected.

A holder of Units who disposes of Units will recognize gain or loss equal to the difference between the amount realized and the tax basis of such Units. Because distributions in excess of a unitholder’s allocable share of the Partnership’s net taxable income decrease the tax basis of the holder’s Units, the amount, if any, of such prior excess distributions with respect to the Units disposed of will, in effect, become taxable income if the Units are sold at a price greater than the tax basis of the holder of Units, even if the price received is less than the holder’s original cost.

You will bear the tax liability on any income allocable to you.

The book and tax treatment of the Units has changed over the years, and at this time for tax purposes a holder of Units will experience higher earnings or lower loss compared to the income determined under accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, given our current financial condition and the restrictions on distributions under our current credit agreements, holders of Units should not expect to receive any distributions with respect to their Units and, thus, will bear the tax liability on any income allocable to them.

You may become subject to state and local taxes with respect to the Partnership’s activities.

A holder of Units may be subject to state and local taxes and return filing requirements in the states where the Partnership owns property or conducts business.

The Internal Revenue Service (“IRS”) may contest our tax positions, which could change the after-tax value of your investment.

The IRS may disagree with the tax positions that we take. We may need to undertake administrative or judicial proceedings to defend our tax positions. The holders of Units will indirectly bear the costs of any such contest. We may not prevail in a tax contest. The existence of a tax contest may adversely affect the market for Units. An adverse ruling by the IRS could change the after-tax value of your investment.

The Partnership may lose its status as an Electing 1987 Partnership taxable as a partnership, which could result in a substantial reduction in the value of the Units.

The Partnership would be taxable as a corporation but for its status as an Electing 1987 Partnership, which allows the Partnership to be taxed as a partnership for U.S. federal income tax purposes. If the Partnership were to lose its status as an Electing 1987 Partnership and otherwise not qualify to be treated as a partnership under the publicly traded partnership rules, the Partnership would be taxed as a corporation and subject to U.S. federal and state taxation at the Partnership level. Distributions to unitholders would be treated either as a taxable dividend of current and accumulated earnings and profits or, in the absence of earnings and profits, as a nontaxable return of capital or taxable capital gain. Thus, taxation as a corporation would likely result in a material reduction of cash flow and after-tax return to holders of Units, and thus would likely result in a substantial reduction in the value of the Units.

If the IRS contests the federal income tax positions we take, the market for our Units may be adversely impacted, the cost of any IRS contest will likely reduce cash available for distribution, and if adjustments to income are required, holders may be required to amend their tax returns and pay interest and penalties on any additional tax resulting from such adjustments.

If the IRS challenges a tax position that we adopt, it may be necessary to resort to administrative or court proceedings to defend the allocations. Any contest with the IRS may materially and adversely impact the market for our Units and the price at which they trade. The cost of defending the allocations will increase the Partnership’s expenses and will likely reduce the cash available for distribution. In addition, if an adjustment is required, holders of Units may be required to amend their income tax returns for the year(s) in question and pay interest and penalties on any additional tax resulting from the adjustment.

Recently enacted legislation alters the procedures for assessing and collecting taxes due for taxable years beginning after December 31, 2017, in a manner that could substantially reduce the cash available for distribution to unitholders.

Recently enacted legislation, applicable to the Partnership for taxable years beginning after December 31, 2017, alters the procedures for auditing large partnerships and also alters the procedures for assessing and collecting taxes due (including applicable penalties and interest) as a result of an audit. Under the new rules, unless we are eligible to, and do, elect to issue revised Schedules K-1 to our unitholders with respect to an audited and adjusted return; the IRS may assess and collect taxes (including any applicable penalties and interest) directly from the Partnership in the year in which the audit is completed. Such tax liability will be determined without regard to unitholder-level tax items that could otherwise reduce tax due on any adjustments. If we are required to pay taxes, penalties and interest as a result of audit adjustments, cash available for distribution to our unitholders may be substantially reduced. In addition, because payment would be due for the taxable year in which the audit is completed, unitholders during that taxable year would bear the expense of the adjustment even if they were not unitholders during the audited taxable year. If permitted under future guidance from the IRS, the Partnership might elect to have the assessment made against the unitholders in the year under review in which event each unitholder would be required to take into account such adjustment at their level and pay additional tax for the current year.

The Partnership’s allocations of profits and losses may not be respected by the IRS, which could result in changes to income allocation requiring holders to amend their tax returns and pay interest and penalties on any additional tax resulting from such adjustments.

We intend to allocate profits and losses in a manner consistent with the requirements of the Code. However, the IRS rules that govern the allocations of profits and losses, particularly with respect to allocations to be made to maintain the uniformity of Units, to account for differences between the book and tax capital accounts of unitholders, to account for the purchase of Units through the exercise of subscription rights, and to account for varying prices paid by unitholders to purchase their Units, are complex and uncertain, and there is no assurance that the IRS will respect the allocation methods utilized by the Managing Partner. If there is an IRS challenge, we will likely incur administrative costs to defend the allocations. The cost of defending the allocations will increase our expenses, will likely reduce the cash available for distribution and may reduce the value of the Units. In addition, if an adjustment is required, unitholders may be required to amend their income tax returns for the year(s) in question and pay interest and penalties on any additional tax resulting from the adjustment. If the IRS were to make adjustments to allocations in an audit of the Partnership for a taxable year commencing after December 31, 2017, the Partnership itself could incur tax liability as a result of such audit adjustments.

The IRS may challenge our treatment of each purchaser of our Units as having the same tax treatment without regard to the actual Units purchased, which could result in audit adjustments to holders of Units.

In order to maintain the uniformity of our Units so that they can be publicly traded, and because we are unable to match transferors and transferees of Units, we have adopted certain depreciation and amortization positions that may not conform in all respects to Treasury Regulations. A successful IRS challenge of these positions could adversely affect the amount or timing of tax benefits available to holders of Units and could adversely affect the value of our Units or result in audit adjustments to holders of Units.

The IRS may challenge our allocation of items of income, gain, loss and deduction between transferors and transferees of our Units, which could change the allocation of such items among owners of Units.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our Units based upon the ownership of our Units on the first business day of each month. Our allocation methods may not be permitted under existing Treasury Regulations and could be challenged by the IRS. Our counsel is unable to opine as to the validity of our allocation methods in the absence of Treasury Regulations or other guidance that approve of our allocation methods. If the IRS were to successfully challenge our proration method, the allocations of items of income, gain, loss and deductions among holders of Units may be changed.

A holder of Units whose Units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of Units) may be considered as having disposed of those Units, may no longer be treated for federal income tax purposes as a partner with respect to those Units during the period of the loan, and may recognize gain or loss from the disposition.

A holder of Units whose Units are the subject of a securities loan may be considered as having disposed of the loaned Units. In that case, such holder may no longer be treated for U.S. federal income tax purposes as a partner in the Partnership with respect to those Units during the period of such loan and the may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those Units may not be reportable by such holder and any cash distributions received by the holder as to those Units could be taxable as ordinary income. Holders of Units desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units.

Tax-exempt entities and non-U.S. persons face tax issues from owning Units that may result in adverse tax consequences to them.

The investment in Units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to such investors. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, is unrelated business taxable income and is taxable to them. Distributions to non-U.S. persons are reduced by withholding taxes, and non-U.S. persons are required to file U.S. federal tax returns and pay tax on their shares of our taxable income.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Orchards Segment

Location. The Partnership owns or leases approximately 5,010 tree acres of macadamia orchards on the island of Hawaii. The orchards are located in two areas: Ka’u and Keaau. The Ka’u area is located in the south part of the island about 50 miles from Hilo and the Keaau area is located six miles south of Hilo on the east side of the island.

The majority of macadamia nut trees grown in the State of Hawaii are grown on the island of Hawaii in volcanic soil that permits drainage during heavy rainfall. While the orchards are located within an approximately 50-mile radius, the climate and other conditions that affect the growing of macadamia nuts are different. These differences are the result of prevailing wind patterns and island topography, which produce a variety of microclimates throughout the island.

Age and Density. The productivity of macadamia nut orchards depends on several factors, including, among others, the age of the trees, the number of trees planted per acre, soil condition, climate, rainfall and/or irrigation. Assuming adequate moisture, the most significant characteristic affecting yields is maturity. The trees in a macadamia nut orchard generally begin to produce nuts at a commercially acceptable level at around nine years of age. Thereafter, nut yields increase gradually until the trees reach maturity at approximately 15 years of age, after which the nut yield remains relatively constant except for variances produced by rainfall, cultivation practices, pest infestation and disease. Of the 5,010 tree acres of macadamia orchards owned or leased by the Partnership, 4,252 are over 20 years of age. Up to 1% of trees are lost to various causes each year and management determines when and whether to replace such trees.

Rainfall. Macadamia trees grow best in climates with substantial and evenly distributed rainfall (or equivalent irrigation) and in soil that provides good drainage. Inadequate rainfall can significantly reduce nut yields, while excessive rain without adequate drainage can impede healthy tree growth, promote the growth of harmful fungal diseases and produce mud holes that require repair of the orchard floor.

At Keaau, normal rainfall is adequate without irrigation, and the volcanic soil provides good drainage. However, short droughts and occasional flooding have occurred. In the event of a prolonged drought, production at Keaau might be affected. At Ka’u, located on the drier side of the island, the rainfall averages are substantially less than those at Keaau, particularly at the lower elevations. Approximately 672 acres at the lower elevations of Ka’u are irrigated from the Sisal Well, which provides additional water when required. The Palima Well provides irrigation for approximately 679 tree acres of IASCO orchards. Under extremely dry conditions at Ka’u, such as a prolonged drought, irrigation is not sufficient, and production and quality will be adversely affected.

Orchards. The following table lists each of the orchards, the date acquired, tree acres, tenure, and minimum lease rents as adjusted for the Olson Settlement.

Orchard	Acquired	Tree Acres	Tenure	Lease Expiration	Min. Rent Per Annum
Keaau I	June 1986	1,464	Fee simple
Ka’u I	June 1986	470	Fee simple
“	June 1986	491	Leasehold (1) (2)	2019	$26,042
Ka’u Greenshoe I	Dec. 1986	272	Fee simple
Keaau II	Oct. 1989	218	Fee simple
Ka’u II	Oct. 1989	32	Fee simple
“	Oct. 1989	172	Leasehold (1) (3)	2028	$18,035
“	Oct. 1989	21	Fee simple
“	Oct. 1989	185	Leasehold (1)	2031	$41,383
Keaau Lot 10	Sept. 1991	78	Fee simple
Ka’u O	May 2000	75	Fee simple
Ka’u O	July 1996	12	Leasehold (1)	Month-to-Month	$46 per month
Ka’u 715/716	April 2006	20	Fee simple
Ka'u M250	March 2005	3	Fee simple
IASCO I	Aug. 2010	412	Fee simple (4)
IASCO II	Aug. 2010	444	Fee simple (4)
Becker	June 2015	641	Fee simple (5)
Total acres		5,010	(6)

(1)	Lease of land only; trees may be removed at termination of lease.
(2)	Additional rental payment if USDA farm price for nuts is greater than $0.50 per pound ($521 per annum for each $0.01 per pound).
(3)	Additional rental payment if USDA farm price for nuts is greater than $0.70 per pound ($257 to $276 per annum for each $0.01 per pound).
(4)

Pursuant to a license agreement and two lease agreements that we assumed upon the acquisition of these properties from IASCO, we must sell all of our macadamia nut production from the IASCO orchards to Mauna Loa at prices determined pursuant to contractual formulas based on market price components. Adjusted for Olson Settlement.

(5)	The Becker orchard purchased in 2015 is subject to leases through 2021 so the Partnership only receives lease revenue for this orchard.
(6)	Total acres were reduced by 371 from 5,381 to 5,010, and fee simple tree acres increased by 355 from 3,795 to 4,150 due to the Settlement Agreement with the Olson Trust.

The approximately 4,150 tree acres of fee simple orchards is on 6,100 total acres of land owned by the Partnership. Our orchards typically use about 15% more land than the tree acres for roads, windbreaks and staging areas. Land exceeding the 15% could be planted or used for other purposes.

Certain leases require additional rental payments based on the USDA farm price of nuts. The additional rental payments were made to lessors in the aggregate amount of $75,000 in 2017 and $70,000 in 2016. The USDA net farm nut price published from the NASS Hawaii Macadamia Nuts Final Season report for the crop year ended June 30, 2017 was $1.00 per WIS pound. For crop years ended June 30, 2016 the USDA published nut price was $0.97 per WIS pound. All leases also require the Partnership to pay expenses with respect to the leased premises, including, but not limited to, Hawaii general excise tax and real property taxes.

Facilities

The Partnership owns a husking plant and drying plant on land in Pahala, Hawaii, that it now owns following closing of the Olson Settlement. The Partnership also owns a garage and field office buildings on leased land that it will own following completion of the partition of the parcel of land on which they are situated in accordance with the Olson Settlement. The Partnership leased its office in Hilo and leased its garage and field offices in Keaau until June 2017. The lease expense for the Hilo office was $28,500 in each of the years ended December 31, 2017 and 2016 and expires August 2018. The lease expense of the garage and field offices in Keaau was $30,000 and $60,000 in the years ended December 31, 2017 and 2016, respectively, and expired June 2017. The Partnership moved the business conducted from its field offices into facilities on its own property in Keaau.

Branded Products Segment

Royal began leasing property on June 1, 2013, for its sales office, which is located in Dana Point, California. The lease was extended and space added for a five-year term commencing on December 1, 2016. Lease expense for this sales office was $56,000 and $32,000 in the years ended December 31, 2017 and 2016, respectively.

ITEM 3.	LEGAL PROCEEDINGS

As previously reported on a Current Report or Form 8-K filed on February 16, 2017, we entered into the Settlement Agreement with the Olson Trust on February 14, 2016. The Settlement Agreement resulted in the dismissal of all claims asserted by the parties in the following lawsuit: Edmund C. Olson, as Trustee of The Edmund C. Olson Trust No. 2 vs. Royal Hawaiian Orchards, L.P., Circuit Court of the Third Circuit State of Hawaii, Civil No. 15-1-0016, filed on January 22, 2015, in which the Olson Trust sought a declaratory judgment that we had breached the terms of two leases (the “Greenshoe I and Greenshoe II Leases”), on which 609 tree acres of macadamia nut orchards are situated. The Olson Trust claimed that by failing to exercise “good husbandry” and permitting waste of the orchards through its horticultural practices, the Olson Trust is entitled to terminate the leases and reenter and expel us from the orchards.

Subsequent to our fiscal year end, on February 22, 2018, pursuant to the terms of the Settlement Agreement, each of the Greenshoe I and II Leases, as well as a third lease between the parties not in dispute (the “Ka’u Orchard 2000 Lease,” and, collectively with the Greenshoe I and II Leases, the “Leases”), have been terminated. In conjunction with the termination of the Leases, the Olson Trust conveyed all of its interests in the land and orchards subject to the Greenshoe I Lease to us, with the result being that we now own the land under our trees on that property. The parties have split ownership of the land and orchards subject to the Greenshoe II and Ka’u Orchard 2000 Lease, such that each party owns a portion of the land and the trees on the land previously subject to those leases. Under the Leases, we owned the trees and leased the land, and the Olson Trust owned the land but not the trees. We also now own the land previously leased under our husking plant and drying plant. The parties have also agreed to partition certain land so that we will obtain ownership of the land (currently leased) under our garage and field office. Additionally, after partitioning another parcel, we will convey to the Olson Trust our interest in approximately 30 acres of land and trees in our IASCO orchards along with our rights and obligations to sell the nut production from that acreage to Mauna Loa. Substantially all of the exchange of land and orchards was finalized on February 22, 2018, but several small parcels remain in escrow subject to government approvals of the partitions.

As a result of the settlement, we have gained ownership of 653 acres of land, which includes the land underlying 382 acres of our trees and the land underlying our husking and drying plants, and we have relinquished 515 acres of leased land (the lease for 423 acres of which was scheduled to expire in 2034 and 92 acres of which was scheduled to expire in 2045), including 348 acres of owned trees, and 30 acres of owned land, including 24 acres of owned trees.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S UNITS, RELATED UNITHOLDER MATTERS AND ISSUER PURCHASES OF UNITS

Market Information

The Partnership’s Units trade on the OTCQX (symbol: “NNUTU”). High and low sales prices on the OTCQX per Unit during the last two fiscal years are shown in the table below:

		High	Low
2017:	Fourth Quarter	$2.37	$1.80
	Third Quarter	2.70	1.90
	Second Quarter	2.48	1.70
	First Quarter	3.00	1.95

2016:	Fourth Quarter	$3.02	$2.75
	Third Quarter	3.16	2.75
	Second Quarter	3.20	2.72
	First Quarter	3.24	2.57

The sales prices on the over-the-counter market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

There were 560 record holders of Units on March 2, 2018. This is not the actual number of beneficial owners of our Units, because many of our Units are held by brokers and other nominees on behalf of individual unitholders.

Distribution Policy and Restrictions on Cash Distributions

Unitholders are entitled to receive distributions if, as and when declared by the Managing Partner out of funds legally available for distribution and in accordance with the terms of the Partnership Agreement. All distributions to unitholders are made in accordance with their respective participations in profits and losses of the Partnership. Under our Amended and Restated Credit Agreement effective March 27, 2015, tax distributions may be made without lender consent, but any other distributions will still require lender consent. No distributions were declared in 2017 or 2016.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Recent Sales of Unregistered Securities

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

ITEM 6.	SELECTED FINANCIAL DATA

The following table sets forth selected financial data for each of the fiscal years in the five-year period ended December 31, 2017. The selected financial data set forth below should be read in conjunction with Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements.

	2017	2016	2015	2014	2013
	In thousands, except per unit data
Financial:
Total revenue	$32,195	$26,653	$18,510	$16,018	$13,853
Net cash provided (used) by operating activities (1)	5,840	(490)	(5,082)	178	(2,912)
Income (loss) before taxes	1,251	(1,927)	(2,064)	(6,209)	(3,625)
Net income (loss)	1,187	(1,996)	(2,192)	(6,193)	(3,670)
Distributions declared	-	-	-	-	150
Net working capital	19,082	154	8,680	4,638	165
Total assets	69,472	63,856	65,354	50,528	54,655
Long-term debt, non-current	6,430	10,164	19,942	4,677	5,716
Total partners’ capital	58,082	37,042	38,721	41,048	38,584

Per Class A Unit: (2)
Net income (loss)	0.07	(0.18)	(0.21)	(0.56)	(0.49)
Distributions	-	-	-	-	0.02
Partners’ capital	2.62	3.30	3.49	3.70	5.14

(1)	See the Statements of Cash Flows in the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for the method of calculation.
(2)

22,200,000 Units were authorized, issued and outstanding at December 31, 2017. 11,100,000 Units were authorized, issued and outstanding at December 31, 2014, 2015 and 2016. 7,500,000 Units were authorized, issued and outstanding at December 31, 2013.

See Note 8 – Short-Term and Long-Term Debt and Lease Obligations to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for the Partnership’s contractual obligations as of December 31, 2017.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides an assessment of our financial condition, results of operations, and liquidity and capital resources and should be read in conjunction with the accompanying consolidated financial statements and notes to the consolidated financial statements. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under Part I, Item 1A – Risk Factors and other sections in this report.

Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments about future events that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Future events and their effects cannot be determined with absolute certainty. Therefore, management’s determination of estimates and judgments about the carrying values of assets and liabilities requires the exercise of judgment in the selection and application of assumptions based on various factors, including historical experience, current and expected economic conditions and other factors believed to be reasonable under the circumstances. We routinely evaluate our estimates, including those related to sales, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, goodwill and intangible asset valuations and impairments, income taxes, contingencies and litigation. Actual results may differ from these estimates under different assumptions or conditions.

Summary

Royal Hawaiian Orchards, L.P. is a producer, marketer and distributor of high-quality macadamia nut-based products. We are the largest macadamia nut farmer in Hawaii, farming approximately 5,010 tree acres of orchards that we own or lease in two locations on the island of Hawaii, including 641 tree acres that we own and lease to another party. We also farm approximately 433 tree acres of macadamia orchards in Hawaii for other orchard owners.

The Partnership was formed in 1986 as a master limited partnership.

Recent Developments

The Partnership successfully concluded its rights offering on May 9, 2017. The rights offering allowed existing unitholders of the Partnership to purchase an aggregate of 11.1 million Class A Units at $1.79 per Unit. The rights offering was fully subscribed and raised gross proceeds of approximately $19.869 million. The issuance of the Class A Units purchased upon exercise of the rights occurred on May 15, 2017, after which the Partnership had 22.2 million Class A Units outstanding. In conjunction with the closing of the rights offering, the Managing Partner made a $201,000 capital contribution to the Partnership to maintain its 1% ownership interest as required by the Partnership Agreement.

Pursuant to the Settlement Agreement with the Olson Trust, the Olson Trust began farming approximately 371 tree acres for the 2017-2018 crop year. Accordingly, the Partnership’s crop from Ka’u was smaller than if the Partnership had continued farming that acreage. In the 2016-2017 crop year, the Ka’u orchards (excluding IASCO) produced 7.2 million pounds over 2,100 acres, or 3,429 pounds per acre.

Subsequent Events

Settlement Agreement with Olson Trust. On February 22, 2018, the Partnership and Olson Trust completed substantially all of the transactions contemplated by the Settlement Agreement, with the exception of small parcels subject to legal partition, including the parcel underlying the Partnership’s garage and field office. Pursuant to the settlement, the Partnership gained ownership of 653 acres of land, which includes the land underlying 382 acres of its trees and the land underlying its husking and drying plants, and the Partnership will gain ownership of the land underlying its garage and field office upon completion of the partition. The Partnership relinquished 515 acres of leased land (the lease for 423 acres of which was scheduled to expire in 2034 and 92 acres of which was scheduled to expire in 2045), including 348 acres of trees, and 30 acres of owned land, including 24 acres of trees. For additional details of the terms of the Settlement Agreement, see Item 3 – Legal Proceedings and Note 15 – Litigation Loss Contingencies to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Sale of Brands and Macadamia Snack Business. On February 28, 2018, Royal entered into a definitive agreement to sell its brands and macadamia snack business to MacFarms. MacFarms will acquire from Royal all assets which are currently owned by Royal that are used in the marketing and retail sales of macadamia nuts under Royal’s trademark and trade-name brands, including but not limited to the ROYAL HAWAIIAN ORCHARDS® trademark, for 11,220,242 ordinary fully paid shares, approximately 13% of the shares issued, in Buderim Group Limited (ASX:BUG), the parent company of MacFarms. The Partnership will also enter into a supply agreement to sell kernel at international prices to MacFarms. In addition, the Partnership and MacFarms will enter agreements to process each other’s wet-in-shell nuts as needed and to explore joint investment in a processing facility in Hawaii. The sale is anticipated to close within 10 business days of February 28, 2018.

In 2012, the Partnership established Royal to sell its bulk kernel and to supply its newly developed line of macadamia snacks under the brand name ROYAL HAWAIIAN ORCHARDS®, which together made up its branded products segment. In the first half of 2017, the Partnership began focusing more on its bulk macadamia kernel business with sales into Europe, Asia and the US. With the sale of its brands and the macadamia snack business, the Partnership will focus on its orchard business and on sales of macadamia kernel from its orchards and other Hawaiian orchards to MacFarms and other customers worldwide at prices higher than can be obtained by selling wet-in-shell in Hawaii.

Our Operations

We have two business segments: orchards and branded products. The orchards segment includes our orchard, farming and processing operations. The branded products segment includes the sale of processed bulk macadamia kernel and through the completion of the sale of its brands in March 2018, the development, manufacture and sale of branded products.

Our orchards segment derives its revenues from the sale of WIS macadamia nuts grown in orchards that we own or lease, the sale of DIS macadamia nuts, the sale of macadamia nut kernel to Royal, revenues from the farming of macadamia orchards owned by other growers and lease income. Our financial results are principally driven by nut production, which is seasonal and highly contingent upon Hawaii’s climatic conditions, and nut prices. The macadamia crop year in Hawaii runs from July 1 through June 30, with nuts generally being harvested from August through April. Nut production is generally highest during the third and fourth quarters of the calendar year, with very low production in the first quarter and little or no production in the second quarter. Nut production in the first half of the year is the result of pollination and nut-set that occurs during April through July or August of the previous year. Factors such as cool temperatures to promote flower development, sunlight, adequate moisture and its distribution determine the length of the flower pollination and nut-set season.

Our branded products segment derives its revenues from the sale of bulk macadamia nuts and branded macadamia nut products. Bulk macadamia nuts are sold to customers throughout the world and are used to support sales of our snack products. Promotional allowances used in the sale of snack products, such as slotting fees, are netted against our revenues; therefore, an increase in promotional allowances without a resulting increase in sales may decrease our revenues.

How We Evaluate Our Business

In operating our business and monitoring its performance, we pay attention to trends in the global and local macadamia nut industries and food manufacturing industry. Management evaluates the performance of each segment on the basis of operating income. In addition, we manage our orchards segment based on increased nut-in-shell productivity, farming costs, kernel recovery, cost stabilization and cash flow generation to fund other Partnership priorities. We manage our branded products segment based on sales, gross margins and selling expenses. The Partnership accounts for intersegment sales and transfers at cost plus a mark-up, and such transactions are eliminated in consolidation.

Results of Operations

Consolidated Revenues, Cost of Revenues and Gross Profit

For the year ended December 31, 2017, net revenue increased $5.5 million or 21%, compared to the year ended 2016. The increase was due to a $2.3 million, or 11%, increase in net branded products segment revenue, and $3.2 million, or 57%, increase in orchard segment revenue. Orchards revenue on a consolidated basis increased due to increased WIS nut sales due to an 82% increase in production from the IASCO orchards and increased sales of WIS from other orchards. The IASCO orchards had a late harvest in the 2016-2017 crop year resulting in higher than average production in the first half of 2017 and had an early start to the 2017-2018 crop with the result of high calendar year production from IASCO.

For the year ended December 31, 2017, cost of revenues increased $4.7 million or 22%, compared to the same period in 2016 primarily due to increased sales from the orchard segment. For the year ended December 31, 2017, we generated a gross profit of $6.5 million and a gross margin of 20%, compared to gross profit of $5.6 million and a gross margin of 21% for the same period in 2016. Gross margin was lower in 2017 than in 2016 due to higher cost of nuts from 2016 sold in 2017. On a consolidated basis, cost of branded products sales includes the cost of macadamia nuts from our orchards.

Orchards Segment – Revenues

The orchards segment derives its revenues from the sale of WIS macadamia nuts, sale of DIS macadamia nuts, sale of macadamia nut kernel to Royal for our branded products, revenues from contract farming, and orchard lease income.

The table below shows revenues, costs of revenues, gross profit and other financial information for our orchards segment for the years ended December 31, 2017 and 2016. See Note 4 – Segment Information to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for a reconciliation of orchards segment results to our consolidated results.

	Years Ended
	(in thousands)
	2017	2016	Change	% Change
Revenues
External customers	$8,790	$5,586	$3,204	57%
Intersegment revenue (Royal)	16,106	13,112	2,994	23%
Total revenue	$24,896	$18,698	6,198	33%

Cost of orchards revenue	$22,881	$16,659	$6,222	37%

Operating income	$429	$153	$276	180%

Depreciation and amortization	$3,069	$3,000	$69	2%

Capital expenditures	$1,541	$134	$1,407	1050%

Segment assets	$77,195	$72,458	$4,737	7%

The increase in revenue was the result of the timing of the crop, the size of the crop and the sales mix of WIS versus sales of kernel to the branded products segment. As described in further detail below, macadamia nut production on a calendar year basis increased compared to 2016, which was historically low and had a late harvest that pushed production into 2017. Revenues from external customers increased $3.2 million to $8.8 million for the year ended December 31, 2017, as compared to $5.6 million for the same period in 2016 due to increased WIS pounds sold from the IASCO orchards because of higher production due to a late start to the 2016-2017 crop year harvest and an early start to the 2017-2018 crop year harvest. In addition, the Partnership sold additional WIS rather than selling it to the branded products segment, which also resulted in lower inventory and more revenue in 2017. For the year ended 2017, intersegment revenue increased $3.0 million due to higher production overall. Segment revenue for sales to Royal is recognized after the nuts have been husked, dried and shelled.

For the year ended December 31, 2017, cost of orchards revenue increased $6.2 million. The 37% increase in cost of orchards revenue to $22.9 million compared to $16.7 million for the same period in 2016 was due to the higher revenue and a higher cost of nuts from 2016 inventory sold in 2017 compared to the cost of 2015 inventory sold in 2016. Generally, our orchards segment receives a higher overall gross margin from sales of kernel as compared to sales of WIS nuts based upon agreed upon intersegment sales rates and sales to third-party customers.

Operating income increased $276,000 from operating income of $153,000 for the year ended December 31, 2016 to operating income of $429,000 for the year ended December 31, 2017. The increase in operating income was primarily due to a reduction of $302,000 in orchard segment general and administrative expenses compared to 2016.

We have three long-term agreements with Mauna Loa expiring in 2029, 2078 and 2080 under which all macadamia nuts produced from the IASCO orchards, which represented approximately 23% and 18% of our production in 2017 and 2016, respectively, must be sold to and purchased by Mauna Loa at a predetermined price. Under the IASCO agreements, we are paid based on WIS pounds at prices that are derived annually from formulas that factor in the Mauna Loa wholesale price of the highest year-to-date volume fancy and choice products sold in Hawaii and the USDA National Agricultural Statistics Service (“NASS”) reported price of WIS Hawaii macadamia nuts for the period of delivery. If the Final NASS Report for the year contains a price or moisture that varies from that used in the formula price calculations for nuts delivered during the year, then an adjustment is made between the parties. The NASS nut price for the crop years ended June 30, 2017 and 2016 was $1.00 and $0.97 per WIS pound, respectively. In 2017 and 2016, the average price received from Mauna Loa per WIS pound in the years ended June 30, 2017 and 2016 amounted to $0.93 and $0.94, respectively.

Pursuant to the Becker Property Acquisition on June 16, 2015, we assumed five leases, which required the lessees of the properties to pay rent to us in the amount of $320,000 for the period from acquisition through December 31, 2015, recognized on a straight-line basis. Beginning January 1, 2016, through December 31, 2021, the annual rent is $601,809, payable in quarterly installments. The lessee is responsible for all costs for the property, including real estate taxes and orchard maintenance.

Orchards Segment – Production and Yields. Production and yield data for the orchards that we own, operate and receive production from are summarized below (expressed in WIS pounds):

		Production		Yield per Acre1 3		Change
Orchards	Tree Acres	2017	2016	2017	2016	2017 vs. 2016
Keaau	1,760	5,890,879	6,146,003	3,347	3,492	(145)
Ka'u3	1,729	9,388,960	5,626,484	4,985	2,679	2,306
IASCO	880	4,578,365	2,510,337	5,203	2,853	2,350
Total 2 3	4,369	19,858,204	14,282,824	4,360	4,005	355

_________________

1 Yield per acre is production divided by tree acres.

2 Total does not include tree acres, production, or yield per acre from the Becker orchard, as the Becker orchard is leased through 2021.
32,100 acres through June 30, 2017, and 1,729 acres from July 1, 2017, after adjusting for 371 fewer tree acres pursuant to Olson Settlement.

We report our financial results on a calendar year basis, though the natural crop year generally begins July 1.

Our nut production is highly contingent upon Hawaii’s climatic conditions.  The macadamia crop year in Hawaii runs from July 1 through June 30, with nuts generally harvested from August through April.  Nut production is generally highest during the third and fourth quarters of the calendar year, with lower production in the first quarter and little or no production in the second quarter.  Nut production in the first half of the year is the result of pollination and fruit set occurring during April through August of the previous year.  Factors such as cool temperatures (to promote flower development), sunlight and the amount and timing of moisture determine the length of the flower, pollination and fruit set season.  Higher than average production in the first half of 2017 was largely the result of timing of harvest, which resulted in some production shifting from late 2016 to early 2017. Cool evening temperatures in November and December 2016 resulted in a precocious start to flowering in both the Keaau and Ka’u orchards.  Favorable weather during the first quarter of 2017 resulted in good fruit set in the Ka’u orchards.  The combined result of the early flowering and good fruit set resulted in harvest starting in July, a month earlier than in 2016. Production for 2017 was 39% higher than in 2016.  This increase was from the Ka’u orchards and IASCO orchards, which in 2017 produced 67% and 82% more than 2016, respectively.  Keaau 2017 production was 4% lower than 2016 production.

Of the approximately 19.9 million pounds of production in 2017, 4.6 million was sold as WIS pounds pursuant to the IASCO agreements, and the remaining amount was sold as WIS, DIS or as kernel to Royal. In 2016, 2.5 million was sold as WIS pounds pursuant to the IASCO agreements, and the remaining amount was sold as WIS, DIS or as kernel to Royal.

Orchards Segment – Costs of Orchard Revenue. Agricultural unit costs depend on the operating expenses required to maintain the orchards and to harvest the crop as well as the quantity of nuts actually harvested.

The Partnership has seven contracts to farm macadamia orchards owned by other growers. These contracts cover macadamia orchards in the same two locations on the island of Hawaii where the Partnership owns orchards. The farming contracts provide for the Partnership to be reimbursed for all direct farming costs (i.e., cultivation, irrigation and harvesting), to collect a pro rata share of indirect costs and overhead, and to charge a management fee or fixed fee. The management fee is based on the number of acres farmed or on a percentage of total costs billed. Revenues from farming services were approximately $1.9 million and $1.8 million in 2017 and 2016, respectively.

Our unit costs (expressed in dollars per WIS pound) are calculated by dividing all agricultural costs for each orchard (including lease rent, property tax, tree insurance and depreciation) by the number of WIS pounds of macadamia nuts produced by that orchard. For further information on nut purchase contracts, see Item 1 - Business of the Partnership – Significant Customers – Nut Sales. Our unit costs per pound are summarized below:

	Cost per WIS Pound
Orchard	2017	2016	Change	% Change
Keaau	$0.792	$0.871	$(0.079)	-9%
Ka’u (without IASCO)	0.699	0.915	(0.216)	-24%
IASCO	0.664	0.913	(0.249)	-27%
Actual average cost per WIS pound, all orchards	$0.719	$0.896	$(0.177)	-20%

__________________

The volume of nuts produced is a significant factor in the cost per WIS pound. Total actual average cost per WIS pound, all orchards, decreased from $0.896 in 2016 to $0.719 in 2017, a decrease of $0.177 or 20%. At the Keaau orchard, the cost per WIS pound decreased by $0.079 from $0.871 in 2016 to $0.792 in 2017 or 9%. At the Ka’u orchard (without IASCO), the cost per WIS pound decreased $0.216 from $0.915 in 2016 to $0.699 in 2017 or 24%. The change in cost per WIS pound of the individual orchards was primarily due to the higher production in 2017 due to a late fall harvest in 2016, which resulted in a larger than average spring crop and a more normal fall crop.

At the IASCO orchards, the cost per WIS pound decreased $0.249 from $0.913 in 2016 to $0.664 in 2017 or 27%. This was due to an increase in annual production at the IASCO orchards of 2.1 million pounds of WIS in 2017, which was due to increased production and a late fall harvest in 2016, which caused more nut production in spring 2017.

Branded Products Segment

Our branded products segment derived its revenues from the sale of bulk nuts, three product lines of better for you macadamia nut snacks and other products sold under the ROYAL HAWAIIAN ORCHARDS® brand name and reported under Royal.

Financial information for our branded products segment for the years ended December 31, 2017 and 2016 are set forth in the following table.

	For the Years Ended
	(in thousands, except percentages)
	2017			2016			Change	% Change

Total gross revenues	$25,010			$23,787			$1,223	5%
Deductions to gross revenues	1,605			2,720			(1,115)	-41%
Net revenues	23,405	100%		21,067	100%		2,338	11%
Total cost of revenues	18,751	80%	(1)	18,007	85%	(1)	744	4%
Total gross profit	4,654	20%	(1)	3,060	15%	(1)	1,594	52%
General and administrative expenses	1,055	5%	(1)	1,059	5%	(1)	(4)	0%
Selling expenses	2,071	9%	(1)	3,688	18%	(1)	(1,617)	-44%
Operating income (loss)	$1,528	7%	(1)	$(1,687)	(8% )	(1)	$3,215	191%

_________________

(1) As a percentage of net revenues.

Gross segment revenue for the year ended December 31, 2017, increased by $1.2 million or 5% to $25.0 million compared to $23.8 million for the same period in 2016. Revenue from bulk kernel was approximately the same as 2016 at $15 million. Branded sales increased $1.3 million, or 15%, due to growth in sales to club stores. Demand for bulk kernel continued to be strong through 2017. Bulk kernel wholesale prices ranged from $6.50 to $8.14 per pound in 2017 compared to a range of $6.00 to $8.55 per pound during 2016.

Deductions to gross revenue include slotting fees, trade and sales discounts, promotional incentives and reclamation charges. We offered a variety of sales and promotion incentives to our customers, such as price discounts, advertising allowances, in-store displays and consumer coupons. The 2017 deductions decreased $1.1 million, or 41%, compared to deductions in 2016 and represented 6% and 11% of gross segment revenue for 2017 and 2016, respectively. The decrease in deductions as a percent of revenue was mainly attributable to decreased slotting, promotions and trade spend offset by increased reclamation charges. Trade discounts decreased 59%, slotting fees decreased 80% and promotions decreased 36%. As part of the Partnership’s efforts to increase profitability and cash flow, Royal focused on supporting existing customers rather than growth. In 2016, the higher deductions were due to launches of products and growth of customers.

Cost of revenues (excluding inter-segment eliminations) for the year ended December 31, 2017, increased by $744,000 (4%) compared to 2016 due to the increased sales volume discussed above.

Operating income for the branded products segment for 2017 increased $3.2 million over 2016 due to lower deductions from revenue, higher gross margin and lower selling expenses.

General and Administrative Expenses

General and administrative expenses (“G&A”) on a consolidated basis are comprised of pro rata management costs, accounting and reporting costs, directors’ fees, office expenses, legal expenses and liability insurance. G&A was $2.6 million in 2017 and 2.9 million in 2016. The reduction was primarily due to lower legal expenses as a result of less litigation-related expense in 2017 compared to 2016.

Selling Expenses

Selling expenses on a consolidated basis were $2.1 million in 2017 as compared to $3.7 million in 2016. The decrease in selling expenses in 2017 was attributable to lower storage and handling costs and freight due to the branded products segment selling bulk kernel immediately after processing rather than holding it in inventory. Decreased advertising costs, product development costs, sales personnel and other selling and marketing expenses also contributed to the decrease in selling expenses. Freight costs and warehousing costs decreased $173,000 (20%) and $394,000 (52%), respectively, and broker commissions increased $31,000 (6%) compared to 2016.

Interest Income and Expense

Interest expense, net of interest income, was $794,000 in 2017 and $1.2 million in 2016. Interest expense results from (i) the long-term loan used for the asset purchase of the macadamia nut farming operations of IASCO, (ii) the revolving line of credit, (iii) the long-term loan used for the purchase of the drying plant, and (iv) the long- and short-term debt for the Becker Property Acquisition. The decrease in 2017 was attributable to the repayment of the 2010 Term Loan and the 2015 Bridge Loan (each as defined below under the heading Credit Agreement with AgCredit PCA) in May 2017 and a lower average balance on the line of credit. Interest income was $67,000 in 2017 and there was no interest income in 2016.

We fund our working capital needs through operating cash flow, from short-term borrowings and, when needed, from equity offerings. Net interest income or expense, therefore, is partly a function of any balance carried over from the prior year, the amount and timing of cash generated and distributions paid to unitholders in the current year, if any, as well as the current level of interest rates.

Net Gain (Loss) on Sale of Property and Equipment

In 2017, we had a $10,000 loss on disposition of property and equipment compared to a $4,000 gain in 2016.

Other Income (Expense)

Other income of $250,000 in 2017 was primarily attributable to $179,000 from patronage dividend received from AgCredit PCA and $306,000 in crop insurance proceeds offset by separation costs due to a reduction of employees. Other income of $270,000 in 2016 was primarily attributable to $113,000 from patronage dividend received from AgCredit PCA and $156,000 in crop insurance proceeds.

Net Income (Loss)

In 2017, we recorded a consolidated net income of $1.2 million, compared to a net loss of $2.0 million in 2016. The increase in net income was attributable to lower deductions from revenue and lower selling and general and administrative costs.

Inflation and Taxes

In general, prices paid to macadamia nut farmers fluctuate independent of inflation. Macadamia nut prices are influenced strongly by prices for finished macadamia products, which depend on competition, consumer acceptance and global supply. Farming costs, particularly labor and materials, and G&A generally reflect inflationary trends.

The Partnership is subject to a gross income tax as a result of its election to continue to be taxed as a partnership rather than to be taxed as a corporation, as allowed by the Taxpayer Relief Act of 1997. This tax is calculated at 3.5% on partnership gross income (revenues less cost of revenues) beginning in 1998. The gross income tax expense was $64,000 in 2017. The gross income tax expense was $69,000 in 2016.

Our wholly owned subsidiary Royal is subject to taxation as a C corporation at the federal tax rate of 34% and a blended state tax rate of 6.9% on the corporation’s taxable income (loss). At the end of 2017, the federal tax rate decreased to 21% and the Partnership estimates a blended state tax rate of 6% for Royal. As a result of the cumulative tax losses of Royal, the balance of our deferred tax asset on Royal’s NOLs at December 31, 2017, was $2.0 million, against which we have recorded a valuation allowance equal to 100% of the deferred tax asset due to the uncertainty regarding future realization of these NOLs.

Liquidity and Capital Resources

Our businesses are seasonal. Production normally peaks in the fall and winter; however, farming operations continue year-round. In general, a significant amount of working capital is required for much of the harvesting season as we are increasing our inventory of nuts to support the sale of macadamia nut kernel.

We have met our working capital needs with cash on hand, through short-term borrowings under a revolving credit facility and, when needed, by raising equity.

(in thousands)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$9,355	$1,132
Accounts receivable	6,120	3,215
Inventories	6,419	10,293
Accounts payable	1,173	781
Accrued payroll and benefits	829	760
Net working capital (1)	19,082	154

__________________

(1) Working capital consists of total current assets less total current liabilities.

At December 31, 2017, our working capital was $19.1 million and our current ratio (current assets/current liabilities) was 6.95-to-1, compared to working capital of $154,000 and a current ratio of 1.01-to-1 at December 31, 2016. The working capital increase was attributable to our rights offering to raise equity that was completed in May 2017, the extension of the line of credit which moved the balance of the line of credit to long-term, and increased cash flow from operations for the year ended December 31, 2017. We believe that as of the date of the filing of this annual report on Form 10-K, we have sufficient working capital to fund our operations for the next 12 months.

Debt

As of the indicated dates, we had the following short and long-term debt outstanding (in thousands):

	December 31,	December 31,
	2017	2016
Long-Term Debt
Revolving Credit Facility (due 2020)	$-	$8,150
2015 Bridge Loan	-	2,835
2010 Term Loan	-	3,762
2015 6-Year Term Loan (due 2021)	2,844	3,792
2015 20-Year Term Loan (due 2035)	4,607	4,936
Other	105	7
Total principal amount of long-term debt	7,556	23,482
Less: unamortized debt issuance costs	(111)	(163)
	7,445	23,319
Less: current portion of long-term debt	(1,015)	(13,155)
Total long-term debt outstanding	$6,430	$10,164

The following table summarizes the principal maturities of our debt (in thousands):

	Total	2018	2019	2020	2021	2022	Remaining
Debt	$7,556	$1,028	$1,167	$1,169	$563	273	$3,356

Credit Agreement with AgCredit PCA. On March 27, 2015, the Partnership and each of its wholly-owned subsidiaries, the Managing Partner through June 2016, Royal and Royal Hawaiian Services, LLC (“RHS”), as the borrowers, and AgCredit PCA, as lender and as agent for such other persons who may be added as lenders from time to time, entered into an Amended and Restated Credit Agreement (as it may be further amended, restated, modified or supplemented from time to time, the “PCA Credit Agreement.”). Set forth below is a summary of the borrowings provided for by the PCA Credit Agreement:

Revolving Credit Facility. The PCA Credit Agreement provides for a $9 million revolving credit facility (the “Revolving Credit Facility”), which was scheduled to mature on July 15, 2017. On July 13, 2017, we entered into the Seventh Amendment to Amended and Restated Credit Agreement (the “Seventh PCA Credit Agreement Amendment”) with AgCredit PCA. The Seventh PCA Credit Agreement Amendment extended the maturity date by three years to July 15, 2020. Advances under the Revolving Credit Facility bear interest based on an election made by us at the time of the advance at either LIBOR rates or at the base rate of the higher of (a) one-half of one percent (0.50%) per annum in excess of the latest Federal Funds Rate (as defined in the PCA Credit Agreement); and (b) the prime rate of interest in effect for such day as published from time to time in The Wall Street Journal. We are required to pay a fee of 0.375% per annum on the daily unused portion of the Revolving Credit Facility. The interest rate on the Revolving Credit Facility at December 31, 2017, was 5.25% per annum.

As of December 31, 2017 and December 31, 2016, the outstanding balance on the Revolving Credit Facility was $0 and $8.15 million, respectively.

2010 Term Loan. The PCA Credit Agreement governed a 2010 term loan of $10.5 million, which was scheduled to mature on July 1, 2020 (the “2010 Term Loan”). The 2010 Term Loan bore interest at a fixed rate of 6.5% per annum until March 27, 2015. Since that date the interest rate has been 6.0% per annum. As of December 31, 2016, the outstanding balance on the 2010 Term Loan was $3.762 million. The 2010 Term Loan was repaid in full in May 2017, and all references to the 2010 Term Loan were deleted from the PCA Credit Agreement pursuant to the Seventh PCA Credit Agreement Amendment.

2015 6-Year Term Loan. The PCA Credit Agreement provides for a six-year term loan of $5.25 million, which matures on March 27, 2021 (the “2015 6-Year Term Loan”). The 2015 6-Year Term Loan bears interest at a fixed rate of 4.01% per annum. We used the proceeds of the 2015 6-Year Term Loan to replace working capital used to construct Phase 1 of our drying plant and to finance the construction of Phase 2 of our drying plant. As of December 31, 2017 and 2016, the outstanding balance on the 2015 6-Year Term Loan was $2.843 million and $3.792 million, respectively.

2015 Bridge Loan. In connection with our June 2015 acquisition of 736 acres of land, including improvements, 641 acres of macadamia nut trees, and windbreak trees (the “Becker Property Acquisition”), the PCA Credit Agreement was amended to provide for a bridge loan of $2.835 million (the “2015 Bridge Loan”), which was due to mature on the earlier of (a) July 15, 2017, or (b) the date that we receive net proceeds from any issuance of equity, subject to certain exceptions. The 2015 Bridge Loan originally bore interest at the base rate plus three quarters of one percent (0.75%) where the base rate (“Base Rate”) is the higher of (i) one half of one percent (0.5%) per annum in excess of the latest Federal Funds Rate, and (ii) the prime rate of interest in effect for such day as published from time to time in The Wall Street Journal. As of September 1, 2016, the interest rate on the 2015 Bridge Loan increased to the Base Rate plus 1.00%. As of April 15, 2017, the interest rate on the 2015 Bridge Loan increased to the Base Rate plus 1.25%. The proceeds of the 2015 Bridge Loan were used by us on June 16, 2015, for the Becker Property Acquisition. The 2015 Bridge Loan was repaid in full in May 2017, and all references to the 2015 Bridge Loan were deleted from the PCA Credit Agreement pursuant to the Seventh PCA Credit Agreement Amendment.

The borrowings pursuant to the PCA Credit Agreement are collateralized by all of our personal and real property assets, including a second priority interest in the properties acquired in the Becker Property Acquisition. The PCA Credit Agreement contains certain restrictions associated with partner distributions, further indebtedness, sales of assets, and maintenance of certain financial covenants, including minimum consolidated tangible net worth commencing with the fiscal year ending December 31, 2017, and minimum Consolidated EBITDA (as defined below). Pursuant to the Seventh PCA Credit Agreement Amendment, the minimum Consolidated EBITDA was changed from $2,500,000 on the last day of each fiscal quarter to $2,000,000 for the quarter ending June 30, 2017, which brought us into compliance with the Consolidated EBITDA covenant for that quarter. Under the PCA Credit Agreement, we are required to achieve minimum Consolidated EBITDA for future four-quarter periods ending on the last day of each fiscal quarter as follows:

Fiscal Quarter Ended/Ending
December 31, 2017 through September 30, 2018	$2,750,000
December 31, 2018 and each fiscal quarter thereafter	$3,000,000

__________________

(1)	Consolidated EBITDA is a non-GAAP financial measure based on the definition of Consolidated EBITDA in the PCA Credit Agreement, which is defined as the sum (without duplication) of (a) consolidated net income determined in accordance with GAAP; plus (b) the sum of (i) Federal, state, local and foreign income taxes, (ii) interest expense (including the interest portion of any capitalized lease obligations), (iii) depletion, depreciation, and amortization, and (iv) extraordinary losses; minus (c) the sum of (i) gains on asset sales and (ii) extraordinary gains.

Management believes that the Consolidated EBITDA covenant is a material term of the PCA Credit Agreement and that information about the Consolidated EBITDA covenant is material to an investor's understanding of our performance and ability to comply with our loan covenants. Reconciliation of Consolidated Net Income to Consolidated EBITDA is as follows:

December 31, 2017
(in thousands)
Consolidated Net Income	$1,187
Total interest expense	861
Income taxes	64
Depreciation and amortization	3,152
Consolidated EBITDA	$5,264

Credit Agreement with AgCredit FLCA. Also in connection with the Becker Property Acquisition, we entered into a Credit Agreement, effective June 15, 2015 (the “FLCA Credit Agreement”), with American AgCredit, FLCA (“AgCredit FLCA”), providing for a $5.265 million 20-year term loan that matures on July 1, 2035 (“2015 20-Year Term Loan”). The 2015 20-Year Term Loan bears interest at a fixed rate of 5.29% per annum and requires quarterly payments, with fixed principal reductions, over the term. The FLCA Credit Agreement requires the maintenance of certain financial covenants, including a covenant requiring the Total Indebtedness to Consolidated EBITDA Ratio (as defined in the FLCA Credit Agreement) not to exceed 4.0 to 1.0 as of the last day of each calendar quarter commencing with the calendar quarter ending September 30, 2017. We used the proceeds of the 2015 20-Year Term Loan for the Becker Property Acquisition. The 2015 20-Year Term Loan is secured by a mortgage on the properties acquired in the Becker Property Acquisition. As of December 31, 2017 and 2016, the outstanding balance on the 2015 20-Year Term Loan was $4.607 million and $4.936 million, respectively.

Cash Flows

The following table sets forth, for the periods indicated, our beginning balance of cash, net cash flows provided by or used in operating, investing and financing activities and ending cash balance:

	Year Ended
	December 31,
(in thousands)	2017	2016
Cash and cash equivalents at beginning of period	$1,132	$404
Net cash provided by (used in) operating activities	5,840	(490)
Net cash used in investing activities	(1,547)	(180)
Net cash provided by financing activities	3,930	1,398
Cash and cash equivalents at end of period	9,355	1,132

Operating Cash Flow. Net cash provided by operating activities for the year ended December 31, 2017 was $5.8 million, an increase of $6.3 million. Net cash used in operating activities for the year ended December 31, 2016 was $490,000. The increase in cash provided by operating activities was primarily attributable to an increase in net income of $3.2 million and a $3.9 million decrease in inventory in 2017 compared to a $276,000 decrease in inventory in 2016 offset by an increase in accounts receivable of $2.9 million. The increase in net income was due to both timing of the crop with more production falling into calendar year 2017, reduction in expenses and resulting profitability in the branded products segment and the increase in sales of WIS nuts which are recognized as revenue shortly after harvesting. The increased sales of WIS nuts also resulted in lower inventory at year end.

Investing Cash Flow. Capital expenditures in 2017 and 2016 were $1.5 million and $196,000, respectively. Capital expenditures in 2017 were used for equipment purchases, relocation of the Keaau operations and garage, and the purchase of a building in Pahala and in 2016 included purchase of computers and orchard equipment. Aside from the addition of the drying tanks and orchard acquisitions, no significant investment has been made in plant, equipment or orchards in many years. The average age of equipment is more than 20 years and the cost of repairs and maintenance and the equipment downtime has increased. The increased in cash used in investment activities in 2017 represents expenditures for the Partnership’s orchard operations to begin to address this issue.

Financing Cash Flow. Net cash flow provided by financing activities for 2017 was $3.9 million compared to $1.4 million in 2016. During 2017, $400,000 was drawn from the Revolving Credit Facility for use in operations, while $8.6 million was repaid. In addition, $7.9 million was paid on long-term debt and approximately $20 million was raised from a rights offering. During 2016, $5.2 million was drawn from the Revolving Credit Facility for use in operations, while $2 million was repaid. In addition, $2 million was paid on long-term debt in 2016.

As a limited partnership, we may pay cash distributions to our unitholders if the cash flow from operations, as defined in the Partnership Agreement, exceeds the operating and capital resource needs of the Partnership, as determined by management, and if our lender permits us to do so. No distributions were paid in 2017 or 2016, and the Partnership does not expect to make distributions in the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Management has identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our consolidated financial statements in conformity with GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates those estimates, including those related to asset impairment, accruals for self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, allowances for sales returns, inventory valuation allowances, realization of tax assets, contingencies and litigation. We state these accounting policies in the notes to the consolidated financial statements and in relevant sections in this discussion and analysis. These estimates are based on the information that is currently available to us and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could materially differ from those estimates.

We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of the consolidated financial statements:

Employee Benefits. We sponsor a non-contributory defined benefit pension plan for regular bargaining unit employees and a severance plan for intermittent bargaining unit employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liabilities related to these plans. These factors include assumptions about the discount rate, expected return on plan assets, withdrawal and mortality rates and the rate of increase in compensation levels. The actuarial assumptions we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter mortality of participants. These differences may impact the amount of retirement and severance benefit expense recorded by us in future periods.

Valuation of Long-lived Assets. We review for impairment long-lived assets held and used or held for sale whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated undiscounted future cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment charge is required. All long-lived assets for which management has committed to a plan of disposal are reported at the lower of carrying amount or fair value. Changes in projected cash flows generated by an asset based on new events or circumstances may require a change in fair value and a new evaluation of recoverability of the asset.

Inventories. We review the inventory held at year end and value it based on the lower of cost or market. Branded finished goods inventory includes cost of all raw ingredients, packaging, roasting and other ancillary costs.

Revenue Recognition and Accounts Receivable. We recognize revenue under all of our nut purchase contracts and for our branded products using the best information available to the Partnership at the time it files its quarterly and annual consolidated financial statements. Allowances for sales returns and doubtful accounts are based on historical and currently available information. Revenues from branded products are recorded net of customer incentives. We offer our customers a variety of sales and incentive programs, including discounts, allowances, coupons, slotting fees, and advertising; such amounts are estimated and recorded as a reduction of revenue.

Income Taxes. We review our deferred tax asset recorded for Royal. Due to the uncertainty regarding future realization of the deferred tax asset, we recorded a valuation allowance equal to 100% of the deferred tax asset.

Allocation of General and Administrative Expenses to Subsidiary. We estimate an allocation of costs to Royal for management and administrative services provided by the Partnership and its subsidiaries to Royal based on time spent on Royal by the respective employees. The Partnership also allocates certain of its shared general and administrative expenses to Royal. The cost allocations are reviewed throughout the year for reasonableness. These allocations are eliminated in the consolidated financial statements.

New Accounting Standards

See Note 3 – Summary of Significant Accounting Policies to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for a summary of new accounting standards.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks resulting from changes in the market price of macadamia kernel. Pursuant to the terms of one license agreement and two lease agreements, production from the IASCO orchards (which represented approximately 23% of our 2017 production) must be sold to Mauna Loa at a price based on two components: (1) Mauna Loa’s wholesale price of the highest year-to-date volume fancy and choice products sold in Hawaii; and (2) the USDA NASS reported price of WIS Hawaii macadamia nuts for the period of delivery. When the USDA price for a crop year is released, Mauna Loa adjusts the price for that crop year retrospectively. A $0.25 increase or decrease in the USDA NASS reported price would affect the price received by us for production from the IASCO orchards by $0.11 per WIS pound. Based on 2017 production of 4,578,000 pounds from the IASCO orchards, an increase in the USDA NASS reported price of $0.25 per pound would have increased our revenues for the year ended December 31, 2017, by $504,000, and a decrease in the USDA NASS reported price of $0.25 per pound would have decreased our revenues for the year ended December 31, 2017, by $504,000.

We are exposed to market risks resulting from changes in interest rates. The interest rate on our Revolving Credit Facility is based on a base rate as defined in the Amended PCA Credit Agreement and is determined by the higher of the Federal Funds Rate or the prime rate in effect on the day of the borrowing. The rate currently in effect is 5.25% per annum. A 1% increase or decrease per $1 million of borrowing results in an interest expense fluctuation of approximately $10,000 per annum.

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

To the Partners and Board of Directors of Royal Hawaiian Orchards, L.P.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Royal Hawaiian Orchards, L.P. and subsidiaries (the "Partnership") as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, partners' capital, and cash flows, for each year in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each year in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EKS&H LLLP

March 9, 2018

Boulder, Colorado

We have served as the Partnership's auditor since 2014.

 Royal Hawaiian Orchards, L.P.

Consolidated Balance Sheets

(in thousands)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$9,355	$1,132
Accounts receivable, net	6,120	3,215
Inventories, net	6,419	10,293
Other current assets	395	418
Total current assets	22,289	15,058
Land, orchards and equipment, net	46,978	48,490
Other non-current assets	205	308
Total assets	$69,472	$63,856

Liabilities and partners’ capital
Current liabilities
Current portion of long-term debt	$1,015	$13,155
Accounts payable	1,173	781
Accrued payroll and benefits	829	760
Other current liabilities	190	208
Total current liabilities	3,207	14,904
Non-current benefits	739	732
Long-term debt, net of current portion	6,430	10,164
Deferred income tax liability	1,014	1,014
Total liabilities	11,390	26,814

Commitments and contingencies

Partners’ capital
General and limited partners	58,313	37,270
Accumulated other comprehensive loss	(231)	(228)
Total partners’ capital	58,082	37,042
Total liabilities and partners’ capital	$69,472	$63,856

See accompanying notes to consolidated financial statements.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per unit data)

	Years Ended December 31,
	2017	2016
Revenues
Orchards revenue	$8,790	$5,586
Branded product sales, net	23,405	21,067
Total revenues	32,195	26,653
Cost of revenues
Cost of orchards revenue	7,172	4,810
Cost of branded product sales	18,516	16,225
Total cost of revenues	25,688	21,035
Gross profit	6,507	5,618
General and administrative expenses	2,640	2,945
Selling expenses	2,072	3,688
Operating income (loss)	1,795	(1,015)
Other income	250	270
Interest expense, net	(794)	(1,182)
Net income (loss) before income taxes	1,251	(1,927)
Income tax expense	(64)	(69)
Net income (loss)	$1,187	$(1,996)

Other comprehensive loss, net of tax
Change in pension and severance	(3)	93
Other comprehensive loss, net of tax	$(3)	$93
Comprehensive income (loss)	1,184	(1,903)

Net income (loss) per Class A Unit	$0.07	$(0.18)

Cash distributions per Class A Unit	$-	$-

Weighted average Class A Units	18,094	11,100

See accompanying notes to consolidated financial statements.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Partners’ Capital

(in thousands)

	Years Ended December 31,
	2017	2016
Partners’ capital at beginning of year:
General and limited partners	$37,270	$39,042
Accumulated other comprehensive loss	(228)	(321)
	37,042	38,721

Proceeds from sale of general partner interest:	-	224
	-	224
Partner's capital issued for cash:
Class A limited partner units (11,100,000 units) net of fees of $214,000.	19,655	-
General partner interest	201	-
	19,856	-

Allocation of net income (loss):
General and limited partners	1,187	(1,996)
	1,187	(1,996)

Accumulated other comprehensive income (loss)
Change in pension and severance	(3)	93
	(3)	93

Partners’ capital at end of year:
General and limited partners	58,313	37,270
Accumulated other comprehensive loss	(231)	(228)
Total partners' capital	$58,082	$37,042

See accompanying notes to consolidated financial statements.

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$1,187	$(1,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,152	3,092
Amortization of debt issuance costs	52	37
Net loss (gain) on sale of property and equipment	10	(4)
Change in pension and severance	(3)	93
Deferred income tax (benefit) expense	-	(4)
Changes in assets and liabilities:
Accounts receivable	(2,905)	(909)
Inventories	3,874	276
Other current assets	23	(47)
Non-current assets	-	(2)
Accounts payable	392	(773)
Accrued payroll and benefits	69	(63)
Other current liabilities	(18)	(219)
Non-current benefits payable	7	29
Total adjustments	4,653	1,506
Net cash provided by (used in) operating activities	$5,840	$(490)

Cash flows from investing activities:
Proceeds from sale of property and equipment	-	16
Capital expenditures	(1,547)	(196)
Net cash used in investing activities	(1,547)	(180)

Cash flows from financing activities:
Proceeds from rights offering	19,869	-
Payment of rights offering fees	(214)
Proceeds from issuance of general partner interest	201
Proceeds from drawings on line of credit	400	5,150
Repayment of line of credit	(8,550)	(2,000)
Proceeds from long-term debt	105	-
Repayment of long-term debt	(7,881)	(1,976)
Proceeds from sale of general partner interest	-	224
Net cash provided by financing activities	3,930	1,398

Net (decrease) increase in cash	8,223	728
Cash and cash equivalents at beginning of year	1,132	404
Cash and cash equivalents at end of year	$9,355	$1,132

Supplemental disclosure of cash flow information:
Cash paid for interest for the years ended December 31, 2017 and 2016 was $948,000 and $1,004,000, respectively.
Cash paid for income taxes for the years ended December 31, 2017 and 2016 was $32,000 and $179,000, respectively.

See accompanying notes to consolidated financial statements.

Royal Hawaiian Orchards, L.P.

Notes to Consolidated Financial Statements

(1)	OPERATIONS AND OWNERSHIP

Royal Hawaiian Orchards, L.P. (the “Partnership”) is a master limited partnership managed by its sole general partner, Royal Hawaiian Resources, Inc. (the “Managing Partner”). The Partnership owns or leases 5,010 tree acres of macadamia orchards on the island of Hawaii, including 641 tree acres that we own and lease to another party. The Partnership sells harvested nuts to a customer in Hawaii and also retains nuts to be processed into finished products or sold in bulk kernel form. The Partnership also farms approximately 433 acres of macadamia orchards in Hawaii for other orchard owners in exchange for a fee.

The Partnership sells bulk macadamia nut products and several retail product lines of macadamia snacks being sold under the brand name “ROYAL HAWAIIAN ORCHARDS®” and reported under Royal Hawaiian Macadamia Nut, Inc. (“Royal”), a wholly owned subsidiary of the Partnership.

Royal Hawaiian Services, LLC (“RHS”), a wholly owned subsidiary of the Partnership, commenced operations in 2013 and provides administrative and farming services for the Partnership.

Limited partner interests are represented by Units, which are evidenced by depositary units that trade publicly on the OTCQX platform under the symbol NNUTU.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents. Cash and cash equivalents include unrestricted demand deposits with banks and all highly liquid deposits with an original maturity of less than three months. The cash equivalents are not protected by federal deposit insurance.

Accounts Receivable. At the time the accounts receivable are originated, the Partnership considers an allowance for doubtful accounts, trade discounts, and other customer incentives. The Partnership reviews the adequacy of the allowance for doubtful accounts by regularly reviewing specific account payment history and circumstances, the accounts receivable aging, and historical write-off rates. The Partnership estimates the allowance for trade discounts and other customer incentives at the time the respective trade program or promotion occurs. As of December 31, 2017 and 2016, the allowance for doubtful accounts, trade discounts, and other customer incentives was $174,000 and $217,000, respectively.

Consolidation. The consolidated financial statements include the accounts of the Partnership, Royal, the Managing Partner (through June 30, 2016) and RHS. All significant intercompany balances and transactions, including management fees and distributions, have been eliminated.

Farming Costs. The Partnership considers each orchard to be a separate cost center, which includes the depreciation/amortization of capitalized costs associated with each orchard’s acquisition and/or development and maintenance and harvesting costs directly attributable to each orchard. In accordance with industry practice in Hawaii and accounting principles generally accepted in the United States of America (“GAAP”), orchard maintenance and harvesting costs for commercially producing macadamia orchards are charged against earnings or added to inventory in the year that the costs are incurred. Costs are expensed if nuts are sold wet-in-shell (“WIS”) and added to inventory if nuts are retained to be sold as dry-in-shell (“DIS”), bulk kernel or branded products.

However, the timing and manner in which farming costs are recognized in the Partnership’s consolidated financial statements over the course of the year is based on management’s estimate of annual farming costs expected to be incurred. For interim financial reporting purposes, farming costs are recognized as expense or added to inventory based on an estimate of the cost incurred to produce macadamia nuts sold during the quarter. Management estimates the average cost per pound for each orchard based on the estimated annual costs to farm each orchard and the anticipated annual production from each orchard. The amount of farming costs recognized as expense or added to inventory throughout the year is calculated by multiplying each orchard’s estimated cost per pound by the actual production from that orchard. The difference between actual farming costs incurred and the amount of farming costs recognized as expense is recorded as either an increase or decrease in deferred farming costs, which is reported as an asset in the consolidated balance sheets. Deferred farming costs accumulate throughout the year, typically peaking midway through the third quarter, since nut production is typically lowest during the first and second quarter of the year. Deferred farming costs are expensed or added to inventory over the remainder of the year since nut production is typically highest at the end of the third and fourth quarters. Management evaluates the validity of each orchard’s estimated cost on a monthly basis based on actual production and farming costs incurred, as well as any known events that might significantly affect forecasted annual production and farming costs for the remainder of the year.

Inventory. Inventories are recorded at the lower of cost (determined under the first-in first-out and standard cost methods) or market. Write-downs are provided for finished goods expected to become non-salable due to age, and provisions are specifically made for slow moving or obsolete raw ingredients and packaging material. The Company also adjusts the carrying value of its inventories when it believes that the net realizable value is less than the carrying value. These write-downs are measured as the difference between the cost of the inventory, including estimated costs to complete, and estimated selling prices, including cost of selling. These charges are recorded as a component of cost of sales. Once inventory is written down, a new, lower cost basis for inventory is established.

Land, Orchards and Equipment. Land, orchards and equipment are stated at cost, net of accumulated depreciation and amortization. Net farming costs for any “developing” orchards are capitalized on the consolidated balance sheets until revenues exceed expenses for that orchard (or nine years after planting, if earlier). Developing orchards historically do not reach commercial viability until about 12 years of age.

Depreciation of orchards and other equipment is reported on a straight-line basis over the estimated useful lives of the assets (40 years for orchards, between 10 and 20 years for irrigation and well equipment, and between 3 and 12 years for other equipment). A 5% residual value is assumed for orchards. The macadamia orchards acquired in 1986 situated on leased land are being amortized on a straight-line basis over the terms of the leases (approximately 33 years from the inception of the Partnership) with no residual value assumed. The macadamia orchards acquired in 1989 situated on leased land are being amortized on a straight-line basis over a 40-year period (the terms of these leases exceed 40 years) with no residual value assumed. Repairs and maintenance costs are expensed unless they exceed $5,000 and extend the useful life beyond the depreciable life.

The Partnership reviews long-lived assets held and used or held for sale for impairment at least annually or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated undiscounted future cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment charge is required. If an impairment charge is required, the Partnership would write the assets down to fair value. All long-lived assets for which management has committed to a plan of disposal are reported at the lower of carrying amount or fair value as determined by quoted market price or a present value technique. Changes in projected cash flows generated by an asset based on new events or circumstances may indicate a change in fair value and require a new evaluation of recoverability of the asset. There were no indicators of impairment as of December 31, 2017 and 2016, respectively.

Other Assets. Other assets consist primarily of nut purchase agreements and deferred financing costs which are amortized over the life of the respective agreement using the straight-line method and effective interest method, respectively.

Income Taxes of Partnership. Except as described below, the income of the Partnership is not taxed directly; rather, the Partnership’s tax attributes are included in the individual tax returns of its partners.

The Partnership is subject to a gross income tax as a result of its election to continue to be taxed as a partnership rather than to be taxed as a corporation, as allowed by the Taxpayer Relief Act of 1997. The provision for income taxes equates to a 3.5% federally prescribed rate applied to gross income (net revenues less cost of revenues as calculated on a tax basis) for the years ended December 31, 2017 and 2016. Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax reporting basis of assets and liabilities. The Partnership recorded a deferred tax liability of $1.0 million as of both December 31, 2017 and 2016, which was generated from the difference in depreciation methods used on the Partnership’s property and equipment for tax purposes and financial statement purposes.

The Partnership evaluates uncertain income tax positions utilizing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At December 31, 2017, management believes there were no uncertain income tax positions.

Income Taxes of Royal. Royal derives its revenues from the sale of branded macadamia nut products and processed kernel, which are reported under the corporation. Through 2017, Royal was subject to taxation as a C Corporation at the 35% federal tax rate and a blended state tax rate of approximately 6.9% on Royal’s taxable income (loss). The tax rate for corporations changed for years beginning in 2018, and we estimate the federal tax rate will be 21% and the blended state tax rate will be 6%. As a result of the cumulative losses incurred by Royal since inception, the Partnership has recorded a deferred tax asset of $2.0 million and $3.6 million as of December 31, 2017 and 2016, respectively. The Partnership has recorded a valuation allowance equal to 100% of the deferred tax asset in both years due to the uncertainty regarding future realization. The difference between Royal’s effective tax rate of 0% and the federal statutory rate of 21% is mainly attributable to the change in the valuation allowance during the year.

Management evaluates uncertain income tax positions for Royal utilizing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At December 31, 2017, management believes there were no uncertain income tax positions.

Revenue. Macadamia nut sales are recognized when nuts are delivered to the buyer. Contract farming revenue and administrative services revenues are recognized in the period that such services are completed. The Partnership is paid for its services on a “time and materials” basis plus a percentage fee or fixed fee based upon each farming contract’s terms. Contract farming includes the regular maintenance of the owners’ orchards as well as harvesting of their nuts. The Partnership provides these services throughout the year. Revenue for the sale of branded products and bulk kernel is recognized when the products are delivered and ownership and risk of loss have been transferred to the customer and there is a reasonable assurance of collection of the sales proceeds. The Partnership recognizes sales net of estimated trade allowances, slotting fees, sales incentives, returns, advertising, reclamation and coupons. Amounts related to shipping and handling that are billed to customers are considered part of the sales price and are reflected in net sales, and the actual shipping and handling costs are reflected in general and administrative expenses.

Lease revenue is recognized on a straight-line basis over the life of the lease. Lease revenue was $603,000 and $601,000 for the years ended December 31, 2017 and 2016, respectively.

Advertising. Advertising costs are expensed as they are incurred. Advertising expenses for the years ended December 31, 2017 and 2016 were $9,000 and $257,000, respectively.

Pension Benefit and Intermittent Severance Costs. The funded status of the Partnership’s defined benefit pension plan and intermittent severance plan is recognized in the consolidated balance sheets. The funded status is measured as the difference between fair value of the plan assets and the benefit obligation at December 31, the measurement date. The benefit obligation represents the actuarial present value of benefits expected to be paid upon termination based on estimated future compensation levels. An overfunded plan, with the fair value of plan assets exceeding the benefit obligation, is recorded as a prepaid pension asset equal to this excess. An underfunded plan, with the benefit obligation exceeding the fair value of plan assets, is recorded as a retirement benefit obligation equal to this excess. The actuarial method used for financial accounting purposes is the projected unit credit method.

Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, the Partnership evaluates its estimates, including those related to revenue recognition and accounts receivable, farming costs, inventories, useful lives of orchards and equipment, valuation of long-lived assets, intangible assets and goodwill, deferred taxes and employee benefits, among others. The Partnership bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for management’s judgments about the carrying values of assets and liabilities.

Accumulated Other Comprehensive Income (Loss). Accumulated other comprehensive income represents the change in partners’ capital from transactions and other events and circumstances arising from non-unitholder sources. Accumulated other comprehensive (loss) consists of deferred pension and intermittent severance gains or losses. At December 31, 2017 and 2016, our consolidated balance sheet reflected accumulated other comprehensive loss in the amount of $231,000 and $228,000, respectively.

New Accounting Standards. The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses and provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments are effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted and are to be applied on a retrospective basis. The Partnership is currently assessing the provisions of the standard and the impact of the adoption on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”  Among other things, these amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Partnership is currently assessing the provisions of the standard and the impact of the adoption on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Partnership is currently assessing the provisions of the guidance and the impact of the adoption on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740),” to simplify income tax accounting. The update requires that all deferred tax assets and liabilities be classified as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The Partnership adopted the provisions of ASU 2015-17 in the first quarter of 2017, and the update did not have a material impact on the Partnership’s financial condition, results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The Partnership adopted the provisions of ASU 2015-11 in the first quarter of 2017, and the new accounting standard did not have a material impact on the Partnership’s financial condition, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Partnership expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue which is recorded. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” This update deferred the effective date for implementation of this standard by one year. ASU 2014-09 is now effective for annual and interim periods beginning after December 15, 2017, including interim periods within that period. The Partnership will adopt this guidance in the first quarter of 2018 using the modified retrospective transition method and based on our analysis, it will not have a significant impact except for broader disclosure of its revenue recognition in its Notes to Consolidated Financial Statements.

(3)	SEGMENT INFORMATION

The Partnership’s two reportable segments, orchards and branded products, are distinct business enterprises that have different products and services, customers and regulatory environments. Both segments are organized on the basis of revenues and assets. The orchards segment derives its revenues from the sale of WIS macadamia nuts, sale of DIS macadamia nuts, sale of macadamia nut kernel to Royal, revenues from contract farming, and orchard lease income. The branded products segment derives its revenues from the sale of bulk macadamia nut kernel and branded macadamia nut products by Royal.

Management evaluates the performance of each segment on the basis of operating income and top line growth. The Partnership accounts for intersegment sales and transfers at a predetermined rate that includes cost plus a margin, and such transactions are eliminated in consolidation.

The following tables summarize each reportable segment’s revenues, operating income or loss, assets and other information as of and for the years ended December 31, 2017 and 2016. Due to the seasonality of crop patterns and the timing of nut purchase contract fulfillment, interim results are not necessarily indicative of annual performance.

	Year Ended December 31, 2017
	(in thousands)
	Orchards	Branded Products		Eliminations/ Reconciliation	Total

Revenues(1)
External customers	$8,790	$23,405	(2)	$-	$32,195
Intersegment revenue	16,106	-		(16,106)	-
Total revenue	$24,896	$23,405		$(16,106)	$32,195

Operating income	$429	$1,528		$(162)	$1,795

Depreciation and amortization	$3,069	$83		$-	$3,152

Capital expenditures	$1,541	$6		$-	$1,547

Segment assets	$77,195	$7,098		$(14,821)	$69,472

	Year Ended December 31, 2016
	(in thousands)
	Orchards	Branded Products		Eliminations/ Reconciliation	Total

Revenues(1)
External customers	$5,586	$21,067	(2)	$-	$26,653
Intersegment revenue	13,112	-		(13,112)	-
Total revenue	$18,698	$21,067		(13,112)	26,653

Operating income (loss)	$153	$(1,687)		$519	$(1,015)

Depreciation and amortization	$3,000	$92		$-	$3,092

Capital expenditures	$134	$62		$-	$196

Segment assets	$72,458	$7,131		$(15,733)	$63,856

__________________

(1)     All revenues are from sources within the United States of America, Canada and Asia.

(2)     Branded products revenue is reported net of slotting fees, trade discounts and promotional allowances.

Revenues – Orchards Segment

Revenues from the orchards segment are subject to long-term nut purchase contracts and tend to vary from year to year due to changes in the calculated nut price per pound and pounds produced. Revenue generated from farming orchards owned by other growers is subject to farming contracts that generally provide for a mark-up in excess of cost or is based on a fixed fee per acre and tends to vary less than does revenue generated from the sale of nuts.

Nut Purchase Contracts. The Partnership had two lease agreements and one license agreement with Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) which require that all macadamia nuts produced from the acquired orchards be sold to and be purchased by Mauna Loa (representing approximately 23% of the Partnership’s production in 2017). The agreements expire in 2029, 2078 and 2080. Under these agreements, the Partnership is paid based on WIS pounds, adjusted for the Mauna Loa wholesale price of the highest year-to-date volume fancy and choice products sold in Hawaii, and adjusted for moisture annually based upon the U.S. Department of Agriculture (“USDA”) report. Under the two lease agreements, the price per pound is determined based on two elements: (1) 60% of the price is computed at 37% of Mauna Loa’s year-to-date (“YTD”) price of the highest YTD volume fancy and choice products, which wholesale price is adjusted to convert kernel price to a WIS basis; and (2) 40% of the price is computed at the actual price paid as quoted in Hawaii Macadamia Nuts Annual Summary published by the USDA for the most current crop year listed. When the USDA price for the crop year is released, Mauna Loa adjusts the payment for that crop year retrospectively. The price per pound under the license agreement is determined in a similar manner as in the lease agreements, with the exception of the percent of the two components so that 50% of the price is computed at 37% of Mauna Loa’s YTD price of the highest YTD volume fancy and choice products, and 50% of the price is computed at the USDA price. The final nut price published by the USDA for the crop years ended June 30, 2017 and 2016 were $1.00 and $0.97 per WIS pound, respectively. The average nut price received by the Partnership for nuts produced from the IASCO orchards in the years ended December 31, 2017 and 2016 was $0.93 and $0.94 per WIS pound, respectively.

Revenues — Branded Product Segment

Royal began generating revenues from the branded product segment in the fourth quarter of 2012. In 2017, Royal’s sale of its bulk kernel, savory macadamia nuts, and nut and dried fruit clusters resulted in $23.4 million of net revenues as compared to $21.1 million in 2016. Its cost of sales, after eliminating intercompany profit, was $18.5 million in 2017 compared with $16.2 million in 2016. The branded products segment had operating income of $1.5 million and operating loss of $1.7 million in 2017 and 2016, respectively.

(4)	RELATED-PARTY TRANSACTIONS

Partnership Employment Contracts. The Partnership has an employment agreement with one executive. The employment agreement provides for severance should the executive be terminated involuntarily under circumstances described in the agreements. The total severance which would be payable under this agreement to Scott C. Wallace, Executive Vice President – Branded Products, is the equivalent of six months of base pay or $131,000.

Sale of Managing Partner. On June 30, 2016, the Partnership entered into a definitive Stock Purchase Agreement with Crescent River Agriculture, LLC (“Crescent River’), a related party, pursuant to which the Partnership sold all of the issued and outstanding shares of capital stock of the Managing Partner to Crescent River for $224,000.

The only asset of the Managing Partner consists of a 1% general partnership interest in the Partnership. The general partnership interest is unregistered and non-transferrable. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership, dated as of October 1, 2012, as amended November 1, 2013 and February 15, 2016 (the “Partnership Agreement”), the Managing Partner is also entitled to an annual management fee equal to 2% of Operating Cash Flow (as defined by the Partnership Agreement) and an incentive fee if net cash flow of the partnership exceeds certain levels defined in the Partnership Agreement. The management fee has been waived by the Managing Partner since it became a wholly owned subsidiary of the Partnership in 2005. The incentive fee has not been earned by the Managing Partner for at least 15 years. As part of the transaction, the Managing Partner agreed to waive both the management fee and the incentive fee for fiscal 2016, 2017, and 2018. After 2018, the Managing Partner will be eligible to earn the management fee and the incentive fee. Pursuant to the Partnership Agreement, the Partnership will still be required to reimburse the Managing Partner for expenses incurred in managing the Partnership. Those reimbursable costs totaled $165,000 for the period from sale of the Managing Partner through the end of the year and consisted of executive compensation, board fees and travel.

(5)	INVENTORIES

Inventories consisted of the following at December 31, 2017 and 2016 (in thousands):

	2017			2016
	Orchard	Branded Product	Total	Orchard	Branded Product	Total

Wet-in-shell	$-	$-	$-	$919	$-	$919
Dry-in-shell	3,355	-	3,355	4,527	-	4,527
Macadamia nut kernel	-	2,098	2,098	-	2,362	2,362
Finished goods	-	776	776	-	1,902	1,902
Farming supplies	131	-	131	135	-	135
Packaging, supplies and ingredients	-	253	253	-	584	584
Allowance for shrink and obsolescence	-	(194)	(194)	-	(136)	(136)

	$3,486	$2,933	$6,419	$5,581	$4,712	$10,293

(6)	LAND, ORCHARDS AND EQUIPMENT

Land, orchards and equipment, stated at cost, consisted of the following at December 31, 2017 and 2016 (in thousands):

	2017	2016
Land	$10,808	$10,745
Improvements	2,456	2,016
Machinery and equipment	12,557	11,891
Irrigation well and equipment	2,613	2,615
Producing orchards	76,073	76,073
Construction work-in-progress	263	-
Land, orchards and equipment (gross)	104,770	103,340
Less accumulated depreciation and amortization	57,792	54,850
Land, orchards and equipment (net)	$46,978	$48,490

Depreciation expense was $3.1 million and $2.9 million in 2017 and 2016, respectively.

(7)	SHORT-TERM AND LONG-TERM DEBT and lease obligations

Short-Term Debt – Revolving Credit Facility

As of the indicated dates, the Partnership had the following short and long-term debt outstanding (in thousands):

	December 31,	December 31,
	2017	2016
Long-Term Debt
Revolving Credit Facility (due 2020) (1)	$-	$8,150
2015 Bridge Loan	-	2,835
2010 Term Loan	-	3,762
2015 6-Year Term Loan (due 2021)	2,844	3,792
2015 20-Year Term Loan (due 2035)	4,607	4,936
Other	105	7
Total principal amount of long-term debt	7,556	23,482
Less: unamortized debt issuance costs	(111)	(163)
	7,445	23,319
Less: current portion of long-term debt	(1,015)	(13,155)
Total long-term debt outstanding	$6,430	$10,164

_________________

(1)	On July 13, 2017, the maturity date was extended to July 15, 2020.

The following table summarizes the Partnership’s principal maturities of its debt (in thousands):

	Payments Due by Period
	Total	2018	2019	2020	2021	2022	Remaining
Debt	$7,556	$1,028	$1,167	$1,169	$563	$273	$3,356

Credit Agreement with AgCredit PCA

On March 27, 2015, the Partnership and each of its wholly-owned subsidiaries, RHR (through June 2016), Royal and RHS, as the borrowers, and American AgCredit, PCA (“AgCredit PCA”), as lender and as agent for such other persons who may be added as lenders from time to time, entered into an Amended and Restated Credit Agreement that amended and restated the terms of the Partnership’s outstanding borrowings with AgCredit PCA (as it may be further amended, restated, modified or supplemented from time to time, the “PCA Credit Agreement”).

On July 13, 2017, the Partnership, Royal and RHS entered into the Seventh Amendment to Amended and Restated Credit Agreement (the “Seventh PCA Credit Agreement Amendment”) with AgCredit PCA. As a result, the PCA Credit Agreement was amended to (i) delete references to certain loans that were paid in full in May 2017, (ii) extend the maturity date of the Revolving Credit Facility (as defined below) by three years, and (iii) revise certain financial covenants in connection with the three-year extension, all of which was described in greater detail in a Current Report on Form 8-K filed by the Partnership on July 17, 2017, and as a subsequent event in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Set forth below is a summary of the borrowings provided for by the PCA Credit Agreement:

Revolving Credit Facility. The PCA Credit Agreement provides for a $9 million revolving credit facility (the “Revolving Credit Facility”). As a result of the Seventh PCA Credit Agreement Amendment, the maturity date was extended from July 15, 2017 to July 15, 2020. Advances under the Revolving Credit Facility bear interest based on an election made by the Partnership at the time of the advance at either LIBOR rates or at the base rate of the higher of (a) one-half of one percent (0.50%) per annum in excess of the latest Federal Funds Rate (as defined in the PCA Credit Agreement); and (b) the prime rate of interest in effect for such day as published from time to time in The Wall Street Journal. The Partnership is required to pay a fee of 0.375% per annum on the daily unused portion of the Revolving Credit Facility. The interest rate on the Revolving Credit Facility at December 31, 2017 was 5.25% per annum.

As of December 31, 2017 and December 31, 2016, the outstanding balance on the Revolving Credit Facility was $0 and $8.15 million, respectively.

2010 Term Loan. The PCA Credit Agreement governed a 2010 term loan of $10.5 million, which was scheduled to mature on July 1, 2020 (the “2010 Term Loan”). The 2010 Term Loan bore interest at a fixed rate of 6.5% per annum until March 27, 2015. Since that date the interest rate has been 6.0% per annum. The 2010 Term Loan was repaid in full in May 2017. As of December 31, 2016, the outstanding balance on the 2010 Term Loan was $3.762 million.

2015 6-Year Term Loan. The PCA Credit Agreement provided for the 2015 6-Year Term Loan of $5.25 million, which matures on March 27, 2021. The 2015 6-Year Term Loan bears interest at a fixed rate of 4.01% per annum. The Partnership used the proceeds of the 2015 6-Year Term Loan to replace working capital used to construct Phase 1 of the Partnership’s drying plant and to finance the construction of Phase 2 of its drying plant. As of December 31, 2017 and 2016, the outstanding balance on the 2015 6-Year Term Loan was $2.843 million and $3.792 million, respectively.

2015 Bridge Loan. In connection with the June 2015 acquisition by the Partnership of 736 acres of land, including improvements, 641 acres of macadamia nut trees, and windbreak trees (the “Becker Property Acquisition”), the PCA Credit Agreement was amended to provide for a bridge loan of $2.835 million (the “2015 Bridge Loan”), which was to mature on the earlier of (a)  July 15, 2017, or (b) the date that the Partnership or any of its wholly-owned subsidiaries receives net proceeds from any issuance of equity, subject to certain exceptions. The 2015 Bridge Loan originally bore interest at the base rate plus three quarters of one percent (0.75%) where the base rate (“Base Rate”) is the higher of (i) one half of one percent (0.5%) per annum in excess of the latest Federal Funds Rate, and (ii) the prime rate of interest in effect for such day as published from time to time in The Wall Street Journal. As of September 1, 2016, the interest rate on the 2015 Bridge Loan increased to the Base Rate plus 1.00%. As of April 15, 2017, the interest rate on the 2015 Bridge Loan increased to the Base Rate plus 1.25%. The proceeds of the 2015 Bridge Loan were used by the Partnership on June 16, 2015, for the Becker Property Acquisition. The 2015 Bridge Loan was repaid in full in May 2017.

Credit Agreement with AgCredit FLCA

Also in connection with the Becker Property Acquisition, the Partnership entered into a Credit Agreement, effective June 15, 2015 (as it may be amended, restated, modified or supplemented from time to time, the “FLCA Credit Agreement”), with American AgCredit, FLCA (“AgCredit FLCA”), providing for a $5.265 million 20-year term loan that matures on July 1, 2035 (“2015 20-Year Term Loan”). The 2015 20-Year Term Loan bears interest at a fixed rate of 5.29% per annum and requires quarterly payments, with fixed principal reductions, over the term. The FLCA Credit Agreement requires the maintenance of certain financial covenants, including a covenant requiring the Total Indebtedness to Consolidated EBITDA Ratio (as defined in the FLCA Credit Agreement) not to exceed 4.0 to 1.0 as of the last day of each calendar quarter commencing with the calendar quarter ending September 30, 2017. The Partnership used the proceeds of the 2015 20-Year Term Loan for the Becker Property Acquisition. The 2015 20-Year Term Loan is secured by a mortgage on the properties acquired in the Becker Property Acquisition. As of December 31, 2017 and 2016, the outstanding balance on the 2015 20-Year Term Loan was $4.607 million and $4.936 million, respectively.

Long-Term Debt – Fair Value

The estimated fair values of the Partnership’s financial instruments have been determined using a discounted cash flow model with similar terms and remaining maturities to that of the current financial instruments. The Partnership has not considered the lender fees in determining the estimated fair value.

The estimated fair values of the Partnership’s financial instrument are as follows at December 31, 2017 and 2016 (in thousands):

	2017		2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$7,556	$7,542	$15,332	$15,123
Revolving credit facility	-	-	8,150	8,150
	$7,556	$7,542	$23,482	$23,273

The inputs used in determining the fair value of the long-term debt and revolving credit facility are classified as Level 3 within the fair value measurement hierarchy. The Partnership’s policy is to recognize transfers in and/or out of a fair value hierarchy as of the end of the reporting period in which the event or change in circumstances causing a transfer occurred. The Partnership has consistently applied the valuation technique discussed in all periods presented.

Both the revolving credit loan and the term debt are collateralized by all personal and real property assets of the Partnership. The Credit Agreement contains certain restrictions associated with partner distributions, further indebtedness, sales of assets, and maintenance of certain financial covenants.

At December 31, 2017, the Partnership’s working capital was $19.1 million and its current ratio was 6.95-to-1 as compared to the Partnership’s working capital of $154,000 and its current ratio of 1.01-to-1 at December 31, 2016.

As of December 31, 2017, the Partnership was in compliance with the terms and conditions of the PCA Credit Agreement. As of December 31, 2016, the Partnership was not in compliance with the terms and conditions of the PCA Credit Agreement. The non-compliance at December 31, 2016 was waived by AgCredit PCA.

Land Lease Obligations

The Partnership leases the land underlying 1,601 acres of its orchards under long-term operating leases and one month-to-month lease, all of which expire through various dates between 2019 and 2045. Operating leases provide for changes in minimum rent based on fair value at certain points in time. Some of the land leases provide for additional lease payments based on USDA-reported macadamia nut price levels. The USDA-reported nut price for the crop year ended June 30, 2017 was $1.00 per WIS pound. Additional payments resulting from the USDA farm price for nuts were made to lessors in the aggregate amount of $75,000 in 2017 and $70,000 in 2016. Total lease rent recorded for all land operating leases was $182,000 in 2017 and $155,000 in 2016.

Operating leases for the Partnership as of December 31, 2017 are detailed in the following table (in thousands):

	Total	2018	2019	2020	2021	2022	Remaining
Operating leases
- Olson Trust (1)	757	43	43	37	37	37	560
- Other (2)	1,085	164	144	119	116	61	481
Total	$1,842	$207	$187	$156	$153	$98	$1,041

________________________________________
(1) Lease rent for leases with Olson Trust were cancelled subsequent to year end as part of the legal settlement. Additional details of the terms of the settlement agreement are described in Note 15 – Litigation Loss Contingencies and Note 16 – Subsequent Events below

(2) Lease rent for four leases expiring in 2028 or later will be renegotiated from 2018 through 2021 per current lease agreements.

Pursuant to the settlement agreement with the Olson Trust, the landlord for approximately 1,100 acres, the leases were cancelled and land and trees have been exchanged subsequent to year end. See Note 16 – Subsequent Events.

(8)	INCOME TAXES

The components of the Partnership’s gross income tax expense (benefit) for the years ended December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016
Currently payable	$64	$74
Deferred	-	(5)
Gross income tax expense	$64	$69

The provision for income taxes equates to the 3.5% federal tax rate applied to gross income (revenues less cost of revenues) for the years ended December 31, 2017 and 2016.

The components of the net deferred income tax liability reported on the consolidated balance sheets as of December 31, 2017 and 2016 are as follows (in thousands):

	2017	2016
Deferred tax assets:
Intangible assets	$111	$111
Inventory	31	31
Royal net operating losses	2,000	3,600
Gross deferred tax assets	2,142	3,742
Deferred income tax liabilities:
Land, orchards, and equipment	(1,156)	(1,156)
Gross deferred tax liabilities	(1,156)	(1,156)
Valuation allowance	(2,000)	(3,600)
Net deferred income tax liabilities	$(1,014)	$(1,014)

Royal is subject to taxation as a C Corporation at the 35% federal tax rate and 6.9% blended state tax rate on the corporation’s taxable income (loss) and a federal tax rate of 21% and 6% blended state tax rate for taxable income after 2017. As a result of the losses incurred by Royal for the years ended December 31, 2017 and 2016, the Partnership recorded a deferred tax asset of $2.0 million (adjusted for new tax rate) and $3.6 million, respectively, against which the Partnership recorded a valuation allowance equal to 100% of the deferred tax asset due to the uncertainty regarding future realization.

(9)	PARTNERS’ CAPITAL

Net losses are allocated 1% to the general partner and 99% to the holders of the Class A Units in proportion to the number of Class A Units held.

The Partnership successfully concluded its rights offering on May 9, 2017. The rights offering allowed existing unitholders of the Partnership to purchase an aggregate of 11.1 million Class A Units at $1.79 per Unit. The rights offering was fully subscribed and raised gross proceeds of approximately $19.869 million. The issuance of the Class A Units purchased upon exercise of the rights occurred on May 15, 2017, after which the Partnership had 22.2 million Class A Units outstanding. In conjunction with the closing of the rights offering, the Managing Partner made a $201,000 capital contribution to the Partnership to maintain its 1% ownership interest as required by the Partnership Agreement.

(10)	PENSION PLAN

The Partnership established a defined benefit pension plan in conjunction with the acquisition of farming operations on May 1, 2000. The plan covers employees who are members of a union bargaining unit. The projected benefit obligation includes the obligation for these employees related to their previous employer.

The following reconciles the changes in the pension benefit obligation and plan assets for the years ended December 31, 2017 and 2016 to the funded status of the plan and the amounts recognized in the consolidated balance sheets at December 31, 2017 and 2016 (in thousands):

	2017	2016
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$1,663	$1,611
Service cost	58	66
Interest cost	72	67
Actuarial loss	138	(5)
Benefits paid	(33)	(76)
Projected benefit obligation at end of year	$1,898	$1,663

Change in plan assets:
Fair value of plan assets at beginning of year	$1,265	$1,224
Actual return (loss) on plan assets	196	117
Employer contribution	78	-
Benefits paid	(33)	(76)
Fair value of plan assets at end of year	$1,506	$1,265

Funded status	$(392)	$(398)

Amounts recognized within non-current benefits in the consolidated balance sheets consist of:
Accrued pension liability (non-current)	$(392)	$(398)

The amounts recognized in accumulated other comprehensive loss at December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016
Net actuarial loss	$(188)	$(176)

No estimated net actuarial prior service cost will be amortized from accumulated other comprehensive loss into net periodic benefit cost for the year ended December 31, 2017.

The components of net periodic pension cost for the years ended December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016
Service cost	$58	$66
Interest cost	72	67
Expected return on plan assets	(70)	(66)
Amortization of net actuarial loss and prior service cost	1	9
Net periodic pension cost	$61	$76

The weighted average actuarial assumptions used to determine the pension benefit obligations at December 31, 2017 and 2016 and the net periodic pension cost for the years then ended are as follows:

	2017	2016
Pension benefit obligation:
Discount rate (1)	3.85%	4.39%
Compensation increase	2.00%	2.00%

Net periodic pension cost:
Discount rate (1)	3.85%	4.39%
Compensation increase	2.00%	2.00%
Expected return on plan assets	5.50%	5.50%

__________________________________________________

(1) The discount rate was determined based on an analysis of future cash flow projections of pension plans with similar characteristics and provisions.

The expected long-term rate of return on plan assets was based primarily on historical returns as adjusted for the plan’s current investment allocation strategy.

The Partnership employs an investment strategy whereby the assets in our portfolio are evaluated to maintain the desired targeted asset mix. The funds are invested in stock and fixed income funds. Stock funds include investments in large-cap, mid-cap and small-cap, and international companies. Fixed income securities include bonds, debentures and other fixed income securities. The target allocations for plan assets are currently 60% equity securities and 40% fixed income funds. The actual asset mix is evaluated on a quarterly basis and rebalanced if required to maintain the desired target mix. Therefore, the actual asset allocation does not vary significantly from the targeted asset allocation.

Fund accounts are measured by redemptive values as determined by the account administrator on the last business day of the year.

The fair values of the Partnership’s pension plan assets at December 31, 2017, by asset category are as follows (in thousands):

		Fair Value Measurement at December 31, 2017
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
Cash	$14	$14	$-
U.S. large-cap value	298	-	298	-
U.S. mid-cap value	302	-	302	-
U.S. small-cap value	151	-	151	-
International	151		151
Pooled fixed income	590	-	590	-
Total	$1,506	$14	$1,492	$-

The fair values of the Partnership’s pension plan assets at December 31, 2016, by asset category are as follows (in thousands):

		Fair Value Measurement at December 31, 2016
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
U.S. large-cap value	$263	$-	$263	$-
U.S. mid-cap value	256	-	256	-
U.S. small-cap value	255	-	255	-
Pooled fixed income	491	-	491	-
Total	$1,265	$-	$1,265	$-

The Partnership was required to make a contribution of $78,400 to the plan in 2017.

The following pension benefit payments, which reflect expected future services, as appropriate, are expected to be paid:

Years Ending December 31,	(in thousands)
2018	55
2019	73
2020	76
2021	83
2022	93
2023-2027	596

(11)	UNION BARGAINING UNIT INTERMITTENT EMPLOYEES SEVERANCE PLAN

Since the acquisition of the farming operations on May 1, 2000, the Partnership has provided a severance plan that covers union members that are not part of the defined benefit pension plan and are classified as intermittent employees per the bargaining unit agreements. The severance plan provides for the payment of eight days of pay for each year worked (upon the completion of three years of continuous service) if the employee becomes physically or mentally incapacitated, permanently laid off by the Partnership for reasons clearly beyond his or her control due to a permanent reduction in workforce, or reaches the age of 60 or older and terminates his or her employment with the Partnership. The Partnership accounts for the benefit by determining the present value of the future benefits based upon an actuarial analysis. The projected benefit obligation includes the obligation of previous employers which the Partnership acquired. As of December 31, 2017 and 2016, the projected benefit obligation is $380,000 and $387,000, respectively.

The following reconciles the changes in the severance benefit obligation and plan assets for the years ended December 31, 2017 and 2016 to the funded status of the plan and the amounts recognized in the consolidated balance sheets at December 31, 2017 and 2016 (in thousands).

	2017	2016
Change in severance obligation:
Severance obligation at beginning of year	$387	$409
Service cost	17	17
Interest cost	13	13
Actuarial loss	14	(2)
Benefits paid	(51)	(50)
Severance obligation at end of year	$380	$387

Change in plan assets:
Fair value of plan assets at beginning of year	$-	$-
Employer contribution	51	50
Benefits paid	(51)	(50)
Fair value of plan assets at end of year	$-	$-

Amounts recognized in the consolidated balance sheets consist of:
Accrued severance liability (current)	$(33)	$(52)
Accrued severance liability (non-current)	(347)	(335)
Net amount recognized	$(380)	$(387)

The amounts recognized in accumulated other comprehensive income (loss) at December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016
Net actuarial loss	$(44)	$(37)

There will be $607 in net actuarial loss that will be amortized from accumulated other comprehensive income into net periodic cost for the year ending December 31, 2018.

The components of net periodic cost for the years ended December 31, 2017 and 2016 were as follows (in thousands):

	2017	2016
Service cost	$17	$17
Interest cost	13	13
Amortization of net loss	1	1
Settlement loss	6	4
Net periodic pension cost	$37	$35

The net actuarial loss recognized in other comprehensive income in the year ended December 31, 2017 is $7,000. The net actuarial gain recognized in other comprehensive income in the year ended December 31, 2016 was $8,000.

	2017	2016
Weighted average assumptions
Discount rate	3.30%	3.70%
Rate of compensation increase	2.00%	2.00%

The discount rate was determined based on an analysis of interest rates for high-quality, long-term corporate debt. This analysis created a yield curve of annualized individual discount rates for a period from one to 30 years. The discount rate used to determine the severance benefit obligation as of the balance sheet date is the rate in effect at the measurement date. The same rate is also used to determine the net periodic cost for the fiscal year.

The Partnership expects to make $33,000 in contributions to the plan in 2018.

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid:

Years Ending December 31,	(in thousands)
2018	33
2019	32
2020	12
2021	20
2022	22
2023-2027	188

(12)	DEFINED CONTRIBUTION PLAN

The Partnership sponsors a defined contribution plan for its eligible salaried non-bargaining unit employees that provides for employee and employer contributions. Participating employees may contribute up to an amount not to exceed their covered compensation for the plan year, reduced by the participant’s salary reductions, subject to annual limits. The Partnership is required to make matching contributions to the plan and may make discretionary annual contributions to the plan. The Partnership’s matching contributions to the plan are equal to 50% of the first 4% of covered compensation contributed by participating employees. The Partnership’s discretionary contributions, if any, are allocated among participating employees based on age, length of service, and other criteria and are subject to annual limits. During the years ended December 31, 2017 and 2016, Partnership aggregate matching contributions were $28,000 and $44,000, respectively, and the Partnership had no discretionary contributions.

(13)	QUARTERLY OPERATING RESULTS (Unaudited)

The following chart summarizes selected unaudited quarterly operating results for the years ended December 31, 2017 and 2016 (in thousands, except per unit data):

	Revenues	Gross Profit	Net Income (Loss)	Net Income (Loss) per Unit
2017
1st Quarter	$8,105	$1,126	$(383)	$(0.03)
2nd Quarter	7,818	1,256	(585)	(0.03)
3rd Quarter	6,009	1,068	161	0.01
4th Quarter	10,263	3,057	1,994	0.09

2016
1st Quarter	$5,766	$1,511	$(629)	$(0.06)
2nd Quarter	6,088	1,354	(497)	(0.04)
3rd Quarter	7,566	1,792	(17)	-
4th Quarter	7,233	961	(853)	(0.08)

(14)	CONCENTRATION RISKS

Nut Purchase Agreements. In 2017, the Partnership has two lease agreements and one license agreement with Mauna Loa. The two lease agreements have a 99-year term with 63 and 64 years remaining. The license agreement has a term of 50 years with 14 years remaining. The payment terms of the lease and license agreements are 30 days after the end of month delivery. The Partnership relies upon the financial ability of the buyer of the Partnership’s nuts to abide by the payment terms of the nut purchase agreements. If the buyer was unable to pay for the macadamia nuts delivered by the Partnership, or if the buyer is late in payment, it could result in the Partnership’s available cash resources being depleted. If the buyer refuses to purchase the nuts, the Partnership would need to negotiate a nut purchase agreement with another buyer which might not be at the same terms or price. It is also possible that the Partnership might not be able to find a buyer for the nuts.

Nut Processing. The Partnership has contracted with an off-island processor to crack and de-shell the macadamia nut kernel. There are few processors located on the island of Hawaii, and they charge higher processing fees than do off-island processors. If the Partnership cannot maintain the off-island processing arrangements, alternatives would result in higher processing costs to the Partnership.

Source for Macadamia Nuts. All orchards owned or leased by the Partnership are located on the island of Hawaii. If some sort of major natural or man-made disaster were to strike the island and damage the orchards significantly, it would be difficult for the Partnership to replace that lack of local production with nuts purchased off-island.

Employees. As of December 31, 2017, the Partnership employed 297 people, of which 206 were seasonal employees and eight were part-time employees.  Of the total, 15 are in farming supervision and management, 267 are in production, maintenance and agricultural operations, 15 are in accounting and administration, and one in sales.

On January 8, 2017, the Partnership and the ILWU Local 142 agreed to two bargaining unit contracts, which are effective June 1, 2016 through May 31, 2019. These agreements cover all production, maintenance and agricultural employees of the Ka’u and Keaau orchards.

(15)	Litigation loss CONTINGENCIES

The Partnership is involved in various commercial claims, litigation and other legal proceedings that arise in the ordinary course of its business. The Partnership assesses these claims in an effort to determine the degree of probability and loss for potential accrual in its financial statements. In accordance with ASC 450, Contingencies, an accrual is recorded for a loss contingency when its occurrence is probable and damages are reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. Because legal proceedings are inherently unpredictable, and unfavorable resolutions can occur, assessing contingencies is highly subjective and requires judgments about uncertain future events. When evaluating contingencies, the Partnership may be unable to provide a meaningful estimate of loss or recovery due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, the ongoing discovery and/or development of information important to the matter.

Edmund C. Olson, as Trustee of The Edmund C. Olson Trust No. 2 vs. Royal Hawaiian Orchards, L.P. On February 14, 2017, the Partnership entered into a Definitive Terms of Settlement Agreement (the “Settlement Agreement”) with Edmund C. Olson as Trustee for the EDMUND C. OLSON TRUST No. 2 dated August 21, 1985 (the “Olson Trust”). The Settlement Agreement settles the lawsuit filed by the Olson Trust against the Partnership on January 22, 2015, seeking a declaratory judgment that the Partnership had breached the terms of the leases for the Greenshoe I Orchard and the Greenshoe II Orchard, on which 609 tree acres of macadamia nut orchards are situated. Pursuant to the settlement, each of the parties has released all claims against the other related to the lawsuit and the leases, other than claims related to enforcing the Settlement Agreement. The lawsuit was dismissed with prejudice on February 15, 2017, pursuant to a joint stipulation of dismissal. The settlement involves the termination of certain leases and the exchange of certain land and trees by the parties. Each party is responsible, effective as of July 1, 2017, for the operations of and receives the benefits from the orchards that are being transferred to it under the Settlement Agreement. With the exception of small parcels subject to legal partition, the exchange of land and orchards was completed on February 22, 2018. For additional details of the terms of the Settlement Agreement, see Note 16 – Subsequent Events below.

The settlement will be reflected in the financial statements beginning in the first quarter 2018 when the exchange of land and orchards was completed. The Partnership is currently evaluating the net impact of this transaction.

(16)	SUBSEQUENT EVENTS

Definitive Terms of Settlement Agreement with the Olson Trust

On February 22, 2018, the Partnership and Olson Trust completed substantially all of the transactions contemplated by the Settlement Agreement with the exception of small parcels subject to legal partition, including the parcel underlying the Partnership’s garage and field office. Pursuant to the Settlement Agreement, the Partnership gained ownership of 653 acres of land, which includes the land underlying 382 acres of its trees and the land underlying its husking and drying plants, and the Partnership will gain ownership of the land underlying its garage and field office. The Partnership relinquished 515 acres of leased land (the lease for 423 acres of which was scheduled to expire in 2034 and 92 acres of which was scheduled to expire in 2045), including 348 acres of owned trees, and 30 acres of owned land, including 24 acres of owned trees. For additional details of the terms of the Settlement Agreement, see Note 15 – Litigation Loss Contingencies above.

Definitive Agreement to sell its brands and macadamia nut snack business

On February 28, 2018, Royal entered into a definitive agreement to sell its brands and macadamia snack business to MacFarms, LLC (“MacFarms”). MacFarms will acquire from Royal all assets which are currently owned by Royal that are used in the marketing and retail sales of macadamia nuts under Royal’s trademark and trade-name brands, including but not limited to the ROYAL HAWAIIAN ORCHARDS® trademark, for 11,220,242 ordinary fully paid shares, approximately 13% of the issued shares, in Buderim Group Limited (ASX:BUG), the parent company of MacFarms. As part of the transaction, the Partnership will enter into a supply agreement with MacFarms to sell kernel at international prices. In addition, the Partnership and MacFarms will enter into agreements to process each other’s wet-in-shell nuts as needed and to explore joint investment in a processing facility in Hawaii. Three employees involved in the macadamia snack business will become employees of MacFarms.

In 2012, the Partnership established Royal to sell its bulk kernel and to supply its newly developed line of macadamia snacks under the brand name ROYAL HAWAIIAN ORCHARDS®, which together made up its branded products segment. In the first half of 2017, the Partnership began focusing more on its bulk macadamia kernel business with sales into Europe, Asia and the US. With the sale of its brands and the macadamia snack business, the Partnership will focus on its orchard business and its bulk kernel business which represents sales of macadamia kernel from its orchards and other Hawaiian orchards to MacFarms and other customers worldwide at prices higher than can be obtained by selling wet-in-shell in Hawaii.

For additional details of the terms of the Settlement Agreement, see the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2018.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with accountants on accounting and financial disclosures.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed in our reports filed or submitted to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that information is accumulated and communicated to management, including the principal executive and financial officer as appropriate, to allow timely decisions regarding required disclosures. The President and Principal Financial Officer of the Managing Partner evaluated the effectiveness of the Partnership’s disclosure controls and procedures as of December 31, 2017, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, the President and Principal Financial Officer concluded that, as of the end of the period covered by this report, the Partnership’s disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting

The Partnership’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and that receipts and expenditures of the Partnership are being made only in accordance with authorizations of management and directors of the Managing Partner of the Partnership; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Partnership’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

The Managing Partner conducted an evaluation of the effectiveness of the Partnership’s internal control over financial reporting based on the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation, the Partnership’s management concluded that our internal control over financial reporting was effective as of December 31, 2017.

Changes in Internal Control Over Financial Reporting

No changes were made to our internal control over financial reporting during the fourth quarter of 2017 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Partnership has no officers or directors. Instead, the officers and directors of the Managing Partner perform all management functions for the Partnership. Each director of the Managing Partner is elected for a term of one year. The Chairman of the board is also the President, CEO and CFO of the Managing Partner, with the business leadership experience that allows him to work with all the board members to provide direction, control and evaluation of the operations of the Partnership.

On November 9, 2017, the board of directors of the Managing Partner approved the nomination of all four members of the board to stand for re-election. On this date, Crescent River, the sole shareholder of the Managing Partner, approved the election of Messrs. Barry Blank, Mark Harding, James Kendrick and Bradford Nelson to serve as members of the board by written consent in lieu of an annual meeting of the sole shareholder.

Directors and Executive Officers

Directors are elected by the sole shareholder of the Managing Partner and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table shows information for the directors and executive officers of the Managing Partner:

Name	Age	Position with Royal Hawaiian Resources, Inc.
Bradford C. Nelson	51	Chairman of the Board, President, CEO, CFO and Secretary
Barry W. Blank	77	Director
Mark W. Harding	54	Director
James S. Kendrick	70	Director

Bradford C. Nelson. Mr. Nelson has served as a director since October 2009, as President and Secretary of the Managing Partner since May 2016, and as Chairman of the board, President, CEO, CFO and Secretary since May 2017. Mr. Nelson also serves as the Principal Financial Officer and Principal Accounting Officer for SEC reporting purposes. Since 2010, he has been President and owner of West Sedge, Inc., providing finance and management services to businesses and family offices, including companies owned by the Ebrahimi family and Mr. Fred Ebrahimi, the Partnership’s largest unitholder. Mr. Nelson is a CPA and served as an officer of other private and public companies in Colorado from 1994 until 2001, when he joined a company owned by the Ebrahimi family. He received his BSBA in Finance in 1989 and his Masters in Accountancy in 1991 from the University of Denver. In concluding that Mr. Nelson is qualified to serve as a director, the board considered, among other things, his global financial management experience and expertise and his tax and financial experience and understanding of GAAP.

Barry W. Blank. Mr. Blank has served as a director since December 2012. He has been a registered securities representative since 1968 and has served as Director for Divine Capital Markets since November 1, 2016. He was Vice President for Cantone Research from January 1, 2014 to October 31, 2016 and was a stock broker at Cantone Research from 2009 to 2010. He was branch manager of the investment firm of Murphy & Durieu from 2010 to 2013 and from 1998 to 2009. Mr. Blank was a member of the American Stock Exchange from 1978 until it was acquired by the New York Stock Exchange in 2008. He was a member of the New York Stock Exchange from 1981 until 2008. He has managed underwritings for over 40 companies, including both private placement and public offerings. He served on the Phoenix Police Department as a police officer from 1969 until he retired with honors in 2007. Mr. Blank has a B.S. in Business Administration from Fairleigh Dickinson University, M.S. in Education Administration from Hofstra University, and did post-graduate work at St. John’s University, New York and New York University. In concluding that Mr. Blank is qualified to serve as a director, the board considered, among other things, his more than 40 years of experience in the securities industry and his experience and expertise in public and private markets and in building stakeholder value.

James S. Kendrick. Mr. Kendrick has served as a director since June 2005. Mr. Kendrick has over 37 years of experience in the food processing industry. From 1998 until his retirement in 2007, Mr. Kendrick provided consulting services to various food companies, including Hamakua Macadamia Nut Company, Shade Foods and Mauna Loa Macadamia Nut Corporation. Mr. Kendrick held executive positions at Mauna Loa Macadamia Nut Corporation from 1983 to 1998, including Executive Vice President of Operations and President. Between 1978 and 1983, he was the Manager of the Honolulu Dole pineapple cannery. Mr. Kendrick worked for Kraft Foods as an engineering manager. He is a graduate of Northern Illinois University and Cornell’s Executive Development Program. In concluding that Mr. Kendrick is qualified to serve as a director, the board considered, among other things, his high degree of general manufacturing acumen and extensive macadamia growing, processing and marketing experience and expertise.

Mark W. Harding. Mr. Harding has served as a director since May 2016.  Mr. Harding is the President, Chief Executive Officer, Chief Financial Officer and a director of Pure Cycle Corporation, a NASDAQ traded water and wastewater services provider, where he has served in various capacities for over 27 years. Mr. Harding was responsible for the acquisition and management of Pure Cycle’s agricultural operations, consisting of approximately 16,700 acres of irrigated farm land and related water rights, until the sale of Pure Cycle’s farming segment in 2015. Mr. Harding previously worked in investment banking and public finance. Mr. Harding holds a B.S. Degree in Computer Science and a Master’s in Business Administration in Finance from the University of Denver. In determining Mr. Harding’s qualifications to serve as a director, the board considered, among other things, his extensive financial, operational and management experience as President and Chief Financial Officer of a publicly listed company qualifying him as an audit committee financial expert, his experience in water infrastructure, agriculture and irrigation systems as well as his general business experience.

Scott C. Wallace, Executive Vice President – Branded Products. Mr. Wallace has served as Executive Vice President – Branded Products since May 2017. He served as President of Royal from August 2013 to May 2017. He served as President and Chief Executive Officer of the Managing Partner from October 2013 to May 2016 and as interim Principal Financial Officer from November 2014 to May 2016. He served as executive vice president, sales and marketing from January 2012 to August 2013. He served as a director of the Managing Partner from June 2007 to December 2012. Prior to his employment with the Managing Partner, Mr. Wallace performed consulting work with private equity firms and high net worth individuals on potential acquisitions and minority share investments primarily in privately owned companies. He was President and CEO of Fruit Patch, one of the largest processor/marketers of fresh fruit in the United States specializing in peaches, plums, nectarines, grapes, and specialty fruits from 2009 through 2011. Mr. Wallace has spent over 25 years in progressively more senior management positions in the consumer goods industry. From 2006 through 2009, he managed offices throughout the world which market and distribute the Singer, Husqvarna Viking and Pfaff brand sewing machine brands at SVP Worldwide, a Kohlberg & Company owned business. Prior to joining SVP Worldwide, he was Chairman, President and Chief Executive Officer of Gardenburger, Inc. until taking the company private in 2006. Previously, he was president and Chief Executive Officer of Mauna Loa Macadamia Nut Corporation until 2001. He has also served in management capacities with Jacobs Suchard (1988 through 1994), Eastman Kodak Company (1985 through 1988) and Procter & Gamble (1978 through 1985). Mr. Wallace provides broad general management and executive level sales and marketing expertise. Mr. Wallace received his Bachelor of Arts in International Business Management and Marketing from San Francisco State University. Pursuant to the sale of the Royal Hawaiian Orchards brands and snack business, Mr. Wallace will become an employee of MacFarms at closing which is anticipated to be in March 2018.

Board and Committee Meetings; Special Meeting Attendance

The board of directors of the Managing Partner currently consists of four members. The board has two committees — the Audit Committee and the Combined Committee (as defined below). The members of each committee are set forth below.

Director	Audit Committee	Combined Committee
Barry W. Blank	X	X
James S. Kendrick	X	Chair
Mark W. Harding	Chair	X

The number of board and committee meetings held during 2016 is set forth below.

	Board	Audit Committee	Combined Committee
Number of 2017 Meetings	2	4	2

All directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by each committee on which such director served.

Audit Committee

The current members of the Audit Committee are Mr. Harding (Chairman), Mr. Blank and Mr. Kendrick. The board of directors of the Managing Partner has determined that each member of the Audit Committee is independent in accordance with the listing standards of the NYSE rules and the SEC rules governing audit committees. In addition, the board has determined that Mr. Harding qualifies as an “audit committee financial expert” as defined by the SEC by reason of his understanding of and the application of GAAP, his education and his work experience. See Mr. Harding’s biography under “Directors and Executive Officers of the Managing Partner” above.

The functions to be performed by the Audit Committee include the appointment, retention, compensation and oversight of the Partnership’s independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors, and the review and approval of related-party transactions and other matters that could involve a conflict of interest. The Audit Committee Charter is available on the Partnership’s website at www.rholp.com.

Nominating, Governance and Compensation Committee (the “Combined Committee”)

The current members of the Combined Committee are Mr. Kendrick (Chairman), Mr. Blank and Mr. Harding. The board has determined that each member of the Combined Committee is “independent” within the meaning of the listing standards of the NYSE. The Combined Committee is responsible for recommending to the board individuals qualified to serve as directors and on committees of the board. The Combined Committee oversees the Partnership’s compensation and employee benefit plans and practices, including its executive and director compensation plans, and reviews and discusses with management the Compensation Discussion and Analysis to be included in the Partnership’s annual proxy statement or annual report on Form 10-K. The Combined Committee advises the board on the board’s composition, procedures, and committees, develops and recommends to the board a set of Corporate Governance Guidelines applicable to the Partnership, and oversees the evaluation of the board. The Charter of the Combined Committee and the Corporate Governance Guidelines are available on the Partnership’s website at www.rholp.com.

The Combined Committee establishes procedures for evaluating the suitability of potential director nominees. Unitholders may recommend candidates for the board of directors by submitting such recommendation in writing to the Managing Partner. The factors considered for a director of the Managing Partner are (1) professional qualification, (2) number of other boards on which the candidate serves, (3) other business and professional commitments, (4) the need of the board of directors for having certain skills and experience, and (5) the diversity of the directors then comprising the board. The Combined Committee evaluates a candidate based upon the factors described above and based upon a written resume and then the CEO and Committee interview the candidate. The Combined Committee determines whether or not to recommend the candidate to the board of directors.

The Combined Committee determines the executive and director compensation based upon the Partnership’s financial performance, the applicable executive’s performance and market conditions. The Combined Committee recommends to the board for its determination the level of compensation for the executive officers. The Combined Committee is solely responsible for the recommendation of executive officers’ salaries, bonuses and benefit compensation. The Combined Committee has not utilized compensation consultants in determining or recommending the amount or form of executive or director compensation. The President and CEO provides recommendations to the Combined Committee for those executive officers which report directly to him.

Executive Committee of Royal

For six months during 2017, Royal had an Executive Committee consisting of Mr. Nelson and Mr. Kendrick to manage the performance of the branded product segment. The Executive Committee of Royal met six times.

Code of Ethics

The board of directors of the Managing Partner has adopted a Code of Ethics applicable to directors, officers, employees, and contractors of the Managing Partner and the Partnership. The Code of Ethics is available on the Partnership’s website at www.rholp.com. The Partnership will post any amendments to the Code of Ethics, or waivers of any provisions thereof, to the Partnership’s website.

Communications with the Board

Unitholders and others may send written communications directly to the board addressed to: board of Directors of Royal Hawaiian Resources, Inc., 390 Interlocken Crescent, Suite 350, Broomfield, Colorado 80021. Any such communication may be directed to the attention of the Chairman of the board or the Chair of any board committee or to the non-management or independent directors. Any such communications should include the following: (a) the name of the person sending the communication; (b) a statement in reasonable detail specifying the issue or concern; and (c) the contact information of the sender (at a minimum, phone number and address). Nothing stated in this paragraph shall override any requirements imposed on any communications under the Partnership Agreement (as amended) or other governing documents or by any law, rule or regulation.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Exchange Act, the directors and executive officers of the Managing Partner and persons who are beneficial owners of more than 10% of the Units of the Partnership (the “Reporting Persons”) are required to file reports of their ownership and changes in ownership of Units with the SEC and furnish the Partnership with copies of such reports. Based solely upon the review of the copies of the reports submitted to the Partnership and written representations from the Reporting Persons, the Partnership believes that all Reporting Persons complied with the applicable Section 16(a) requirements of the Exchange Act during 2017, except that director James S. Kendrick filed a late Form 3 related to joining the board in 2005 and one late Form 4 reporting one purchase transaction in 2006.

ITEM 11.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation of Executive Officers

Through the execution of its charter, the Combined Committee recommends to the board of directors all of the forms of compensation for named executive officers, including base salary, bonus plan, defined contribution plan and related goals. Executive compensation is determined by the Committee and approved by the board of directors of the Managing Partner based upon the Partnership’s financial performance, the personal performance of the executive and by market conditions. It is the Committee’s intention to set totals for the executive officers for cash compensation sufficiently high enough to attract and retain a strong motivated leadership team. The board of directors of the Managing Partner has the discretion to terminate or modify incentive plans and adjust or disapprove executive bonus payouts. The board of directors of the Managing Partner can approve discretionary incentives based upon individual performance in one’s area of responsibility.

We are committed to maximizing unitholder value and dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of unitholders and employees through compensation programs that will reward employees for performance that builds long-term unitholder value.

Elements of Compensation

We have a pay-for-performance philosophy and programs that are designed to be aligned with the interests of the business as well as its unitholders. A significant portion of possible total direct compensation of senior management is dependent on actual performance measured against short-term goals, which are approved annually by the board of directors of the Managing Partner. We offer no equity-based incentives or long-term deferred compensation.

The elements of total compensation for executive officers include:

Compensation Element	Role in Total Compensation
Base Salary	Provides a fixed level of compensation for performing day-to-day responsibilities, competency.

Attracts and retains qualified individuals.

Short-term Incentive Plan	Rewards annual Partnership performance.

Aligns participant's compensation with short-term financial and operational objectives of the Partnership.

Provides a competitive, performance-based cash award based on pre-determined Partnership goals that measure the execution of the business strategy over a one-year period.

Benefits	Attracts and retains executive talent and keeps the Partnership competitive.

Health and Welfare	Provides security pertaining to health and welfare risks in a flexible manner to meet individual needs.

Savings Plan	Provides limited perquisites consistent with the Partnership's business strategy.

Defined Contribution Plan	Provides a competitive retirement benefit.

Termination Benefits	Provides specific total compensation terms in situations of involuntary termination or change in control.

Ensures executives act in the best interests of unitholders in times of heightened uncertainty.

Base Salary. Base salaries for executive officers reflect a balance of market conditions, role, individual competency and attraction and retention considerations. Increases in base pay for executive officers are based primarily on individual performance and competitive considerations. Mr. Nelson’s was paid $82,000 for 2016 (a partial year) and $160,000 for 2017. Mr. Nelson’s compensation was increased to $180,000 effective June 1, 2017, in recognition of the strong performance and commitment to the Partnership. In addition, Mr. Nelson was awarded a discretionary bonus of $132,000 as discussed below. Mr. Nelson does not receive any benefits from the Partnership. Mr. Wallace’s base salary was $262,000 for 2016 and 2017. Mr. Wallace did not receive a bonus or salary increase in 2017.

Short-term Incentive Plan. The Partnership’s short-term incentive plan for executives and other eligible employees provides for incentives based upon (1) financial performance as measured by net income against that in the operating plan and (2) individual performance as measured by the achievement of strategic objectives and personal contribution to our success. In 2017, the short-term incentive plan for Mr. Nelson included goals for improving financial reporting, addressing liquidity issues, and improving management and operations of the Partnership. In 2017, the short-term incentive plan for the Mr. Wallace included goals for increasing distribution and gross sales of branded products, improving internal operating systems, launching new products, and managing the processing of nuts at budgeted costs. The plans also included strategic objectives, including undisclosed targets, the disclosure of which, the Partnership believes would cause competitive harm. Each component is measured against financial targets and Partnership objectives set at the beginning of the year as approved by the board of directors of the Managing Partner based on the operating budget and strategic plan. The bonus compensation level and related payment require board of director approval and are subject to the Partnership’s financial condition and the board’s discretion. In recognition of Mr. Nelson’s significant contributions to the Partnership and commitment beyond expectations, including completion of a successful rights offering, the Olson Settlement, achieving cost reductions, and increasing Partnership profitability, Mr. Nelson was awarded a discretionary bonus in 2017 of 132,000. The board of directors did not award a discretionary bonus to Mr. Wallace in 2017.

Defined Contribution Plan. We sponsor a defined contribution plan for our eligible salaried non-collective bargaining unit employees that provides for employee and employer contributions. Participating employees may contribute up to an amount not to exceed their covered compensation for the plan year, reduced by the participant’s salary reductions, subject to annual limits. We are required to make matching contributions to the plan and may make discretionary annual contributions to the plan. Our matching contributions to the plan are equal to 50% of the first 4% of covered compensation contributed by participating employees. Our discretionary contributions, if any, are allocated among participating employees based on age, length of service, and other criteria, and are subject to annual limits.

We do not have a defined benefit plan for non-collective bargaining unit employees. As such, we are not responsible for making any payments on the retirement of any of its present executive officers.

Summary Compensation Table

The following table summarizes the total compensation for services rendered during the fiscal years ended 2017 and 2016 paid to all individuals serving as executive officers during 2017.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position (1)	Year	($)	($)	($)(2)(3)	($)

Scott C. Wallace, Executive Vice President - Branded Products and Former President of the Managing Partner	2017	262,000	-	12,000	274,000
	2016	262,000	-	12,000	274,000
Bradford C. Nelson, President, CEO and CFO of the Managing Partner	2017	160,000	132,000	33,000	325,000
	2016	81,968	-	43,000	124,968

_______________

(1)	Change in executive officers in 2016

Scott Wallace was President and CEO of Royal and the Managing Partner through May 18, 2016. Bradford Nelson was a director and became President of the Managing Partner on May 18, 2016.

(2)	Includes the following automobile allowance provided to Mr. Wallace by the Partnership:

2017	$12,000
2016	$12,000

(3)	Consists entirely of cash compensation for Mr. Nelson’s service as a director of the Managing Partner.

Outstanding Equity Awards at Fiscal Year-End

No named executive officer has any outstanding equity awards. We do not presently have any equity incentive plans.

Employment and Severance Agreements

We have an employment agreement with one executive — Scott C. Wallace, Executive Vice President – Branded Products of Royal. Effective January 1, 2012, we hired Scott C. Wallace, a former director of the Managing Partner, for the position of executive vice president of sales and marketing. He was appointed President of Royal on August 27, 2013 and served as President and CEO of the Managing Partner from October 1, 2013 through May 18, 2016. His compensation includes a minimum base salary of $262,000 per annum and a vehicle allowance of $1,000 per month. His employment offer letter does not provide for a guaranteed term of employment but requires the payment of a minimum severance benefit of six months of base pay, or $131,000, in the event his employment is involuntarily terminated for other than Just Cause. He is eligible to participate in the short-term incentive compensation plan under which his bonus, if any, will be determined at the discretion of the board of directors of the Managing Partner. Mr. Wallace receives standard benefits in accordance with the Partnership’s benefit policies. This employment agreement does not provide payments triggered solely by a change of control of the Partnership. The employment agreement provides for severance should Mr. Wallace be terminated without cause.

Director Compensation

Directors of the Managing Partner received a quarterly retainer of $6,250 in 2017. Additionally, each director receives a meeting fee of $1,000 per meeting. Members of the Managing Partner’s Audit Committee receive a meeting fee of $1,000 per meeting, with the chairman of the Audit Committee receiving an additional $1,000 per meeting. The Chairman of the board receives an additional $3,000 per meeting. Members of the Managing Partner’s Combined Committee receive a meeting fee of $1,000, with the chairman of this Committee receiving an additional $2,000 per meeting. The Chairman of the board of Royal receives a meeting fee of $1,000 per meeting. The non-executive member of the Executive Committee of Royal receives $1000 per meeting. There are no other agreements or arrangements, including no stock or stock option plans, between the Managing Partner and its directors.

Amounts reflected in the table below represent compensation paid for the year December 31, 2017.

2017 Director Compensation Table (All amounts represent fees earned or paid in cash)

						Meeting Fee -	Chairman Fee -
			Meeting			Combined	Combined
		Meeting	Fee -			Nominating,	Nominating,
		Fee -	Chairman	Meeting	Chairman	Governance,	Governance,	Royal
		Board of	of the	Fee - Audit	Fee - Audit	and	and	Executive
	Retainer	Directors	Board	Committee	Committee	Compensation	Compensation	Committee	Total
Name	($)	($)	($)	($)	($)	Committee ($)	Committee ($)	($)	($)

Barry W. Blank	25,000	2,000	-	4,000	-	2,000	-	-	33,000
Mark W. Harding	25,000	2,000	-	4,000	4,000	2,000	-	-	37,000
James S. Kendrick	25,000	2,000	-	4,000	-	2,000	4,000	6,000	43,000
Bradford C. Nelson	25,000	-	6,000	-	-	2,000	-	-	33,000

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

The following table sets forth information as of March 2, 2018, as to the beneficial ownership of the Partnership’s Units by (i) each person (or group of affiliated persons) known to the Partnership to own beneficially 5% or more of the Units, (ii) each director of the Managing Partner, (iii) each executive officer of the Managing Partner and (iv) all directors and executive officers of the Managing Partner as a group. All information is based on information filed by such persons with the SEC and other information provided by such persons to the Partnership. Except as otherwise indicated, the Partnership believes that each of the beneficial owners listed has sole investment and voting power with respect to such Units. On March 2, 2018, there were 22,200,000 Units outstanding. There are no Units deemed to be beneficially owned by virtue of a right of a person to acquire Units within 60 days of March 2, 2018.

			Percent
	Class A		of
	Units		Class A
Name and Address of Beneficial Owner	Owned		Units
Barry W. Blank**	1,737,000		7.8%
Mark W. Harding**	-
James S. Kendrick**	1,500		*
Bradford C. Nelson**	18,701	(1)	*
Scott C. Wallace**	-
All directors and executive officers as a group (5 persons)	1,757,201		7.9%

Farhad Fred and Mary Wilkie Ebrahimi
Husband and Wife
191 University Blvd., Suite 246
Denver, CO 80206	17,156,765	(2)	77.3%

__________________

* Less than 1%

** Address is the Partnership’s address: 688 Kinoole Street, Suite 121, Hilo, Hawaii 96720.

(1)

Excludes 935,726 Class A Units owned by Crescent River Agriculture LLC. Mr. Nelson is a member of Crescent River Agriculture LLC, but he has no voting or investment control over the Class A Units held by Crescent River Agriculture LLC. Mr. Nelson disclaims beneficial ownership of the Class A Units held by Crescent River Agriculture LLC, except to the extent of his pecuniary interest therein.

(2)

This disclosure is based on a Schedule 13D/A filed by Mr. and Mrs. Ebrahimi on May 19, 2017, and subsequently filed Forms 4. Mr. and Mrs. Ebrahimi have shared voting and dispositive power over all Units owned. Crescent River, which is controlled by the Ebrahimis, owns the 1% general partnership interest.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related-Party Transactions

The Partnership owned 100% of the stock of the Managing Partner through June 30, 2016, when it was purchased by Crescent River. Therefore, the Managing Partner’s operations have been included in the Partnership’s consolidated financial statements for 2015 and the six months ended June 30, 2016. On June 30, 2016, the Partnership sold all of the issued and outstanding shares of capital stock of the managing Partner to Crescent River for $224,000. Crescent River is controlled by the Ebrahimis, so the sale of the Managing Partner effectively resulted in giving the Ebrahimis control of the Partnership. Mr. Nelson, President and director of the Managing Partner, is also a non-controlling member of Crescent River. The sale of the Managing Partner and the terms of the purchase agreement were approved by the three independent directors of the board, without the participation of Mr. Nelson and after full disclosure to the independent board members of Mr. Nelson’s interest in Crescent River. Under the terms of the Partnership Agreement, the Partnership reimburses the Managing Partner for its reasonable and necessary business expenses (which consist primarily of compensation costs, board of directors’ fees, insurance costs and office expenses). The Managing Partner is entitled to receive from the Partnership on or about February 15 of each year a management fee equal to 2% of the Partnership’s operating cash flow. Prior to the sale to Crescent River, the Managing Partner had waived all management fees to which it was entitled under the Partnership Agreement. The Managing Partner is also entitled to receive an annual incentive fee of 0.5% of the aggregate fair market value of the Units for the preceding calendar year, provided that net cash flow (as defined in the Partnership Agreement) for the preceding calendar year exceeds certain specified levels. The incentive fee has not been earned by the Managing Partner for at least 15 years. As part of the purchase by Crescent River, the Managing Partner agreed to waive both the management fee and the incentive fee for fiscal 2016, 2017, and 2018. After 2018, the Managing Partner will be eligible to earn the management fee and the incentive fee.

Review, Approval or Ratification of Transactions with Related Persons

The board has adopted a written code of ethics for the Partnership, which is available on our website at www.rholp.com. Under our code of ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their supervisor or an executive officer of the Managing Partner, who then reviews and submits any violation or proposed transaction to our audit committee.

In addition, the board has adopted written Corporate Governance Guidelines, which apply to our executive officers and directors and are available on our website at www.rholp.com. If any executive officer of the Partnership has an unavoidable conflict of interest or seeks a waiver of any other provision of the code of ethics, the executive officer must notify the board and the board must consider the conflict or waiver request. The board must approve any waiver of the code of ethics for executive officers.

If a director has an actual or potential conflict of interest, the director must inform the board, which shall determine what action, if any, is required, including whether the director should excuse himself from discussion or voting with respect to the matter. In the case of a conflict of interest that is of an ongoing and material nature, the director may be asked to tender his or her resignation.

Director Independence

The board has determined that Messrs. Blank, Kendrick and Harding are independent directors under the NYSE independence standards. Mr. Nelson became President of the Managing Partner on May 18, 2016 and no longer qualifies as independent.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Pre-Approval Policies and Procedures

Pursuant to our Audit Committee Pre-Approval Policy, all audit and non-audit services performed by our auditors must be approved in advance by the Audit Committee of the board to assure that such services do not impair the auditors’ independence from the Partnership. Under the policy, the Audit Committee may pre-approve any services to be performed by our auditors up to 12 months in advance. The Audit Committee may delegate pre-approval authority to one or more of its members. In accordance with its policies and procedures, the Audit Committee pre-approved 100% of the audit and non-audit services performed by our auditors EKS&H LLLP (“EKS&H”) for our consolidated financial statements as of and for the years ended December 31, 2017 and 2016, respectively.

Fees Paid to Our Auditors

Audit Fees. Fees billed by our auditors, EKS&H, during 2017 and 2016 for the audit of the Partnership’s consolidated financial statements included in this Annual Report on Form 10-K and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q amounted to $116,500 and $104,100, respectively.

Audit Related Fees. No audit related fees were billed in 2017 by EKS&H. Fees billed in 2016 by EKS&H for the 2016 audit of Royal Hawaiian Macadamia Nut, Inc. were $19,000.

Tax Fees. Fees related to tax compliance services provided by EKS&H amounted to $6,250 for 2017 and $6,650 for 2016.

All Other Fees. Fees billed in 2017 by EKS&H for services provided in conjunction with the Rights Offering amounted to $3,862. No other fees were billed in 2016 by EKS&H.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Documents filed as part of this Annual Report on Form 10-K

	1.	Consolidated Financial Statements

See Index to Consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K.

	2.	Consolidated Financial Statement Schedules

Financial statement schedules are omitted because they are not applicable or the required information is contained in the consolidated financial statements or notes thereto.

	3.	Exhibit List

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Exhibit	Filing Date
3. Articles of Incorporation and By-Laws:
1	Certificate of Limited Partnership of the Partnership, as amended, as filed with the Delaware Secretary of State		S-1	3.4	11/6/2013
2	Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 1, 2012, as amended by Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2013, as amended by Second Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of February 15, 2017		10-K	3.2	3/15/2017
4. Instruments Defining the Rights of Security Holders:
1	Form of Class A Certificate of Limited Partnership		S-1/A	3.2	4/18/1986
2	Form of Depository Receipt		S-1/A	3.2	4/18/1986
10. Material Contracts:
1	Lease between the Trustees of the Estate of Bernice Pauahi Bishop (“Trustees of the Bishop Estate”) and Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) dated October 7, 1983, but effective as of January 1, 1975		S-1/A	10.4	4/18/1986
2	Lease between Ka’u Agribusiness Co., Inc. (“KACI”) and Mauna Loa Orchards, L.P. (“MLO”), dated December 22, 1986		10-K	10.7	3/31/1987
3	Form of Ka’u Orchards Farming Lease between KACI and MLO, dated August 11, 1989, but effective July 1, 1989		S-1/A	10.12	10/20/1989
4	Form of Cash Flow Warranty Agreement among KACI, Mauna Kea Agribusiness Company, Inc. and the Partnership, dated as of July 1, 1989		S-1/A	10.16	10/20/1989
5	Form of Assignment of Partial Interest in Lease No. 15,020 and Consent from MLO to the Partnership		S-1/A	10.25	10/20/1989
6	Form of Assignment of Partial Interest in Lease No. 16,859 and Consent from MLO to the Partnership		S-1/A	10.26	10/20/1989
7	Form of Assignment of Partial Interest in Lease No. 20,397 and Consent from MLO to the Partnership		S-1/A	10.27	10/20/1989

	8	Form of Assignment of Lease from MLO to the Partnership relating to Lease from the Trustees of the Bishop Estate	S-1/A	10.28	10/20/1989
	9	Form of Lease from the Trustees of the Bishop Estate to MLO	S-1/A	10.34	10/20/1989
	10	Form of Lease No. 15,020 from the Trustees of the Bishop Estate to MLO	S-1/A	10.35	10/20/1989
	11	Form of Amendments to Lease No. 15,020 from the Trustees of the Bishop Estate	S-1/A	10.36	10/20/1989
	12	Form of Lease No. 16,859 from the Trustees of the Bishop Estate to the Hawaiian Agricultural Company (a predecessor of KACI)	S-1/A	10.37	10/20/1989
	13	Form of Amendments to Lease No. 16,859 from the Trustees of the Bishop Estate	S-1/A	10.38	10/20/1989
	14	Form of Lease No. 20,397 from the Trustees of the Bishop Estate to C. Brewer and Company, Limited (“CBCL”)	S-1/A	10.39	10/20/1989
	15	Form of Amendments to Lease No. 20,397 from the Trustees of the Bishop Estate to CBCL	S-1/A	10.40	10/20/1989
	16	Lease from the Trustees of the Bishop Estate to Mauna Loa	S-1/A	10.42	10/20/1989
	17	Agricultural License Agreement, dated as of September 12, 1979, between the Partnership (as assignee of IASCO) and Mauna Loa (IASCO Orchards)	10-Q	10.85	11/9/2011
	18	Amendment of Leases and License, dated July 14, 2010, by and between the Partnership and Mauna Loa	10-K	10.25	3/28/2014
	19	Agricultural Lease Agreement, dated as of September 12, 1979, between the Partnership (as assignee of IASCO) and Mauna Loa (IASCO Orchards)	10-Q	10.86	11/9/2011
	20	Amendment of Leases and License, dated July 14, 2010, by and between the Partnership and Mauna Loa	10-K	10.26	3/28/2014
	21	Agricultural Lease Agreement, dated as of September 21, 1981, between the Partnership (as assignee of IASCO) and Mauna Loa (IASCO Orchards)	10-Q	10.87	11/9/2011
	22	Amendment of Leases and License, dated July 14, 2010, by and between the Partnership and Mauna Loa	10-K	10.27	3/28/2014
	23	Ka’u Orchards Year 2000 Farming Lease, dated as of May 1, 2000, between the Partnership and Ka’u Agribusiness Co., Inc.	8-K	10.3	5/9/2000
*	24	Employment Offer Letter, dated as of December 6, 2011, with Mr. Scott C. Wallace	10-K	10.88	3/28/2012
	25	Amended and Restated Credit Agreement among the Partnership, the Managing Partner, Royal and RHS, collectively Borrowers and each, a Borrower, and American AgCredit, PCA, as Lender and as Agent for such other persons who may be added as Lenders from time to time, dated as of March 27, 2015	10-K	10.27	3/31/2015
	26	First Amendment to Amended and Restated Credit Agreement among the Partnership, Royal, and the other wholly owned subsidiaries of the Partnership, collectively Borrowers and each, a Borrower, and American AgCredit, PCA, as Agent for such other persons who may be added as Lenders from time to time, dated as of June 15, 2015	8-K	10.2	6/22/2015
	27	Second Amendment to Amended and Restated Credit Agreement, among the Partnership, Royal, and the other wholly owned subsidiaries of the Partnership, collectively Borrowers and each, a Borrower, and American AgCredit, PCA, as Agent for such other persons who may be added as Lenders from time to time, dated as of June 29, 2015	10-Q	10.3	8/14/2015

28	Third Amendment to Amended and Restated Credit Agreement, by and among and American AgCredit, PCA, as Agent for such other persons who may be added as Lenders from time to time, and the Partnership, the Managing Partner, RHS, and Royal, collectively Borrowers and each, a Borrower, dated as of September 22, 2015	10-Q	10.1	11/16/2015
29	Fourth Amendment to Amended and Restated Credit Agreement and Waiver among the Partnership, the Managing Partner, RHS, and Royal, as Borrowers, and American AgCredit, PCA, as Agent, dated as of March 11, 2016	8-K	10.1	3/16/2016
30	Fifth Amendment to Amended and Restated Credit Agreement and Consent among the Partnership, the Managing Partner, RHS, and Royal, as Borrowers, and American AgCredit, PCA, as Agent, dated as of June 30, 2016	8-K	10.3	7/6/2016
31	Sixth Amendment to Amended and Restated Credit Agreement and Waiver among the Partnership, RHS, and Royal, as Borrowers, American AgCredit, PCA, as Agent, and the Lenders, dated as of January 12, 2017	8-K	10.1	1/13/2017
32	Seventh Amendment to Amended and Restated Credit Agreement among the Partnership, RHS, and Royal, as Borrowers, American AgCredit, PCA, as Agent, and the Lenders, dated as of July 13, 2017	8-K	10.1	7/17/2017
33	Acquisition Agreement between the Partnership and Geyser Asset Management, Inc., as agent for the tenant in common investors listed therein, dated as of April 13, 2015	8-K	10.1	4/17/2015
34	Credit Agreement dated as of June 15, 2015 between the Partnership, as Borrower, and American AgCredit, FLCA, as Lender	8-K	10.1	6/22/2015
35	First Amendment to Credit Agreement and Waiver between the Partnership, as Borrower, and American AgCredit, FLCA, as Lender, dated as of March 11, 2016	8-K	10.2	3/16/2016
36	Second Amendment to Credit Agreement and Waiver between the Partnership, as Borrower, and American AgCredit, FLCA, as Lender, dated as of January 12, 2017	8-K	10.2	1/13/2017
37	Stock Purchase Agreement by and between the Partnership and Crescent River Agriculture LLC, dated as of June 30, 2016	8-K	10.1	7/6/2016
38	Management and Incentive Fee Waiver Agreement by and between the Partnership and the Managing Partner, dated as of June 30, 2016	8-K	10.2	7/6/2016
39	Waiver Agreement among the Partnership, RHS, and Royal, as Borrowers, and American AgCredit, PCA, as Agent, dated as of November 9, 2016	10-Q	10.1	11/14/2016
40	Definitive Terms of Settlement Agreement, dated February 14, 2017, between the Partnership and EDMUND C. OLSON TRUST No. 2 dated August 21, 1985	8-K	10.1	2/16/2017

	41	Asset Purchase Agreement, dated February 28, 2018, by and among Buderim Group Limited, an Australia corporation; MacFarms, LLC, a Hawaii limited liability company and wholly owned subsidiary of Buderim Group Limited as Buyer; and Royal as Seller		8-K	10.1	2/28/2018
11.1	Statement re: Computation of Net Income (Loss) per Class A Unit		X
21.1	List of Subsidiaries		X
31.1	Form of Rule 13a-14(a) [Section 302] Certification — Principal Executive and Financial Officer		X
32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 — Principal Executive and Financial Officer		+
101

Financial statements from the Annual Report on Form 10-K for the year ended December 31, 2017 of the Partnership, formatted in XBRL: (i) Consolidated Balance Sheets as of December 31, 2017, and December 31, 2016, (ii) Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2017, and December 31, 2016, (iii) Consolidated Statements of Partners’ Capital for the years ended December 31, 2017, and December 31, 2016, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2017, and December 31, 2016, and (v) Notes to Consolidated Financial Statements

X

+  Furnished, not filed.

*  Management contract or compensatory plan or arrangement.

(b)	Exhibits

The exhibits at Item 15(a)(3) above are filed pursuant to the requirements of Item 601 of Regulation S-K.

(c)	Other Financial Statement Schedules.

Schedule I – audited balance sheet of Royal Hawaiian Resources, Inc., the general partner, as of December 31, 2017.

ITEM 16.	FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL HAWAIIAN ORCHARDS, L.P.
(Registrant)
	By:	ROYAL HAWAIIAN RESOURCES, INC.
(Managing Partner)

March 9, 2018	By:	/s/ Bradford C. Nelson
Bradford C. Nelson
President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Bradford C. Nelson	President (Principal Executive, Financial and Accounting Officer) and	March 9, 2018
Bradford C. Nelson	Director of Royal Hawaiian Resources, Inc. (Managing Partner)

/s/ Barry W. Blank	Director of Royal Hawaiian Resources, Inc. (Managing Partner)	March 9, 2018
Barry W. Blank

/s/ James S. Kendrick	Director of Royal Hawaiian Resources, Inc. (Managing Partner)	March 9, 2018
James S. Kendrick

/s/ Mark W. Harding	Director of Royal Hawaiian Resources, Inc. (Managing Partner)	March 9, 2018
Mark W. Harding

Schedule I

ROYAL HAWAIIAN RESOURCES, INC.

Balance Sheet

and

Independent Auditors’ Report

December 31, 2017

ROYAL HAWAIIAN RESOURCES, INC.

INDEPENDENT AUDITORS' REPORT

Board of Directors

Royal Hawaiian Resources, Inc.

Broomfield, CO

We have audited the accompanying financial statements of Royal Hawaiian Resources, Inc., which are comprised of the balance sheet as of December 31, 2017, and the related notes to the financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS' RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Royal Hawaiian Resources, Inc.

Page Two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Hawaiian Resources, Inc. as of December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

EKS&H LLLP

March 9, 2018

Boulder, Colorado

Royal Hawaiian Resources, Inc.

Balance Sheet

(in thousands)

December 31,
2017

Assets

Current assets
Cash	$38
Total current assets	38
Investment	585
Total assets	$623

Liabiliies and Shareholder's Equity

Current liabilities
Accounts payable	$8
Total current liabilities	8

Shareholder’s equity
Common stock, no par value, 1,000 shares authorized, issued, and outstanding	1
Additional paid in capital	649
Accumulated deficit	(35)
Total shareholder’s equity	615
Total liabilities and shareholder’s equity	$623

See accompanying notes to financial statement.

Royal Hawaiian Resources, Inc.

Notes to Financial Statement

OPERATIONS AND OWNERSHIP

Royal Hawaiian Resources, Inc. (the “Company” or “RHR”) is a Hawaii corporation formed in 1986. It is the sole general partner and managing partner of Royal Hawaiian Orchards, LP (“RHO”), which is engaged in farming and marketing macadamia nuts. The managing partner is authorized, in general, to perform all acts necessary to carry out the purposes and conduct the business of RHO, which RHR does through its directors and officers. The managing partner may be removed or replaced by the affirmative vote of the holders of units representing 66 2/3% of the limited partnership interests of RHO.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash. Cash includes unrestricted demand deposits with banks and all highly liquid deposits with an original maturity of less than three months.

Investment in Partnership. The general partnership interest in RHO is unregistered and non-transferrable. Management analyzed the investment in partnership under the variable interest entity and voting interest rules and determined that the investment is an equity method investment. Investment in partnership is recorded at cost plus the Company’s share of RHO's cumulative income or losses and distributions.

Income Taxes. The Company is subject to taxation as a C Corporation at rates up to 35% (21% after 2017) for federal tax rate and 6.4% for state tax on its taxable income (loss), if any.

Management evaluates uncertain income tax positions for the Company utilizing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At December 31, 2017, management believes there was no uncertain income tax position. RHR has loss carryforwards of $104 thousand in which it has recorded a valuation allowance due to the uncertainty of income from RHO.

RELATED-PARTY TRANSACTIONS

RHR is the managing partner and owns a 1% general partnership interest in RHO. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership, dated as of October 1, 2012, as amended November 1, 2013, and February 15, 2017 (the “Partnership Agreement”), RHR is also entitled to an annual management fee equal to 2% of Operating Cash Flow (as defined by the Partnership Agreement) and an incentive fee if net cash flow of RHO exceeds certain levels defined in the Partnership Agreement. The management fee has been waived by RHR since 2005. The incentive fee has not been earned by RHR for at least 15 years. In June 2016, RHR agreed to waive both the management fee and the incentive fee for fiscal 2016, 2017, and 2018. After 2018, RHR will be eligible to earn the management fee and the incentive fee. Pursuant to the Partnership Agreement, RHO will still be required to reimburse RHR for expenses incurred in managing RHO. $26 thousand of accounts receivable have been included in shareholder’s equity.

RHR is indirectly owned by a limited partner of RHO who owns, directly or indirectly, over two-thirds of RHO’s Class A units.